Exhibit 2.1

BUSINESS COMBINATION AGREEMENT

AND PLAN OF MERGER

by and among

EVEREST CONSOLIDATOR ACQUISITION CORPORATION,

UNIFUND FINANCIAL TECHNOLOGIES, INC.,

UNIFUND MERGER SUB INC.,

CREDIT CARD RECEIVABLES FUND INCORPORATED,

UNIFUND HOLDINGS, LLC,

USV, LLC

and, solely for the purposes of Sections 10.4, 10.12, 12.3, 13.6 and 13.16,

EVEREST CONSOLIDATOR SPONSOR, LLC

dated as of May 19, 2023

i

INDEX OF EXHIBITS AND ANNEXES

Exhibit A	Reorganization Steps

Exhibit B	Form of Registration Rights and Lock-up Agreement

Exhibit C	Form of Amended and Restated Certificate of Incorporation of New PubCo

Exhibit D	Form of Amended and Restated Bylaws of New PubCo

Annex I	Target Company Group Prior to the Reorganization

v

BUSINESS COMBINATION AGREEMENT AND PLAN OF MERGER

This Business Combination Agreement and Plan of Merger, dated as of May 19, 2023 (this “Agreement”), is made and entered into by and among Everest Consolidator Acquisition Corporation, a Delaware corporation (“SPAC”), Unifund Financial Technologies, Inc., a Delaware corporation (“New PubCo”), Unifund Merger Sub Inc., a Delaware corporation and a direct, wholly owned subsidiary of New PubCo (“Merger Sub” and together with New PubCo and Merger Sub, the “Acquisition Entities” and each an “Acquisition Entity”), Unifund Holdings, LLC, a Delaware limited liability company (“Holdings”), Credit Card Receivables Fund Incorporated, an Ohio corporation (“CCRF”), USV, LLC, an Ohio limited liability company (“USV” and together with Holdings and CCRF, the “Target Companies” and each, a “Target Company”), and, solely for the purposes of Sections 10.4, 10.12, 12.3, 13.6 and 13.16, Everest Consolidator Sponsor, LLC, a Delaware limited liability company (“Sponsor”). SPAC, New PubCo, Merger Sub, CCRF, Holdings and USV are sometimes collectively referred to herein as the “Parties,” and each of them is sometimes individually referred to herein as a “Party.” Capitalized terms used herein without definition have the respective meanings ascribed to them in Section 1.1.

RECITALS

WHEREAS, SPAC is a blank check company incorporated for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses;

WHEREAS, New PubCo is a newly formed Delaware corporation, and was formed for the purposes of the Transactions, including to act as the publicly traded parent company after the Closing;

WHEREAS, Merger Sub is a newly formed, direct, wholly owned Subsidiary of New PubCo, and was formed for the purposes of the Transactions;

WHEREAS, the Target Companies, directly and indirectly through their respective Subsidiaries, are in the business of purchasing, managing, servicing and liquidating distressed consumer receivables and certain related or complimentary businesses, including consumer facing and financial technology (the “Business”);

WHEREAS, prior to the Closing, the Target Company Equityholders shall cause the steps set forth on Exhibit A (the “Reorganization Steps”) to be taken (such transactions, collectively, the “Reorganization”) and, as a result, the Target Companies will hold, directly or indirectly, all of the rights, assets and liabilities of the Business;

WHEREAS, upon the terms and subject to the conditions of this Agreement, Merger Sub will merge with and into SPAC, with SPAC surviving such merger as a direct, wholly owned subsidiary of New PubCo in accordance with Section 251(g) of the DGCL (as defined below) (the “Merger”);

WHEREAS, upon the terms and subject to the conditions of this Agreement and that certain Contribution and Exchange Agreement, dated as of the date hereof (the “Contribution and Exchange Agreement”), by and among New PubCo and the Target Company Equityholders, and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), the General Corporation Law of the State of Ohio (the “OGCL”), the Ohio Revised Limited Liability Company Act (the “OLLCA”) and the Ohio Revised Uniform Limited Partnership Act (the “ORULPA”), as applicable, among other things contemplated by the Contribution and Exchange Agreement, (a) Rosenberg will contribute 100% of the stock of CCRF and 100% of the stock of Unifund Corporation, an Ohio corporation (“Unifund Corporation”), beneficially owned by Rosenberg to New PubCo in exchange for the issuance of New PubCo Common Stock to Rosenberg (the “CCRF Contribution and Exchange”), (b) Rosenberg, not individually but solely as trustee of the TER Trust (the “TER Trust”) will contribute 100% of the interests in Payce, LLC, an Ohio limited liability company (“Payce”), beneficially owned by TER Trust to New PubCo in exchange for the issuance of New PubCo Common Stock to TER Trust (the “TER Contribution and Exchange”), (c) ZB Partnership will contribute all of its Equity Interests in each of Holdings, USV, Distressed Asset Portfolio I, LLC, an Ohio limited liability company (“DAP I”) and Distressed Asset Portfolio IV, LLC, an Ohio limited liability company (“DAP IV”), to New PubCo in exchange for the issuance of New PubCo Common Stock to ZB Partnership (the “ZB Contribution and Exchange” and together with the CCRF Contribution and Exchange and the TER Contribution and Exchange, the “New PubCo Exchanges”), and (d) immediately thereafter, New PubCo will contribute the Equity Interests in each of Holdings and USV received by New PubCo in the ZB Contribution and Exchange to CCRF, (the “New PubCo Contribution” and together with the CCRF Contribution and Exchange, the TER Contribution and Exchange and the ZB Contribution and Exchange, the “Contributions and Exchanges”) and, as a result of the Contributions and Exchanges, New PubCo will directly own (i) 100% of the outstanding Equity Interests of CCRF and 100% of the outstanding Equity Interests in Unifund Corporation beneficially owned by Rosenberg prior to the CCRF Contribution and Exchange, (ii) 100% of the outstanding Equity Interests in Payce beneficially owned by TER Trust prior to the TER Contribution and Exchange and (iii) 100% of the outstanding Equity Interests in DAP I and DAP IV beneficially held by ZB Partnership prior to the ZB Contribution and Exchange (constituting 25% of the outstanding Equity Interests of each of DAP I and DAP IV), and CCRF will own 100% of the outstanding Equity Interests of each of Holdings and USV;

WHEREAS, to the greatest extent permitted under Law, for U.S. federal income tax purposes, the Parties intend that the New PubCo Exchanges and the Merger, taken together with other relevant transactions (including the payments made pursuant to Section 10.4), qualify as a transaction described in Section 351 of the Code (the “Intended Tax Treatment”);

WHEREAS, the SPAC Board has (a) determined that the Merger and the other Transactions, taken as a whole, are fair to, advisable and in the best interests of, SPAC and the SPAC Stockholders, (b) approved this Agreement, the Ancillary Agreements to which SPAC is contemplated to be a party, the Merger and the other Transactions to which SPAC is contemplated to be a party, (c) recommended the approval and adoption of this Agreement and the Transactions by the SPAC Stockholders and (d) recommended the approval and adoption of the SPAC Public Warrant Amendment by the holders of the SPAC Public Warrants;

WHEREAS, each Target Company Board has (a) determined that the Contributions and Exchanges and the other Transactions are fair to, and in the best interests of, the Target Companies and the Target Company Equityholders, (b) approved this Agreement, the Ancillary Agreements to which the applicable Target Company or any of its Subsidiaries is contemplated to be a party, the Contributions and Exchanges and the other Transactions to which the applicable Target Company or any of its Subsidiaries is contemplated to be a party and (c) recommended the approval and adoption of this Agreement and the Transactions by the Target Company Equityholders;

WHEREAS, the New PubCo Board has (a) determined that the Transactions are fair to, and in the best interests of, New PubCo and (b) approved this Agreement, the Ancillary Agreements to which it is a party, the Merger, the Contributions and Exchanges and the other Transactions to which it is a party;

WHEREAS, the Merger Sub Board has (a) determined that this Agreement, the Merger and the other Transactions are fair to, and in the best interests of, Merger Sub and New PubCo (as the sole stockholder of Merger Sub), (b) approved this Agreement, the Merger and the other Transactions and (c) recommended the approval and adoption of this Agreement and the Merger by New PubCo (as the sole stockholder of Merger Sub);

WHEREAS, in furtherance of the Merger and in accordance with the terms hereof, SPAC shall provide an opportunity to the SPAC Stockholders to have their outstanding shares of SPAC Class A Common Stock redeemed on the terms and subject to the conditions set forth in this Agreement and the SPAC Governing Documents in connection with obtaining the SPAC Stockholder Approval;

WHEREAS, as a condition and inducement to the Target Companies’ willingness to enter into this Agreement, simultaneously with the execution and delivery of this Agreement, the Sponsor executed and delivered to the Target Companies a Sponsor Support Agreement (the “Sponsor Support Agreement”) pursuant to which the Sponsor has agreed to, among other things, (a) support and vote all of its voting securities of SPAC to adopt and approve this Agreement and the other documents contemplated hereby and the Transactions, (b) comply with certain transfer restrictions applicable to its SPAC Securities (and any other equity securities of SPAC or New PubCo for which such SPAC Securities are exchanged or into which such SPAC Securities are converted), on the terms and subject to the conditions set forth in the Sponsor Support Agreement, (c) subject to, and conditioned upon the occurrence of, the Closing, waive any adjustment to the conversion ratio set forth in the SPAC Governing Documents or any other anti-dilution or similar protection, in each case, with respect to SPAC Class B Common Stock (and any other equity securities of SPAC or New PubCo for which the shares of SPAC Class B Common Stock are exchanged or into which the shares of SPAC Class B Common Stock are converted), (d) forfeit a number of shares of SPAC Class B Common Stock held by the Sponsor immediately prior to the Closing and (e) subject a specified number of shares of New PubCo Common Stock issuable upon exchange of shares of SPAC Class B Common Stock to a performance-based vesting schedule, upon the terms and subject to the conditions set forth in the Sponsor Support Agreement;

WHEREAS, following the date hereof and prior to the Closing, SPAC and the Sponsor intend to enter into Non-Redemption Agreements with certain investors (each, a “Non-Redemption Agreement” and collectively, the “Non-Redemption Agreements”), pursuant to which SPAC and the Sponsor are expected to, among other things, provide certain supports to such investors in exchange for each such investor’s agreement to, among other things, not redeem such investor’s SPAC Class A Common Stock; and

WHEREAS, as a condition and inducement to SPAC’s willingness to enter into this Agreement, simultaneously with the execution and delivery of this Agreement, the Target Company Equityholders executed and delivered to New PubCo a Company Equityholder Voting and Support Agreement (the “Holder Support Agreement”) pursuant to which each Target Company Equityholder has agreed to, among other things, (a) support and vote (whether pursuant to a duly convened meeting of the Target Company Equityholders or pursuant to an action by written consent of the Target Company Equityholders) in favor of the adoption and approval of this Agreement and the other documents contemplated hereby and the Transactions, including the Contributions and Exchanges, (b) consummate, or cause the Target Company Group to consummate, the Reorganization in accordance with the Reorganization Steps, (c) comply with certain transfer restrictions applicable to the Target Company Equity held by such Target Company Equityholder, in each case, on the terms and subject to the conditions set forth in the Holder Support Agreement and (d) take, or cause to be taken, any actions necessary, advisable or proper to effect the Transactions, including the Reorganization and the Contributions and Exchanges.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement and intending to be legally bound hereby, SPAC, New PubCo, Merger Sub, CCRF, Holdings and USV agree as follows:

ARTICLE 1

CERTAIN DEFINITIONS

Section 1.1.   Definitions.   As used herein, the following terms shall have the following meanings:

“Acceptable Confidentiality Agreement” means a confidentiality agreement that contains confidentiality provisions applicable to the relevant person that has made a Competing Proposal that are no less favorable in the aggregate to any member of the Target Company Group than those contained in the Confidentiality Agreement, it being understood that such confidentiality agreement need not prohibit the making or amendment of a Competing Proposal.

“Acquisition Entities” or “Acquisition Entity” has the meaning specified in the Preamble.

“Acquisition Transaction” means, a transaction or a series of transactions (other than the Transactions) not otherwise permitted by this Agreement and/or the Ancillary Agreements involving (a) the sale or divestiture (whether directly or indirectly) of all or any part of the business or assets of member of the Target Company Group or (b) the sale or issuance of, or any similar investment in, any equity securities (or securities convertible or exchangeable into equity securities) or profits of any member of the Target Company Group, in each case of clause (a) and (b) of this definition, whether such transaction (or any portion of a series of transactions) takes the form of a merger, consolidation, business combination, recapitalization, capital stock exchange, sale of shares or other equity interests, sale of assets, issuance of debt securities, management Contract, joint venture or partnership, or otherwise, and including any transaction resulting from a Competing Proposal or a Superior Proposal.

“Action” means any notice of noncompliance or violation, any claim, demand, action, suit, charge, complaint, audit, examination, assessment, arbitration, mediation or inquiry, or any proceeding, hearing, investigation or enforcement action, by or before any Governmental Authority.

“Affiliate” means, with respect to any specified Person, any other Person that, directly or indirectly, controls, is controlled by, or is under common control with, such specified Person, whether through one or more intermediaries or otherwise. The term “control” (including the terms “controlling,” “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by Contract or otherwise. For the avoidance of doubt, the Sponsor shall be deemed an Affiliate of SPAC and SPAC an Affiliate of Sponsor, in each case, prior to the Merger Effective Time, for all purposes hereunder.

“Affordable Care Act” means the Patient Protection and Affordable Care Act including the Health Care and Education Reconciliation Act of 2010, as amended and including any guidance issued thereunder.

“Agreement” has the meaning specified in the Preamble.

“Agreement End Date” has the meaning specified in Section 12.1(f).

“Ancillary Agreements” means the Contribution and Exchange Agreement, the Registration Rights and Lock-up Agreement, the Sponsor Support Agreement, the Holder Support Agreement, the Non-Redemption Agreements and all the agreements, documents, instruments and certificates entered into or delivered in connection herewith or therewith and any and all exhibits and schedules thereto.

“Anti-Bribery Laws” means the anti-bribery and anti-corruption provisions of the U.S. Foreign Corrupt Practices Act of 1977, as amended, the UK Bribery Act 2010 and all other applicable anti-corruption and anti-bribery Laws.

“Anti-Money Laundering Laws” means all applicable laws or regulations of the United States of America, the European Union and its Member States and any jurisdiction applicable to the Target Companies or any of their respective Subsidiaries that relate to money laundering, counter-terrorist financing or record keeping and reporting requirements relating to money laundering or counter-terrorist financing.

“Antitrust Authorities” means the antitrust or competition Law authorities of any jurisdiction (whether United States, foreign or multinational).

“Antitrust Information or Document Request” means any request or demand for the production, delivery or disclosure of information, data, documents or other evidence, or any request or demand for the production of witnesses for interviews or depositions or other oral or written testimony, by any Antitrust Authorities relating to the transactions contemplated hereby or by any third party challenging the transactions contemplated hereby, including any civil investigative demand made or issued by any Antitrust Authority or any subpoena, interrogatory or deposition.

“Antitrust Laws” has the meaning specified in Section 10.1(a).

“Applicable Entities” has the meaning specified in Section 7.9(a).

“AST” means American Stock Transfer & Trust Company, LLC, a New York limited liability trust company.

“Audited Financial Statements” has the meaning specified in Section 4.9(a).

“Available Cash” means an amount equal to, without duplication, (a) the amount of cash available to be released from the Trust Account as of immediately prior to, or concurrently with, the Closing (net of the SPAC Share Redemption Amount), plus (b) the sum of all cash and cash equivalents of SPAC on hand held outside of the Trust Account immediately prior to the Closing, plus (c) the sum of all cash net proceeds received by SPAC, New PubCo and/or the Target Companies from any Pre-Closing Financing prior to, or upon the Closing; minus (d) the aggregate amount required to repay any outstanding Working Capital Loans; minus (e) the aggregate amount of all Outstanding Target Company Transaction Expenses; minus (f) the aggregate amount of all Outstanding SPAC Transaction Expenses.

“Benefit Plan” means any compensation and/or benefit plan, program, arrangement, agreement or other commitment, including each (i) employment, consulting, severance, termination, pension, retirement, supplemental retirement, excess benefit, profit sharing, bonus, incentive, sales incentive, commission, management objective program, deferred compensation, retention, transaction, change in control and similar plan, program, arrangement, agreement or other commitment, (ii) stock option, restricted stock, stock unit, performance stock, stock appreciation, stock purchase, deferred stock, phantom equity or other compensatory equity or equity-based plan, program, arrangement, agreement or other commitment, (iii) savings, life, health, welfare, post-employment welfare, disability, accident, medical, dental, vision, cafeteria, insurance, flexible spending, adoption/dependent/employee assistance, tuition, vacation, relocation, paid-time-off, other fringe benefit and any other benefit or compensation plan, program, arrangement, agreement or other commitment, including in each case, each “employee benefit plan” as defined in Section 3(3) of ERISA (whether or not subject thereto) and (iv) any trust, escrow, funding, insurance or other agreement related to any of the foregoing.

“Business” has the meaning specified in the Recitals.

“Business Combination” has the meaning specified in Article II of the SPAC Charter as in effect on the date hereof.

“Business Combination Proposal” means any offer, inquiry, proposal or indication of interest (whether written or oral, binding or non-binding, and other than an offer, inquiry, proposal or indication of interest with respect to the Transactions), relating to a Business Combination.

“Business Day” means a day other than a Saturday, Sunday or a legal holiday on which commercial banks in New York, New York or Cincinnati, Ohio are authorized or required by Law to close.

“CCRF Contribution and Exchange” has the meaning specified in the Recitals.

“Certificate of Merger” has the meaning specified in Section 2.3(a).

“Closing” has the meaning specified in Section 2.4.

“Closing Company Financial Statements” has the meaning specified in Section 7.3(b).

“Closing Date” has the meaning specified in Section 2.4.

“COBRA” has the meaning specified in Section 4.15(d).

“Code” means the Internal Revenue Code of 1986, as amended.

“Collection Authorizations” means any license, permit, certificate, consent, order, grant, covenant, approval, registration, non-objection, notice or other authorization of and from any person (including any Governmental Authority) that is necessary or required under any Collection Requirements, or that is issued, granted, or given pursuant to any Collection Requirements.

“Collection Filings” means any approval, consent, ratification, permission, waiver, notice, non-objection, registration, filing or other authorization related or pertaining to the Collection Authorizations that is required to be obtained or made in connection with the Transactions prior to the Closing.

“Collection Requirements” means any and all Laws or Contracts with Governmental Authorities relating or pertaining to the business of debt collection, loan or debt servicing, debtor solicitation, credit reporting, lending and extension of credit, and any similar or related activities.

“Competing Proposal” means any inquiry, proposal or offer made by any person (other than SPAC or any of its Affiliates) or “group,” within the meaning of Section 13(d) of the Exchange Act (other than one including SPAC or any of its Affiliates), for any Acquisition Transaction.

“Confidentiality Agreement” has the meaning specified in Section 13.10.

“Contracts” means any legally binding contracts, agreements, arrangements, subcontracts, leases, licenses and sublicenses licenses (including all other legally-binding contracts, agreements or binding arrangements concerning Intellectual Property), purchase orders, debt instruments, mortgages, bonds, notes, debentures, commitments, undertakings and other instruments or obligations of any kind, whether oral or written, in each case, including any amendments, supplements and modifications thereto.

“Contribution and Exchange Agreement” has the meaning specified in the Recitals.

“Contributions and Exchanges” has the meaning specified in the Recitals.

“COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions, variations or mutations thereof or related or associated epidemics, pandemic or disease outbreaks.

“COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester, safety or other similar Law, guidelines or recommendations promulgated by any Regulatory Authority, in each case, in connection with or in response to COVID-19, and in each case, applicable to any Target Company and/or its Subsidiaries.

“D&O Indemnified Parties” has the meaning specified in Section 7.9.

“DAP I” has the meaning specified in the Recitals.

“DAP IV” has the meaning specified in the Recitals.

“Data Partners” has the meaning specified in Section 4.23(a).

“DGCL” has the meaning specified in the Recitals.

“Disclosure Letter” means, as applicable, the Target Company Disclosure Letter or SPAC Disclosure Letter.

“Dollars” or “$” means lawful money of the United States.

“Environmental Laws” means any and all applicable Laws relating to Hazardous Materials, pollution, or the protection of the environment or natural resources, or protection of human health or safety (with respect to exposure to Hazardous Materials).

“Equity Adjustment” has the meaning specified in Section 1.4.

“Equity Interests” means (a) in the case of a corporation, any and all shares (however designated) of capital stock, (b) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of capital stock, (c) in the case of a partnership or limited liability company, any and all partnership, membership or limited liability company interests (whether general or limited) or units (whether common or preferred), (d) in any case, any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person and (e) in any case, any right to acquire any of the foregoing. Notwithstanding the foregoing, no Class B membership interest of any series of DAP IV shall constitute an Equity Interest hereunder.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” of any Person means any Affiliate or other business, whether or not incorporated, that together with such Person would at any relevant time be deemed to be a “single employer” within the meaning of Section 414(b), (c), (m) or (o) of the Code or Section 4001(b) of ERISA.

“Events” has the meaning specified in the definition of SPAC Material Adverse Effect.

“Exchange” has the meaning specified in the Recitals.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Agent” has the meaning specified in Section 3.3.

“Exchange Agent Agreement” has the meaning specified in Section 3.3.

“Export Approvals” has the meaning specified in Section 4.27(a).

“Extension” has the meaning specified in Section 8.3.

“First Sponsor Backstop Amount” has the meaning specified in Section 10.4.

“First Tax Reimbursement Amount” means the lesser of (i) the estimated amount, determined in good faith by ZB Partnership in consultation with New PubCo and Sponsor, of the U.S. federal and applicable state income tax liabilities that will be incurred by the members of ZB Partnership for the taxable year that includes the Closing Date that are incurred as a result of the Transactions (including the application of Code Section 357(c) (or an analogous provision of applicable state Tax Law), or, without duplication, Code Section 752(b) (or an analogous provision of applicable state Tax Law)) to the ZB Contribution and Exchange (calculated without regard to any net income allocations for the period ending on the Closing Date except to the extent cash distributions are made by any members of the Target Company Group in respect of such allocations prior to the Closing Date) and (ii) $3,000,000.

“First Tax Reimbursement Date” means January 31, 2024.

“GAAP” means generally accepted accounting principles in the United States as in effect from time to time.

“Governing Documents” means the legal document(s) (as amended, modified, restated or supplemented from time to time) by which any Person (other than an individual) establishes its legal existence or which govern its internal affairs. For example, the “Governing Documents” of a U.S. corporation are its certificate of incorporation and bylaws, the “Governing Documents” of a U.S. limited partnership are its limited partnership agreement and certificate of limited partnership and the “Governing Documents” of a U.S. limited liability company are its operating agreement and certificate of formation, and in each case analogous documents in the jurisdiction of incorporation of the relevant Person.

“Governmental Authority” means any federal, state, provincial, municipal, regional, local or foreign government or political subdivision thereof, governmental or quasi-governmental authority, regulatory or administrative body or agency (including any data protection regulators or supervisory authorities), governmental commission, department, board, bureau, agency or instrumentality, legislature or executive or any court, tribunal, administrative hearing body, arbitral body (public or private) or other similar dispute-resolving panel or body.

“Governmental Authorization” has the meaning specified in Section 4.5.

“Governmental Order” means any order, judgment, injunction, ruling, directive, decree, writ, stipulation, determination, verdict, binding decision, consent or award, in each case, entered by or with any Governmental Authority.

“Hazardous Material” means any (a) material, substance, chemical, waste, product, derivative, compound, mixture, solid, liquid, mineral or gas, in each case, whether naturally occurring or man-made, that is hazardous, acutely hazardous, toxic, or a pollutant or contaminant, or words of similar import or regulatory effect under Environmental Laws; (b) petroleum or petroleum derived products, (c) asbestos or asbestos-containing material, (d) polychlorinated biphenyl, (e) per- or polyfluoroalkyl substances and (f) other substance, material or waste that is regulated under any Environmental Law or as to which liability or standards of conduct may be imposed pursuant to Environmental Law.

“Holder Support Agreement” has the meaning specified in the Recitals.

“Indebtedness” means with respect to any Person, without duplication, any obligations, contingent or otherwise (together with accrued and unpaid interest thereon and any prepayment premium, or other penalties and any fees, costs and expenses thereunder due upon repayment thereof), in respect of (a) the principal of and premium (if any) in respect of all indebtedness of such Person for borrowed money, including accrued interest and any per diem interest accruals or cost associated with prepaying any such indebtedness solely to the extent such indebtedness is prepaid, (b) the principal and interest components of capitalized lease obligations of such Person under GAAP, (c) amounts drawn (including any accrued and unpaid interest) on letters of credit, bank guarantees, bankers’ acceptances and other similar instruments (solely to the extent such amounts have actually been drawn) under which such Person is the applicant or guaranteed party, (d) the principal of and premium (if any) in respect of obligations evidenced by bonds, debentures, notes, debt securities, loans, credit agreements and similar instruments of such Person, (e) payment obligations of a third party secured by (or for which the holder of such payment obligations has an existing right, contingent or otherwise, to be secured by) any Lien, other than a Permitted Lien, on assets or properties of such

Person, whether or not the obligations secured thereby have been assumed, (f) the termination value of interest rate protection agreements and currency obligation swaps, hedges or similar arrangements (without duplication of other indebtedness supported or guaranteed thereby), (g) the principal component of all obligations of such Person to pay the deferred and unpaid purchase price of property and equipment which have been delivered, including “earn outs” and “seller notes,” and (h) breakage costs, prepayment or early termination premiums, penalties, or other fees or expenses payable by such Person as a result of the consummation of the Transactions in respect of any of the items in the foregoing clauses (a) through (g), and (i) all Indebtedness of another Person referred to in clauses (a) through (h) above guaranteed directly or indirectly, jointly or severally, by such Person.

“Indemnified Substantial Shareholders” has the meaning specified in Section 7.9(a).

“Intellectual Property” means any and all intellectual property and proprietary rights throughout the world, including: (a) patents, patent applications and any reissue, continuation, continuation-in-part, revision, division, extension or reexamination thereof, (b) trademarks, logos, service marks, trade dress, trade names, slogans, brand names, corporate names and other source or business identifiers, and together with the goodwill associated with any of the foregoing (“Marks”), (c) copyrights, including those in Software and other works of authorship, database and design rights, and mask work rights, whether or not registered or published, (d) trade secrets and other intellectual property rights in know-how and confidential information, inventions (whether or not patentable or reduced to practice), technologies, processes, procedures, layouts, templates, tools, specifications, customer lists, supplier lists, business plans, formulae, discoveries, methods, techniques, ideas, designs and models (collectively, “Trade Secrets”), (e) intellectual property rights in Software, data and databases, (f) internet domain names, and (g) all applications for, and registrations and issuances, of any of the foregoing in any jurisdiction.

“Intended Tax Treatment” has the meaning specified in the Recitals.

“Interim Period” has the meaning specified in Section 7.1.

“International Trade Laws” means all applicable Laws relating to the import, export, re-export, deemed export, deemed re-export, or transfer of information, data, goods and technology, including but not limited to the Export Administration Regulations administered by the United States Department of Commerce, the International Traffic in Arms Regulations administered by the United States Department of State, customs and import Laws administered by United States Customs and Border Protection, any other export or import controls administered by an agency of the United States government, the anti-boycott regulations administered by the United States Department of Commerce and the United States Department of the Treasury and other Laws adopted by other territories (including the European Union, as enforced by its Member States) relating to the same subject matter as the United States Laws described above.

“Investment Company Act” means the Investment Company Act of 1940, as amended.

“IRS” means the United States Internal Revenue Service.

“IT Systems” mean information technology systems, hardware, Software, servers, workstations, routers, hubs, switches, data communications lines, and all other information technology equipment and assets.

“JOBS Act” has the meaning specified in Section 5.7(a).

“Labor Agreement” has the meaning specified in Section 4.13(a)(xi).

“Latham” has the meaning specified in Section 13.18(a).

“Law” means any statute, law, act, code, ordinance, rule, treaty, directive, regulation or Governmental Order, in each case, of any Governmental Authority.

“Leased Real Property” means all real property (including any land, buildings, structures, improvements and fixtures) leased, licensed or subleased by any member of the Target Company Group, including, without limitation, any data center colocation space, including the right to all security deposits and other amounts and instruments deposited by or on behalf of such member.

“Licenses” means any approvals, authorizations, consents, licenses, registrations, permits, orders, grants or certificates of and from any Governmental Authority.

“Lien” means all liens, licenses, mortgages, deeds of trust, pledges, hypothecations, encumbrances, security interests, adverse claim, options, right of first refusal, restrictions, claims or other liens of any kind whether consensual, statutory or otherwise.

“Listing Exchange” means the New York Stock Exchange.

“Long-Term Incentive Plan” has the meaning specified in Section 10.7(a).

“Malicious Code” has the meaning specified in Section 4.22(g).

“Material Contract” has the meaning specified in Section 4.13(b).

“Material Customer” has the meaning specified in Section 4.14.

“Material Supplier” has the meaning specified in Section 4.14.

“Merger” has the meaning specified in the Recitals.

“Merger Consideration” has the meaning specified in Section 3.2(a)(ii).

“Merger Effective Time” has the meaning specified in Section 2.3(a).

“Merger Sub” has the meaning specified in the Preamble.

“Merger Sub Board” means the board of directors of Merger Sub.

“Merger Sub Common Stock” has the meaning specified in Section 3.2(a)(v).

“Modification in Recommendation” has the meaning specified in Section 10.2(b).

“Nasdaq” means The Nasdaq Global Market.

“New PubCo” has the meaning specified in the Preamble.

“New PubCo A&R Bylaws” has the meaning specified in Section 2.6(b).

“New PubCo A&R Charter” has the meaning specified in Section 2.6(b).

“New PubCo Board” means the board of directors of New PubCo.

“New PubCo Common Stock” means the common stock of New PubCo, par value of $0.0001 per share, which shall all constitute a single class of common stock with all of the rights and entitlements set forth in New PubCo Governing Documents in effect as of immediately following the Merger Effective Time.

“New PubCo Exchanges” has the meaning specified in the Recitals.

“New PubCo Governing Documents” means the Governing Documents of New PubCo.

“New PubCo Public Warrant” has the meaning specified in Section 3.4(a).

“Non-Recourse Persons” has the meaning specified in Section 13.16(b).

“Non-Redemption Agreement” has the meaning specified in the Recitals.

“NYSE” means the New York Stock Exchange, Inc.

“Offer Documents” has the meaning specified in Section 10.2(a).

“OGCL” has the meaning specified in the Recitals.

“OLLCA” has the meaning specified in the Recitals.

“ORULPA” has the meaning specified in the Recitals.

“Outstanding SPAC Transaction Expenses” means the SPAC Transaction Expenses that are unpaid as of immediately prior to the Closing.

“Outstanding Target Company Transaction Expenses” means the Target Company Transaction Expenses that are unpaid as of immediately prior to the Closing.

“Payce” has the meaning specified in the Recitals.

“PCAOB” means the Public Company Accounting Oversight Board.

“PCAOB Financial Statements” has the meaning specified in Section 7.3(a).

“Permit” means any license, permit, certificate, franchise, consent, order, grant, easement, covenant, approval, registration or other authorization of and from any person (including any Governmental Authority), including, without limitation, the Collection Authorizations.

“Permitted Action” means any such commercially reasonable action or inaction, whether or not in the ordinary course of business, that the Target Companies in good faith has determined is necessary or advisable to take or abstain from taking to protect the health or safety of any employee of the Target Company Group, in each case, solely in connection with COVID-19 or the COVID-19 Measures.

“Permitted Indebtedness” means that certain Credit Agreement, dated as of June 11, 2021, by and among the lenders from time to time party thereto, CCP Agency, LLC, as agent, and Unifund CCR, LLC, as borrower, as amended from time to time prior to the date hereof.

“Permitted Liens” means (a) mechanic’s, materialmen’s and similar Liens arising in the ordinary course of business with respect to any amounts (i) not yet due and payable and which shall be paid in full and released at closing, or (ii) which are being contested in good faith through appropriate proceedings and for which adequate accruals or reserves have been established in accordance with GAAP, (b) Liens for Taxes (i) not yet due and payable or (ii) which are being contested in good faith through appropriate proceedings and for which adequate accruals or reserves have been established in accordance with GAAP, (c) Liens, encumbrances and restrictions on real property (including easements, covenants, rights of way and similar restrictions of record) that (i) are matters of record, (ii) would be disclosed by a physical inspection of such real property, or (iii) do not materially interfere with the present uses of such real property and the conduct of the business thereon and do not materially impair the value of such real property, (d) with respect to any Leased Real Property (i) the interests and rights of the respective lessors with respect thereto, including any statutory landlord liens and any Lien on the lessor’s interest therein, and (ii) any Liens encumbering the underlying fee title of the real property of which the Leased Real Property is a part, (e) zoning, building, entitlement and other land use and environmental regulations promulgated by any Governmental Authority that do not, in the aggregate, materially interfere with the current use of, or materially impair the value of, the Leased Real Property and which are not violated in any material respect, (f) non-exclusive licenses of Target Company IP granted in the ordinary course of business consistent with past practice, (g) ordinary course purchase money Liens and Liens securing rental payments under operating or capital lease arrangements for amounts not yet due or payable, (h) other Liens arising in the ordinary course of business consistent with past practice and not incurred in connection with the borrowing of money or in connection with workers’ compensation, unemployment insurance or other types of social security, (i) reversionary rights in favor of landlords under any Real Property Leases with respect to any of the buildings or other improvements owned by any member of the Target Company Group and (j) as set forth on Section 1.1(b) of the Target Company Disclosure Letter.

“Person” means any individual, firm, corporation, partnership, limited liability company, incorporated or unincorporated association, joint venture, joint stock company, Governmental Authority or instrumentality or other entity of any kind.

“Personal Information” means information or data, in any form, that is capable, directly or indirectly, of being associated with, related to or linked to, or used to identify, describe, contact or locate, a natural Person, device or household, including name, address, telephone number, email address, billing information, driver’s license number, other government-issued identifier, vehicle identification number, online identifier, device identifier, IP address, browsing history, search history or other website, application or online activity or usage data, location data, or biometric data, and/or is considered “personally identifiable information,” “personal information,” “personal data,” or any similar term by any applicable Laws and/or Privacy Requirements.

“Pre-Closing Financing” means the issuance by SPAC, New PubCo and/or the Target Companies of any shares of capital stock or warrants to purchase shares of capital stock, for which the issue price has been paid to such issuer on or after the date of this Agreement and prior to or simultaneously with the Closing.

“Privacy Laws” means all Laws, rules, guidance, guidelines or standards, in each case as amended, consolidated, re-enacted or replaced from time to time, relating to the privacy, security, or Processing of Personal Information, data breach notification, website and mobile application privacy policies and practices, Processing and security of payment card information, and email, text message, or telephone communications.

“Privacy Requirements” has the meaning specified in Section 4.23(a).

“Process,” “Processed” or “Processing” means any operation or set of operations which is performed on Personal Information, such as the use, collection, processing, storage, recording, organization, adaption, alteration, transfer, retrieval, consultation, disclosure, dissemination or combination of such Personal Information, and/or is considered “processing” by any applicable Laws and/or Privacy Requirements.

“Prospectus” has the meaning specified in Section 13.1.

“Proxy Statement” has the meaning specified in Section 10.2(a).

“Proxy Statement/Registration Statement” has the meaning specified in Section 10.2(a).

“Public Software” means any Software application that is licensed pursuant to (a) a license that is approved by the Open Source Initiative and listed at http://www.opensource.org/licenses, including the GNU General Public License (GPL), the GNU Lesser General Public License (LGPL), the GNU Affero GPL, the MIT license, or any open source, copyleft or similar licensing and distribution models; or (b) contains, includes or incorporates, or is derived in any manner (in whole or in part) from any Software that is distributed as “free” Software or “open source” Software by the Open Source Foundation or other similar licensing and distribution models, in each case of (a) or (b), whether or not source code is available or included in such license, and including under any terms or conditions that impose any requirement that any Software using, linked with, incorporating, distributed with or derived from such Public Software (i) be made available or distributed or disclosed in source code form; (ii) be licensed for purposes of making derivative works; or (iii) be redistributable at no, or a nominal, charge.

“Real Property Leases” has the meaning specified in Section 4.21(a)(ii).

“Registration Rights and Lock-up Agreement” means that certain Registration Rights and Lock-up Agreement, to be entered into on the Closing Date, by and among the Surviving Company and the other parties thereto, in substantially the form attached hereto as Exhibit B.

“Registration Statement” means the Registration Statement on Form S-4, or other appropriate form, including any pre-effective or post-effective amendments or supplements thereto, to be filed (or confidentially submitted) with the SEC by New PubCo under the Securities Act with respect to the Registration Statement Securities.

“Registration Statement Securities” has the meaning specified in Section 10.2(a).

“Regulatory Authority” means any Governmental Authority or any advisory, self-regulatory or other organization or body that develops and adopts standards applicable to the industries in which the Target Companies and their respective Subsidiaries operate or performs similar functions for, on behalf of or relating to such industries (including any professional medical organization).

“Reorganization” has the meaning specified in the Recitals.

“Reorganization Steps” has the meaning specified in the Recitals.

“Requisite Target Company Equityholder Approval” means the approval of the holders of Equity Interests of each Target Company necessary to approve the Transactions under its Governing Documents and applicable Law.

“Rosenberg” means David G. Rosenberg.

“Sanctioned Country” means, a country or territory which is itself the subject or target of any country-wide or territory-wide Sanctions Laws (at the time of this Agreement, the Crimea region, Cuba, Iran, North Korea and Syria).

“Sanctioned Person” means (a) any Person identified in any sanctions-related list of designated Persons maintained by (i) the United States Department of the Treasury’s Office of Foreign Assets Control, or the United States Department of State, (ii) Her Majesty’s Treasury of the United Kingdom, (iii) any committee of the United Nations Security Council or (iv) the European Union, (b) any Person located, organized, or resident in, or a Governmental Authority or government instrumentality of, any Sanctioned Country and (c) any Person directly or indirectly 50% or more owned by, or acting for the benefit or on behalf of, a Person described in clause (a) or (b), either individually or in the aggregate.

“Sanctions Laws” means those trade, economic and financial sanctions Laws, regulations, embargoes, and restrictive means (in each case having the force of Law) administered, enacted, or enforced by (a) the United States (including the Department of the Treasury’s Office of Foreign Assets Control), (b) the European Union and enforced by its Member States, (c) the United Nations or (d) The United Kingdom (including without limitation Her Majesty’s Treasury).

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

“SEC” means the United States Securities and Exchange Commission.

“Second Sponsor Backstop Amount” has the meaning specified in Section 10.4.

“Second Tax Reimbursement Amount” means the lesser of (i) the estimated amount, determined in good faith by ZB Partnership, in consultation with New PubCo and Sponsor, of U.S. federal and applicable state income tax liabilities that will be incurred by the members of ZB Partnership for the taxable year including the First Tax Reimbursement Date that are incurred by such members as a result of the payment of the First Tax Reimbursement Amount to ZB Partnership and (ii) $1,200,000.

“Second Tax Reimbursement Date” means January 31, 2025.

“Securities Act” means the Securities Act of 1933, as amended.

“Security Incident” has the meaning specified in Section 4.23(b).

“Software” means all computer programs (including any and all software implementation of algorithms, models, and methodologies, whether in object code or source code format).

“SPAC” has the meaning specified in the Preamble.

“SPAC Benefit Plan” has the meaning specified in Section 5.21(a).

“SPAC Board” means the board of directors of SPAC.

“SPAC Business Combination Deadline” has the meaning specified in Section 10.12.

“SPAC Charter” means the Amended and Restated Certificate of Incorporation of SPAC.

“SPAC Class A Common Stock” means the shares of Class A common stock, par value $0.0001 per share, of SPAC.

“SPAC Class B Common Stock” means the shares of Class B common stock, par value $0.0001 per share, of SPAC.

“SPAC Common Stock” means, collectively, the SPAC Class A Common Stock and the SPAC Class B Common Stock.

“SPAC Cure Period” has the meaning specified in Section 12.1(g).

“SPAC Disclosure Letter” has the meaning specified in the introduction to Article 5.

“SPAC Excluded Shares” has the meaning specified in Section 3.2(a)(ii).

“SPAC Extension Warrant Agreement” means the Private Placement Warrants Agreement, dated as of February 28, 2022, by and between SPAC and the Sponsor.

“SPAC Financial Statements” has the meaning specified in Section 5.7(c).

“SPAC Governing Documents” means the Governing Documents of SPAC.

“SPAC Group” has the meaning specified in Section 13.18(a).

“SPAC Material Adverse Effect” means an event, state of facts, condition, change, development, circumstance, occurrence or effect (any such item, an “Event”) that, individually or in the aggregate, has, or could reasonably be expected to have a material adverse effect on (i) the business, assets, liabilities, results of operations or condition (financial or otherwise) of SPAC, taken as a whole, or (ii) the ability of SPAC to perform its obligations under this Agreement or the Ancillary Agreements or to consummate the transactions contemplated hereby or thereby without material delay in all material respects; provided, however, that, in the case of clause (i) of this definition, none of the following, or any Event, directly or indirectly, attributable to, resulting from, relating to or arising out of the following, in each case, alone or in combination, shall be deemed to be, constitute or be taken into account, individually or in the aggregate, in determining whether a “SPAC Material Adverse Effect” has occurred or could reasonably be expected to occur: (a) any change in applicable Laws or GAAP or any interpretation thereof following the date of this Agreement, (b) any change in interest rates or economic, political, business or financial market conditions generally, (c) any action expressly required or permitted to be taken by SPAC pursuant to the terms of this Agreement or any Ancillary Agreement, (d) conditions caused by acts of God, any natural or man-made disaster (including hurricanes, storms, tornados, flooding, earthquakes, volcanic eruptions or similar occurrences) or pandemic, disease outbreak or other public health emergency (including COVID-19 or any Permitted Action in response thereto following the date of this Agreement) or change in climate, (e) any acts of terrorism or war (whether or not declared and including the current conflict between the Russian Federation and Ukraine), the outbreak or escalation of hostilities, geopolitical conditions, local, national or international political conditions, (f) any failure of SPAC to meet any projections or forecasts (provided, that this clause (f) shall not prevent a determination that any Event not otherwise excluded from this definition of SPAC Material Adverse Effect underlying such failure to meet projections or forecasts has resulted in a SPAC Material Adverse Effect), (g) any Events generally applicable to the industries or markets in which SPAC operates, (h) the announcement of this Agreement and consummation of the Transactions (it being understood that this clause (h) shall be disregarded for purposes of the representation and warranty set forth in Section 5.3 and the condition to Closing with respect thereto), provided, that the foregoing shall be excluded only to the extent the Events arising out of or resulting therefrom are solely attributable to the Target Companies’ identity, (i) any action taken at the express written request of the Target Companies or (j) the consummation and effects of any SPAC Share Redemptions or the failure to obtain the SPAC Stockholder Approval; provided further, that any Event referred to in clauses (a), (b), (d), (e) or (g) above shall be taken into account in determining whether a SPAC Material Adverse Effect has occurred or could reasonably be expected to occur, to the extent it has, or could reasonably be expected to have, a disproportionate and adverse effect on the business, assets, results of operations or condition (financial or otherwise) of SPAC relative to similarly situated participants in the industry in which SPAC conducts its operations.

“SPAC Private Placement Warrant” means a warrant to purchase one (1) share of SPAC Common Stock at an exercise price of eleven Dollars fifty cents ($11.50) issued to the Sponsor pursuant to the SPAC Private Warrant Agreement or the SPAC Extension Warrant Agreement.

“SPAC Private Warrant Agreement” means the Private Warrant Agreement, dated as of November 23, 2021, by and between SPAC and AST.

“SPAC Public Warrant” means a warrant to purchase one (1) share of SPAC Common Stock at an exercise price of eleven Dollars fifty cents ($11.50) that was included in the units sold as part of SPAC’s initial public offering.

“SPAC Public Warrant Agreement” means the Public Warrant Agreement, dated as of November 23, 2021, by and between SPAC and AST.

“SPAC Public Warrant Amendment” has the meaning specified in Section 10.2(b).

“SPAC Public Warrant Amendment Proposal” has the meaning specified in Section 10.2(b).

“SPAC Public Warrantholder Meeting” has the meaning specified in Section 10.2(b).

“SPAC Related Party” has the meaning specified in Section 5.20.

“SPAC SEC Filings” has the meaning specified in Section 5.6.

“SPAC Securities” means, collectively, SPAC Common Stock and the SPAC Warrants.

“SPAC Share Redemption” means the election of an eligible (as determined in accordance with the SPAC Governing Documents) holder of SPAC Class A Common Stock to redeem all or a portion of the shares of SPAC Class A Common Stock held by such holder at a per-share price, payable in cash, equal to a pro rata share of the aggregate amount on deposit in the Trust Account (including any interest earned on the funds held in the Trust Account) (as determined in accordance with the SPAC Governing Documents) in connection with the Transaction Proposals.

“SPAC Share Redemption Amount” means the aggregate amount payable with respect to all SPAC Share Redemptions.

“SPAC Special Stockholder Meeting” has the meaning specified in Section 10.2(b).

“SPAC Stockholder Approval” means the approval of each of the Transaction Proposals (which, for the sake of clarity, shall not in any event include the SPAC Public Warrant Amendment Proposal) by the affirmative vote of the requisite number of shares and, if applicable, requisite classes of SPAC Common Stock entitled to vote thereupon (as determined in accordance with the SPAC Governing Documents), whether in person or by proxy at a shareholders’ meeting duly called by the SPAC Board and held for such purpose in accordance with applicable Law, the SPAC Governing Documents and applicable rules and regulations of the NYSE.

“SPAC Stockholders” means the shareholders of SPAC prior to the Merger Effective Time.

“SPAC Transaction Expenses” means (a) all documented out-of-pocket third-party fees and expenses incurred in connection with, or otherwise related to, the Transactions, the negotiation and preparation of this Agreement and the other documents contemplated hereby, including the Ancillary Agreements, and the performance and compliance with all agreements and conditions contained herein to be performed or complied with at or before the Closing, including the fees, expenses and disbursements of counsel and accountants (including with respect to the preparation for and auditing the financial statements of the Target Company Group), due diligence expenses, advisory and consulting fees and expenses, and other third-party fees, in each case, of SPAC or any of its Affiliates as of the Closing; (b) all costs, fees and expenses incurred by SPAC and the Sponsor in connection with any Extension; (c) all bonuses, change in control payments, severance, retention or similar payments or success fees payable to any current or former officer, employee, natural individual independent contractor or director of SPAC solely as a result of the consummation of the Transactions, and the employer portion of employment, payroll or similar Taxes payable as a result of the foregoing amounts; (d) any and all filing fees required by Governmental Authorities (including the SEC, the NYSE and Nasdaq), including with respect to any registrations, declarations and filings required in connection with the execution and delivery of this Agreement, the performance of the obligations hereunder and the consummation of the Transactions; (e) all unpaid expenses of SPAC and its Affiliates related to, or arising from, SPAC’s initial public offering; (f) in the event the SPAC Public Warrant Amendment Proposal is approved, the aggregate amount of cash paid to the holders of SPAC Public Warrants to convert or exchange the SPAC Public Warrants into cash pursuant to the SPAC Public Warrant Amendment and (g) any Taxes required to be paid by SPAC in respect of any redemptions, including the SPAC Share Redemptions, pursuant to Section 4501 of the Code.

“SPAC Unit” means a share of SPAC Class A Common Stock and one-half of one (1/2) SPAC Warrant.

“SPAC Warrants” means, collectively, SPAC Public Warrants and SPAC Private Placement Warrants.

“Sponsor Backstop Amount” means the First Sponsor Backstop Amount and the Second Sponsor Backstop Amount.

“Sponsor Support Agreement” has the meaning specified in the Recitals.

“Subsidiary” means, with respect to a Person, a corporation or other entity of which more than 50% of the voting power of the equity securities or equity interests is owned, directly or indirectly, by such Person.

“Substantial Shareholder” means the individuals listed on Section 1.1(a) of the Target Company Disclosure Letter.

“Superior Proposal” a written Competing Proposal that the Target Company Equityholders have determined, after consultation with their outside legal counsel, in their good faith judgment, if consummated, would result in a transaction more favorable to the Target Company Equityholders.

“Surviving Company” has the meaning specified in Section 2.3(c).

“Taft” has the meaning specified in Section 13.18(b).

“Target Company Boards” or “Target Company Board” means, collectively or individually, as the case may be, (a) the board of managers of Holdings, (b) the manager of USV and (c) the board of directors of CCRF.

“Target Company Cure Period” has the meaning specified in Section 12.1(f).

“Target Company Disclosure Letter” has the meaning specified in the introduction to Article 4.

“Target Company Equity” means, collectively, the limited liability company interests of Holdings and USV held by ZB Partnership, the issued and outstanding common stock and limited liability company interests, as applicable, of CCRF and Unifund Corporation beneficially owned by Rosenberg and the issued and outstanding limited liability company interests of Payce beneficially owned by TER Trust, as applicable.

“Target Company Equityholder Approval Deadline” has the meaning specified in Section 7.7.

“Target Company Equityholder Written Consent” has the meaning specified in Section 7.7.

“Target Company Equityholders” or “Target Company Equityholder” means, collectively or individually, (a) Rosenberg, (b) ZB Partnership and (c) TER Trust.

“Target Company Governing Documents” means the Governing Documents of the Target Companies.

“Target Company Group” means, prior to the Reorganization, the entities listed on Annex I hereto, and, following the Reorganization, the Target Companies, Unifund Corporation and Payce and their respective Subsidiaries, collectively.

“Target Company Group Benefit Plan” means each Benefit Plan sponsored, maintained or contributed to by any member of the Target Company Group or with respect to which any member of the Target Company Group has any liability, whether actual or contingent, in any case, (a) in which any employee of the Target Company Group participates, is eligible to participate or which provides compensation and/or benefits to or for the benefit of any employee of the Target Company Group (or any spouse or dependent thereof) or (b) with respect to which any Target Company or any of its Subsidiaries has any liability, whether actual or contingent, but excluding in each case any statutory plan, program or arrangement that is maintained by any Governmental Authority.

“Target Company Group Insurance Policy” the meaning specified in Section 4.8.

“Target Company IP” means all Intellectual Property that is owned or purported to be owned by a member of the Target Company Group.

“Target Company Material Adverse Effect” means an event, state of facts, condition, change, development, circumstance, occurrence or effect (any such item, an Event) that, individually or in the aggregate, has, or could reasonably be expected to have a material adverse effect on (i) the business, assets, liabilities, results of operations or condition (financial or otherwise) of the Business, taken as a whole, or (ii) the ability of the Target Companies to perform their obligations under this Agreement or the Ancillary Agreements, or to consummate the transactions contemplated hereby or thereby without material delay in all material respects; provided,however, that, in the case of clause (i) of this definition, none of the following, or any Event, directly or indirectly, attributable to, resulting from, relating to or arising out of the following, in each case, alone or in combination, shall be deemed to be, constitute or be taken into account in determining whether a “Target Company Material Adverse Effect” has occurred or could reasonably be expected to occur: (a) any change in applicable Laws or GAAP or any interpretation thereof following the date of this Agreement, (b) any change in interest rates or economic, political, business or financial market conditions generally, (c) any action expressly required or permitted to be taken by the Target Companies or any of their Subsidiaries pursuant to the terms of this Agreement or any Ancillary Agreement, (d) conditions caused by acts of God, any natural or man-made disaster (including hurricanes, storms, tornados, flooding, earthquakes, volcanic eruptions or similar occurrences) or pandemic, disease outbreak or other public health emergency (including COVID-19 or any Permitted Action in response thereto following the date of this Agreement) or change in climate, (e) any acts of terrorism or war (whether or not declared and including the current conflict between the Russian Federation and Ukraine), the outbreak or escalation of hostilities, geopolitical conditions, local, national or international political conditions, (f) any failure of the Business to meet any projections or forecasts (provided, that this clause (f) shall not prevent a determination that any Event not otherwise excluded from this definition of Target Company Material Adverse Effect underlying such failure to meet projections or forecasts has resulted in a Target Company Material Adverse Effect), (g) any Events generally applicable to the industries or markets in which the Target Companies and their Subsidiaries operate (including increases in the cost of products, supplies, materials or other goods purchased from third party suppliers), (h) the announcement of this Agreement and consummation of the Transactions (it being understood that this clause (h) shall be disregarded for purposes of the representation and warranty set forth in Section 4.4 and the condition to Closing with respect thereto) or (i) any action taken at the express written request of SPAC; provided further, that any Event referred to in clauses (a), (b), (d), (e) or (g) above shall be taken into account in determining whether a Target Company Material Adverse Effect has occurred or could reasonably be expected to occur, to the extent it has, or could reasonably be expected to have, a disproportionate and adverse effect on the business, assets, results of operations or condition (financial or otherwise) of the Target Companies and their respective Subsidiaries, taken as a whole, relative to similarly situated participants in the industry in which the Target Companies and their respective Subsidiaries conduct their respective operations.

“Target Company Registered Intellectual Property” has the meaning specified in Section 4.22(a).

“Target Company Termination Fee” means an amount equal to the greater of (i) $4,000,000 and (ii) four percent (4%) of the aggregate fair market value of the consideration paid to the Target Company Equityholders upon consummation of the Acquisition Transaction giving rise to such Target Company Termination Fee; provided, however, that such amount shall not exceed the lower of (A) $12,000,000 and (B) all actual, documented out-of-pocket fees, costs and expenses incurred by the SPAC in connection with the Transactions.

“Target Company Transaction Expenses” means, without duplication, (a) all reasonable and documented third-party, out-of-pocket fees and expenses incurred in connection with, or otherwise related to, the Transactions, the negotiation and preparation of this Agreement and the other documents contemplated hereby, including the Ancillary Agreements, and the performance and compliance with all agreements and conditions contained herein to be performed or complied with at or before the Closing, including the fees, expenses and disbursements of counsel and accountants (including the reasonable and documented, out-of-pocket fees of no more than one (1) separate counsel to ZB Partnership), due diligence expenses, advisory and consulting fees and expenses, and other third-party fees, in each case, of any member of the Target Company Group; (b) any and all filing fees required by Governmental Authorities (including, each of the Permits, Governmental Authorizations and Collection Filings set forth on Section 4.5 of the Target Company Disclosure Letter), including with respect to any registrations, declarations and filings required in connection with the execution and delivery of this Agreement, the performance of the obligations hereunder and the consummation of the Transactions; (c) all bonuses, change in control payments, severance, retention or similar payments or success fees payable to any current or former officer, employee, natural individual independent contractor or director of any member of the Target Company Group solely as a result of the consummation of the Transactions, and the employer portion of employment, payroll or similar Taxes payable as a result of the foregoing amounts; and (d) the First Tax Reimbursement Amount.

“Tax Proceeding” has the meaning specified in Section 10.3(e).

“Tax Reimbursement Amount” means the First Tax Reimbursement Amount or the Second Tax Reimbursement Amount, as applicable.

“Tax Reimbursement Date” means the First Tax Reimbursement Date or the Second Tax Reimbursement Date, as applicable.

“Tax Return” means any return, declaration, report, schedule, form, statement, information statement or other document filed or required to be filed with or submitted to any Governmental Authority with respect to the determination, assessment, collection or payment of any Taxes, including any claims for refunds of Taxes, any information returns and any schedules, attachments, amendments or supplements of any of the foregoing.

“Taxes” means any and all U.S. federal, state, local, non-U.S. or other taxes imposed by any Governmental Authority, including all income, gross receipts, gains, license, payroll, net worth, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, ad valorem, value added, inventory, franchise, profits, withholding, alternative or add-on minimum, estimated, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, governmental charges, duties, levies and other charges imposed by a Governmental Authority in the nature of a tax and including any interest, or addition thereto or penalty.

“TER Contribution and Exchange” has the meaning specified in the Recitals.

“TER Trust” has the meaning specified in the Recitals.

“Terminating SPAC Breach” has the meaning specified in Section 12.1(g).

“Terminating Target Company Breach” has the meaning specified in Section 12.1(f).

“Transaction Proposals” has the meaning specified in Section 10.2(b).

“Transactions” means the transactions contemplated by this Agreement and the Ancillary Agreements, including the Merger, the Reorganization, the Contributions and Exchanges and any Pre-Closing Financing.

“Transfer Taxes” has the meaning specified in Section 10.3(d).

“Treasury Regulations” means the regulations promulgated under the Code by the United States Department of the Treasury (whether in final, proposed or temporary form), as the same may be amended from time to time.

“Trust Account” has the meaning specified in Section 5.9.

“Trust Agreement” has the meaning specified in Section 5.9.

“Trustee” has the meaning specified in Section 5.9.

“Unifund Corporation” has the meaning specified in the Recitals.

“US” or “U.S.” means the United States of America.

“WARN Act” means the Worker Adjustment and Retraining Notification Act of 1988, as amended, or any similar Laws.

“Warrant Agreements” means, collectively, the SPAC Public Warrant Agreement, the SPAC Private Warrant Agreement and the SPAC Extension Warrant Agreement.

“Working Capital Loans” means any loan made to SPAC by any of the Sponsor, an Affiliate of the Sponsor, or any of SPAC’s or Sponsor’s officers or directors, and evidenced by a promissory note, for the purpose of financing costs incurred in connection with a Business Combination, including any Extension (including, for the avoidance of doubt, SPAC’s obligations under that certain Conditional Guaranty Agreement, dated as of February 28, 2023, by and between SPAC and Everest Consolidator — A Series of Master Fund I LLC, and similar agreements that may be entered into in connection with any Extension).

“ZB Contribution and Exchange” has the meaning specified in the Recitals.

“ZB Partnership” means ZB Limited Partnership, a Delaware limited partnership.

Section 1.2.   Construction.

(a)   Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender, (ii) words using the singular or plural number also include the plural or singular number, respectively, (iii) the terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words refer to this entire Agreement and not to any particular Article, Section or provision hereof, (iv) the terms “Article,” “Section” and “Exhibit” refer to the specified Article, Section or Exhibit, as applicable, of this Agreement, (v) the words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation,” (vi) the words “or” and “any” shall be disjunctive but not exclusive, (vii) the word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends (and such phrase shall not mean simply “if”), (viii) the words “writing” and “written” and similar words refer to printing, typing and other means of reproducing words in a visible form (including email or any .pdf or image file attached thereto), (ix) references to anything having been “provided,” “made available” or “delivered” (or any other similar references) to SPAC means the relevant item has been posted in the electronic data site maintained by or on behalf of the Target Companies in a location accessible to SPAC no later than 8:00 p.m. New York time on the day that is two (2) Business Days prior to the date hereof and (x) all accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.

(b)   Unless the context of this Agreement otherwise requires, (i) references to statutes shall include all regulations promulgated thereunder and references to statutes or regulations shall be construed as including all statutory and regulatory provisions consolidating, amending or replacing the statute or regulation and (ii) except for purposes of the Disclosure Letters, references to any Contract (including this Agreement and the Ancillary Agreements) shall be construed to mean such Contract as amended, restated, supplemented or otherwise modified in accordance with its terms.

(c)   Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. Unless otherwise specified, the reference date for purposes of calculating any period shall be excluded from such calculation, but any period “from” or “through” a specified date shall commence or end, as applicable, on such specified date.

(d)   References to any Person include references to such Person’s successors and assigns (provided, however, that nothing contained in this clause is intended to authorize any assignment or transfer not otherwise permitted by this Agreement), and in the case of any Governmental Authority, to any Person succeeding to its functions and capacities.

(e)   The term “actual fraud” means, with respect to a Party to this Agreement or any Ancillary Agreement, an actual and intentional fraud with respect to the making of the representations and warranties pursuant to Article 4, Article 5, Article 6 (as applicable) or the Ancillary Agreements. Under no circumstances shall “actual fraud” include any equitable fraud, constructive fraud, negligent misrepresentation, unfair dealings or any other fraud or torts to the extent based on recklessness or negligence.

(f)   Each Party acknowledges and agrees that it has been represented by legal counsel during, and has participated jointly with the other Parties in, the negotiation and execution of this Agreement and waives the application of any Law or rule of construction providing that ambiguities in a contract or other document or any provision thereof will be construed against the Party that drafted such contract or other document or provision thereof.

Section 1.3.   Knowledge.   As used herein, (a) the phrase “to the knowledge” of the Target Companies shall mean the actual knowledge of the individuals identified on Section 1.3 of the Target Company Disclosure

Letter and (b) the phrase “to the knowledge” of SPAC shall mean the actual knowledge of the individuals identified on Section 1.3 of the SPAC Disclosure Letter, in each case, as such individuals would have acquired in the exercise of reasonable inquiry.

Section 1.4.   Equitable Adjustments.   If, on or after the date of this Agreement and prior to the Merger Effective Time, the outstanding shares of SPAC Common Stock or SPAC Warrants shall have been changed into a different number of such securities, as applicable, or a different class or series thereof or a different type of equity securities of SPAC by reason of any issuance of new equity securities of SPAC or any dividend, distribution, combination, split, subdivision, conversion, exchange, transfer, sale, cancelation, repurchase, redemption, reclassification or other change to, or transaction in, any equity security of SPAC (each of the foregoing actions, an “Equity Adjustment”), or any similar event shall have occurred, then any number, value (including dollar value) or amount contained herein which is based upon the number of shares of SPAC Common Stock or SPAC Warrants (including with respect to any particular class or series thereof) will be appropriately adjusted to provide to the Target Company Equityholders the same economic effect as contemplated by this Agreement without giving effect to such Equity Adjustment or other event. For the avoidance of doubt, nothing in this Section 1.4 shall be construed to permit SPAC to take or permit any action that is prohibited by any other provision of this Agreement, or omit any action that is required by any other provision of this Agreement, with respect to SPAC Common Stock or SPAC Warrants or otherwise.

ARTICLE 2

CONTRIBUTIONS AND EXCHANGES; AGREEMENT AND PLAN OF MERGER

Section 2.1.   Target Company Reorganization.   After the execution of this Agreement and prior to the Merger Effective Time, the Target Companies shall, and shall cause their respective Subsidiaries to, complete a series of transactions to consummate the Reorganization.

Section 2.2.   Contributions and Exchanges.   Subject to the satisfaction or waiver of all of the conditions set forth in Article 11, and provided, that this Agreement has not theretofore been terminated pursuant to its terms, on the Closing Date:

(a)   in accordance with the Contribution and Exchange Agreement and applicable Laws, by virtue of the CCRF Contribution and Exchange, the Equity Interests in CCRF and Unifund Corporation beneficially owned by Rosenberg shall be contributed in kind to New PubCo, free and clear of all Liens (other than restrictions on transfer under applicable securities Laws, any general restrictions under the Target Company Governing Documents or arising from Permitted Indebtedness), and Rosenberg shall receive, in consideration for such contribution in kind, New PubCo Common Stock in accordance with Section 3.1;

(b)   in accordance with the Contribution and Exchange Agreement and applicable Laws, by virtue of the TER Contribution and Exchange, the Equity Interests in Payce beneficially held by TER Trust shall be contributed in kind to New PubCo, free and clear of all Liens (other than restrictions on transfer under applicable securities Laws and any general restrictions under the Target Company Governing Documents), and TER Trust shall receive, in consideration for such contribution in kind, New PubCo Common Stock in accordance with Section 3.1;

(c)   simultaneously with the CCRF Contribution and Exchange and the TER Contribution and Exchange, and in accordance with the Contribution and Exchange Agreement and applicable Laws, by virtue of the ZB Contribution and Exchange, the Equity Interests in each of Holdings, USV, DAP I and DAP IV held by ZB Partnership shall be contributed in kind to New PubCo, free and clear of all Liens (other than restrictions on transfer under applicable securities Laws, any general restrictions under the Target Company Governing Documents or arising from Permitted Indebtedness), and ZB Partnership shall receive, in consideration for such contribution in kind, New PubCo Common Stock in accordance with Section 3.1. The time at which the CCRF Contribution and Exchange, the TER Contribution and Exchange and the ZB Contribution and Exchange are actually consummated in accordance with this Agreement and the Contribution and Exchange Agreement is referred to herein as the “Effective Time”; and

(d)   immediately following the CCRF Contribution and Exchange, the TER Contribution and Exchange and the ZB Partnership Contribution and Exchange, and prior to the Merger Effective Time, and in accordance with the Contribution and Exchange Agreement and applicable Laws, by virtue of the New

PubCo Contribution, the Equity Interests in each of Holdings and USV received by New PubCo in the ZB Contribution and Exchange shall be contributed in kind by New PubCo to CCRF, free and clear of all Liens (other than restrictions on transfer under applicable securities Laws, any general restrictions under the Target Company Governing Documents or arising from Permitted Indebtedness) as a contribution to capital.

Section 2.3.   The Merger.

(a)   Subject to the satisfaction or waiver of all of the conditions set forth in Article 11, and provided, that this Agreement has not theretofore been terminated pursuant to its terms, on the Closing Date, SPAC and Merger Sub shall execute, or cause to be executed, and file, or cause to be filed, a certificate of merger that is mutually agreed in writing by the Target Companies and SPAC (the “Certificate of Merger”) and any other documents required to effect the Merger pursuant to the DGCL with the Secretary of State of the State of Delaware, in each case, in accordance with the DGCL. The Merger shall become effective at the time when the Certificate of Merger is accepted for filing by the Secretary of State of the State of Delaware or at such later time as may be agreed by SPAC and the Target Companies in writing and specified in the Certificate of Merger. The consummation of the Reorganization shall be a condition precedent to the consummation of the Merger. The time at which the Merger actually becomes effective is referred to herein as the “Merger Effective Time.”

(b)   Upon the terms and subject to the conditions set forth in this Agreement, at the Merger Effective Time, Merger Sub shall be merged with and into SPAC in accordance with Section 251(g) of the DGCL, with SPAC being the surviving company in the Merger. The Merger shall be evidenced by the filing of the Certificate of Merger pursuant to Section 2.3(a).

(c)   Upon consummation of the Merger, the separate corporate existence of Merger Sub shall cease and SPAC, as the surviving company of the Merger (hereinafter referred to for the periods at and after the Merger Effective Time as the “Surviving Company”), shall continue its corporate existence under the DGCL, as a direct, wholly owned subsidiary of New PubCo. The Merger shall be effected pursuant to the DGCL and shall have the effects set forth in this Agreement and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, at the Merger Effective Time, all of the property, rights, privileges, immunities, powers and franchises of SPAC and Merger Sub shall vest in the Surviving Company, and all of the debts, liabilities and duties of SPAC and Merger Sub shall become the debts, liabilities and duties of the Surviving Company.

Section 2.4.   Closing.   In accordance with the terms and subject to the conditions of this Agreement, the closing of the Contributions and Exchanges and the Merger and (the “Closing”) shall take place (i) remotely by the mutual exchange of electronic signatures by the means provided in Section 13.3, on the date that is three (3) Business Days after the first date on which all of the conditions set forth in Article 11 shall have been satisfied or waived (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver thereof) or (ii) at such later date or other place as SPAC and the Target Companies may mutually agree in writing. The date on which the Closing actually occurs is referred to in this Agreement as the “Closing Date.”

Section 2.5.   Closing Deliverables.

(a)   At the Closing, each Target Company will deliver or cause to be delivered:

(i)   to SPAC, a certificate signed by an authorized officer of each Target Company, solely in his or her capacity as such, dated as of the Closing Date, certifying that, to the knowledge and belief of such officer, the conditions specified in Section 11.2(a), Section 11.2(b), Section 11.2(c), Section 11.2(d) and Section 11.2(e) have been fulfilled; and

(ii)   to SPAC, the Registration Rights and Lock-up Agreement duly executed by the Target Company Equityholders and New PubCo.

(b)   At the Closing, SPAC will deliver or cause to be delivered:

(i)   to the Target Companies, a certificate signed by the Chief Executive Officer of SPAC, solely in his or her capacity as such, dated as of the Closing Date, certifying that, to the knowledge and belief of such officer, the conditions specified in Section 11.3(a), Section 11.3(b), and Section 11.3(c) have been fulfilled; and

(ii)   to the Target Companies, the Registration Rights and Lock-up Agreement, duly executed by the Sponsor.

(c)   On the Closing Date, following the Closing, the Surviving Company shall pay or cause to be paid, by wire transfer of immediately available funds, upon the release of proceeds from the Trust Account, (A) all Outstanding SPAC Transaction Expenses as set forth on a written statement to be delivered by SPAC to the Target Companies not less than two (2) Business Days prior to the Closing Date, which shall include the respective amounts and wire transfer instructions for the payment thereof, together with corresponding invoices for the foregoing, and (B) all Outstanding Target Company Transaction Expenses as set forth on a written statement to be delivered by the Target Companies to SPAC not less than two (2) Business Days prior to the Closing Date, which shall include the respective amounts and wire transfer instructions for payment thereof, together with corresponding invoices for the foregoing.

Section 2.6.   Governing Documents.

(a)   At the Merger Effective Time, the certificate of incorporation and the bylaws of Merger Sub, as in effect immediately prior to the Merger Effective Time, shall be adopted by the Surviving Company as the certificate of incorporation and the bylaws of the Surviving Company, except such certificate of incorporation and the bylaws shall be amended to change the name of the Surviving Company to “UTI, Inc.”, until thereafter amended as provided under the DGCL and in such certificate of incorporation and such bylaws, as applicable.

(b)   On the Closing Date, following the Merger Effective Time, New PubCo shall take all action necessary to cause New PubCo’s certificate of incorporation and bylaws to be amended and restated substantially in the forms attached as Exhibit C (the “New PubCo A&R Charter”) and Exhibit D (the “New PubCo A&R Bylaws”), respectively, hereto.

Section 2.7.   Directors and Officers.

(a)   Following the Merger Effective Time, the Parties shall take all actions necessary to cause the individuals identified on Section 2.7(a) of the Target Company Disclosure Letter to become the directors and officers of the Surviving Company and shall hold such offices in accordance with the Governing Documents of the Surviving Company until their respective successors are duly elected or appointed and qualified or their earlier death, resignation or removal.

(b)   Following the Merger Effective Time, New PubCo shall take all actions necessary to cause (i) the board of directors of New PubCo as of immediately following the Closing to consist of five (5) directors, with at least two (2) directors designated by SPAC and three (3) individuals identified on Section 2.7(b)(i) of the Target Company Disclosure Letter, and (ii) the individuals identified on Section 2.7(b)(ii) of the Target Company Disclosure Letter to be the officers of New PubCo, each to hold such office in accordance with the New PubCo Governing Documents until their respective successors are duly elected or appointed and qualified or their earlier death, resignation or removal.

ARTICLE 3

EFFECTS OF THE TRANSACTIONS ON CAPITAL STOCK AND EQUITY AWARDS

Section 3.1.   Exchange Consideration.   In accordance with this Agreement and upon the terms and subject to the conditions set forth in the Contribution and Exchange Agreement, at the Effective Time, New PubCo shall issue to each Target Company Equityholder such number of shares of New PubCo Common Stock as set out opposite such Target Company Equityholder’s name in Section 3.1 of the Target Company Disclosure Letter, valued at a price per share of $10.00, as consideration and in exchange for the contribution of the Equity Interests to New PubCo described in Section 2.2(a) and Section 2.2(b).

Section 3.2.   Effect of the Merger on SPAC Capital Stock.

(a)   At the Merger Effective Time, by virtue of the Merger, and without any further action on the part of any Party or the holders of any of the following securities:

(i)   each share of SPAC Class A Common Stock and one-half of one (1/2) SPAC Warrant comprising each issued and outstanding SPAC Unit immediately prior to the Merger Effective Time shall be automatically separated and the holder thereof shall be deemed to hold one (1) share of SPAC Class A Common Stock, and one-half of one (1/2) SPAC Warrant;

(ii)   each share of SPAC Common Stock (other than any shares of SPAC Common Stock held in treasury by SPAC (if any) (each, a “SPAC Excluded Share”)) outstanding immediately prior to the Merger Effective Time shall automatically be exchanged for one (1) share of New PubCo Common Stock, in accordance with the DGCL and the Certificate of Merger (the “Merger Consideration”), which shares of New PubCo Common Stock shall be issued and delivered in accordance with Section 3.3;

(iii)   all shares of SPAC Common Stock (other than SPAC Excluded Shares) shall cease to be outstanding, shall be cancelled and shall cease to exist and each entry in SPAC register of members formerly representing SPAC Common Stock (other than SPAC Excluded Shares) shall, from and after the Merger Effective Time, only represent the right to receive the Merger Consideration into which such shares of SPAC Common Stock have been exchanged pursuant to this Section 3.2(a);

(iv)   each SPAC Excluded Share shall cease to be outstanding, shall be cancelled without payment of any consideration therefor and shall cease to exist; and

(v)   each share of common stock, par value $0.0001 per share, of Merger Sub (the “Merger Sub Common Stock”) issued and outstanding immediately prior to the Merger Effective Time shall be converted into and exchanged for one (1) validly issued, fully paid and nonassessable share of common stock, par value $0.0001 per share, of the Surviving Company.

Section 3.3.   Merger Exchange Procedures.   Prior to the Merger Effective Time, New PubCo shall appoint a Person authorized to act as exchange agent in connection with the Merger, which Person shall be selected by New PubCo and be reasonably acceptable to the Target Companies and SPAC (provided, that SPAC’s transfer agent shall be deemed to be reasonably acceptable to SPAC) (the “Exchange Agent”) and enter into an exchange agent agreement reasonably acceptable to the Target Companies and SPAC with the Exchange Agent (the “Exchange Agent Agreement”) for the purpose of and on the terms and subject to the conditions set forth in this Agreement (a) exchanging the Equity Interests in CCRF, Unifund Corporation, Payce, Holdings, USV, DAP I and DAP IV (as described in Section 2.2(a), Section 2.2(b) and Section 2.2(c), respectively) for shares of New PubCo Common Stock in accordance with Section 3.1 and (b) exchanging the shares of SPAC Common Stock outstanding immediately prior to the Merger Effective Time for shares of New PubCo Common Stock in accordance with Section 3.2. At least one (1) Business Day prior to the Closing Date, New PubCo and SPAC shall direct the Exchange Agent to, at the Merger Effective Time, exchange such shares of SPAC Common Stock for shares of New PubCo Common Stock pursuant to the Exchange Agent Agreement and perform the Exchange Agent’s other obligations thereunder. All shares of New PubCo Common Stock delivered upon the exchange of shares of SPAC Common Stock in accordance with Section 3.1 shall be deemed to have been exchanged and paid in full satisfaction of all rights pertaining to the securities represented by such shares of SPAC Common Stock.

Section 3.4.   SPAC Warrants.

(a)   At the Merger Effective Time, by virtue of the Merger, and without any action on the part of any Party or the holder of any SPAC Warrant, each outstanding SPAC Warrant that is outstanding immediately prior to the Merger Effective Time shall, pursuant to the Warrant Agreements, cease to represent a right to acquire shares of SPAC Common Stock and shall be converted in accordance with the terms of the Warrant Agreements, at the Merger Effective Time, into a right to acquire the same number of shares of New PubCo Common Stock (a “New PubCo Public Warrant”) on substantially the same terms as were in effect with respect to the SPAC Warrants so converted immediately prior to the Merger Effective Time under the terms of the Warrant Agreements.

(b)   The Parties shall take all lawful action to effect the aforesaid provisions of this Section 3.4, including causing the Warrant Agreements to be amended or amended and restated to the extent necessary to give effect to this Section 3.4, including adding New PubCo as a party thereto.

Section 3.5.   Withholding.   Notwithstanding any other provision to this Agreement, each of SPAC, the Surviving Company, New PubCo, Merger Sub, the Target Companies and their respective Subsidiaries and the Exchange Agent, as applicable, shall be entitled to deduct and withhold (or cause to be deducted and withheld) from any amount payable pursuant to this Agreement such Taxes that are required to be deducted and withheld from such amounts under the Code or any other applicable Law (as reasonably determined by SPAC, the Surviving Company, New PubCo, Merger Sub, the Target Companies and their respective Subsidiaries or the Exchange Agent, respectively); provided, that the Party proposing to deduct and withhold any Tax shall use commercially reasonable efforts to provide the applicable other Party with notice of any amounts that it intends to withhold in connection with any payment contemplated by this Agreement (other than any compensatory payments to be made pursuant to this Agreement or withholding by reason of the failure to provide the certifications required under Section 10.3(c)) and will reasonably cooperate to reduce or eliminate any applicable withholding. To the extent that any amounts are so deducted and withheld, such deducted and withheld amounts shall be (i) timely remitted to the appropriate Governmental Authority and (ii) treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF THE TARGET COMPANIES

Except as set forth in the disclosure letter delivered to SPAC by the Target Companies on the date of this Agreement (the “Target Company Disclosure Letter”) (each section of which, subject to Section 13.9, qualifies the correspondingly numbered and lettered representations in this Article 4), each Target Company, jointly and severally, represents and warrants to SPAC as follows:

Section 4.1.   Organization.   Each member of the Target Company Group has been duly incorporated, formed or organized, as applicable, and is validly existing under the laws of its incorporation, formation or organization, as applicable, and has the requisite limited liability company, corporate or partnership power, as applicable, and authority to own, lease and operate its properties and to carry on in all material respects its businesses as now being conducted. Each member of the Target Company Group is duly qualified, licensed or registered as a foreign entity to transact business and is in good standing under the Laws of each jurisdiction where the character of its properties or assets owned, leased or operated by it, or the location of the properties or assets owned, leased or operated by it, requires such qualification, licensing or registration, as applicable, except where the failure to be so qualified, licensed or registered or in good standing would not be material to Target Company Group, taken as a whole.

Section 4.2.   Target Company Group.   Section 4.2 of the Target Company Disclosure Letter sets forth a complete list of each member of the Target Company Group as of the date hereof (except for New PubCo and Merger Sub) and following the Reorganization, together with the jurisdiction of incorporation, formation or organization, as applicable, of each member of the Target Company Group (except for New PubCo and Merger Sub). The Governing Documents of each member of the Target Company Group, as amended to the date of this Agreement and as previously made available by or on behalf of the Target Companies to SPAC, are true, correct and complete. The Governing Documents of each member of the Target Company Group are, and following the Reorganization will be, in full force and effect, and no member of the Target Company Group is, and following the Reorganization will be, in material breach or violation of any provision set forth in its Governing Documents.

Section 4.3.   Due Authorization.

(a)   Each Target Company has all requisite limited liability company or corporate power, as applicable, and authority to execute and deliver this Agreement, and each member of the Target Company Group that is or will be a party to the Ancillary Agreements has, or following the Reorganization will have, all requisite limited liability company, corporate or partnership power, as applicable, and authority to execute and delivery such Ancillary Agreement to which such member of the Target Company Group is or will be a party, and to consummate the transactions hereunder and thereunder and (subject to receipt of the consents, approvals and authorizations and the other requirements described in Section 4.5) to perform all of its obligations hereunder and thereunder. The Requisite Target Company Equityholder Approval is the only vote or approval of holders of any class, series or type of equity securities of the Target Companies necessary to adopt this Agreement and any Ancillary Agreement or to approve the transactions contemplated hereby and thereby, and the execution and delivery of this Agreement and the Ancillary Agreements to which any member of the Target Company Group is or will be a party and the consummation of the transactions contemplated hereunder and thereunder have been duly and validly authorized and approved by the necessary governing bodies and equityholders, as applicable, and no other limited liability company, corporate or partnership proceeding on the part of any member of the Target Company Group is necessary to authorize the execution and delivery of this Agreement and the Ancillary Agreements to which any member of the Target Company Group is or will be a party. This Agreement has been, and on or prior to the Closing, the Ancillary Agreements to which any member of the Target Company Group is or will be a party will be, duly and validly executed and delivered by applicable member of the Target Company Group, and (assuming due authorization, execution and delivery of this Agreement by the other Parties and of the Ancillary Agreement to which any member of the Target Company Group is or will a party by the other parties thereto) this Agreement constitutes, and on or prior to the Closing, the Ancillary Agreements to which any member of the Target Company Group is or will be a party will constitute, a legal, valid and binding obligation of the applicable member of the Target Company Group, enforceable against such member of the Target Company Group in accordance with their terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.

(b)   On or prior to the date of this Agreement, each Target Company Board has adopted a consent (i) determining that this Agreement and Ancillary Agreement to which any member of the Target Company Group is a party and the transactions contemplated hereby and thereby are advisable and fair to, and in the best interests of, the Target Companies and the Target Company Equityholders, and (ii) authorizing and approving the execution, delivery and performance by the Target Companies of this Agreement and the Ancillary Agreements to which any member of the Target Company Group is or will be a party and the transactions contemplated hereby and thereby. No other limited liability company or corporate action, as applicable, is required on the part of any of the Target Companies to enter into this Agreement or the Ancillary Agreements to which either of the Target Companies is or will be a party or to approve the transactions contemplated hereby or thereby.

Section 4.4.   No Conflict.   Subject to the receipt of the consents, clearances, approvals and authorizations and the other requirements set forth in Section 4.5, and except as set forth on Section 4.4 of the Target Company Disclosure Letter, the execution and delivery by each of the Target Companies of this Agreement and the Ancillary Agreements to which any member of the Target Company Group is or will be a party and the consummation by the applicable members of the Target Company Group of the transactions contemplated hereby and thereby (including, for the avoidance of doubt, the Reorganization) do not, and following the Reorganization will not, (a) violate or conflict with any provision of, or result in the breach of, or default under, the Governing Documents of any member of the Target Company Group, (b) violate or conflict with any provision of, or result in the breach of, or default under, any Law, permit, or Governmental Order applicable to any member of the Target Company Group, (c) violate or conflict with any provision of, or result in the breach of, result in the loss of any right or benefit, or cause acceleration, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation, modification, or acceleration) under, any Material Contract or terminate or result in the termination of any such Material Contract or (d) result in the creation of any Lien (other than Permitted Liens) upon the properties or assets of any member of the Target Company Group, except, in the case of subclauses (b)-(d), to the extent that the occurrence of the foregoing would not be, or would not reasonably be expected to be, individually or in the aggregate, material to the Target Company Group, taken as a whole.

Section 4.5.   Governmental Authorities; Consents.   Assuming the truth and completeness of the representations and warranties of SPAC contained in this Agreement, no consent, clearance, waiver, approval or authorization of, or designation, declaration, registration or filing with, or notification to, exemption from, or Permit of any Governmental Authority (each, a “Governmental Authorization”) or other Person is required on the part of any member of the Target Company Group with respect to each Target

Company’s execution or delivery of this Agreement, the execution or delivery of the Ancillary Agreements by any member of the Target Company Group or the consummation of the transactions contemplated hereby and thereby (including, for the avoidance of doubt, the Reorganization), as applicable, except (a) for (i) any applicable requirements of Antitrust Laws, (ii) any consents, approvals, authorizations, designations, declarations, waivers or filings, the absence of which would not, individually or in the aggregate, reasonably be expected to materially impact the ability of the Target Companies to perform or comply with on a timely basis any material obligations of the Target Companies under this Agreement, the Ancillary Agreements or to consummate the transactions contemplated hereunder and thereunder, (iii) the receipt of the Requisite Target Company Equityholder Approval, (iv) any consents, approvals, authorizations, designations, declarations, waivers or filings, the failure of which to be obtained would not, individually or in the aggregate, reasonably be expected to be material to the Target Company Group, taken as a whole, and (v) the filing of the Registration Statement with the SEC and the SEC’s declaration of effectiveness of the Registration Statement, and (b) as set forth on Section 4.5 of the Target Company Disclosure Letter.

Section 4.6.   Capitalization of the Target Companies.   As of the date of this Agreement, the Target Company Equityholders are, and following the Reorganization, the Target Company Equityholders will be, the record and beneficial owners, and have good and valid title (free and clear of all Liens, other than as may be set forth in the Target Company Governing Documents, those arising from restrictions on the sale of securities under applicable securities Laws or pursuant to Permitted Indebtedness) to, one hundred percent (100%) of the Target Company Equity. As of the date of this Agreement, the Target Company Equity constitutes, and following the Reorganization will constitute, all of the issued and outstanding membership interests in each Target Company and has been duly authorized, validly issued and is fully paid and nonassessable. As of the date of this Agreement and following the Reorganization, the Target Company Equity (i) was not issued in violation of the Target Company Governing Documents or any other Contract to which either Target Company is bound; (ii) was not issued in violation of any purchase options, call options, right of first refusal, preemptive rights, right of first offer, subscription rights, transfer restrictions or similar rights of any Person; and (iii) has been offered, sold and issued in compliance in all material respects with applicable Law, including applicable securities Laws. None of the Target Companies has issued or granted and there are no, and following the Reorganization there will not be any, outstanding or authorized equity appreciation, phantom stock, profit participation, preemptive rights, registration rights, approval rights, proxies, rights of first refusal, options, warrants, Contracts, calls, puts, rights to subscribe, conversion rights, or similar rights affecting or providing for the issuance of the Target Company Equity or any other equity interests of the Target Companies, nor are there any Contracts, agreements or arrangements providing for the issuance or grant by any Target Company of any of the foregoing, except as contemplated by this Agreement or the transactions contemplated hereby. There are no, and following the Reorganization there will not be any, (A) voting trusts, proxies or other Contracts with respect to the voting or transfer of the Target Company Equity, other than in the Governing Documents of the Target Companies or as contemplated by this Agreement or (B) Contracts to which either Target Company is a party that require either Target Company to repurchase, redeem or otherwise acquiring any Target Company Equity or securities convertible into or exchangeable for Target Company Equity or to make any investment in any other Person.

Section 4.7.   Capitalization of Subsidiaries.

(a)   The outstanding shares of capital stock or equity interests of each member of the Target Company Group (other than the Target Companies), each of which is set forth on Section 4.7(a) of the Target Company Disclosure Letter as of the date of this Agreement and following the Reorganization, (i) have been duly authorized and validly issued and are, to the extent applicable, fully paid and nonassessable, (ii) have been offered, sold and issued in compliance with applicable Law, including applicable securities Laws, and all requirements set forth in (A) the Governing Documents of such member of the Target Company Group as then in effect and (B) any other applicable Contracts governing the issuance of such securities to which such member of the Target Company Group is a party or otherwise bound, (iii) are not subject to, nor have they been issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of any applicable Law, the Governing Documents of such member of the Target Company Group as then in effect or any Contract to which such member of the Target Company Group is a party or otherwise bound and (iv) are free and clear of any Liens, other than Permitted Liens, Liens pursuant to Permitted Indebtedness or restrictions on transfer arising under applicable securities Laws, or as set out in the Governing Documents of each member of the Target Company Group.

(b)   Following the Reorganization, except as set forth on Section 4.7(b) of the Target Company Disclosure Letter, the Target Companies will own of record and beneficially all of the issued and outstanding shares of capital stock or equity interests of each member of the Target Company Group (other than the Target Companies) free and clear of any Liens, other than Permitted Liens or restrictions on transfer arising under applicable securities Laws or as set out in the Governing Documents of such member of the Target Company Group. As of the date hereof, the members of the Target Company Group do not, and following the Reorganization will not, own any equity interest (or any other securities exercisable or exchangeable for any equity interest) in any other Person, other than an interest in another member of the Target Company Group.

(c)   Except as set forth on Section 4.7(c) of the Target Company Disclosure Letter, there are no, and following the Reorganization there will not be any, outstanding subscriptions, options, warrants, rights or other securities (including debt securities) exercisable or exchangeable for any capital stock or ownership interests in of member of the Target Company Group, any other commitments, calls, conversion rights, rights of exchange or privilege (whether pre-emptive, contractual or by matter of Law), plans or other agreements of any character providing for the issuance of additional shares, the sale of treasury shares or other equity interests or for the repurchase or redemption of shares or other equity interests, of such member of the Target Company Group or the value of which is determined by reference to shares or other equity interests of such member of the Target Company Group, and there are no, and following the Reorganization there will not be any, voting trusts, proxies or agreements of any kind which may obligate any member of the Target Company Group to issue, purchase, register for sale, redeem or otherwise acquire any of its capital stock or ownership interests.

Section 4.8.   Insurance.   Section 4.8 of the Target Company Disclosure Letter contains a true, correct and complete list of, as of the date hereof, all material policies or binders of property, fire and casualty, product liability, workers’ compensation, and other forms of insurance carried by or for the exclusive benefit of the Target Company Group (any such policy, a “Target Company Group Insurance Policy”). All Target Company Group Insurance Policies carried by or for the exclusive benefit of the Target Company Group provide coverage customarily sufficient for a business of the size and type operated by the Target Company Group. True, correct and complete copies of the Target Company Group Insurance Policies as in effect as of the date hereof have previously been made available to SPAC. All Target Company Group Insurance Policies are in full force and effect, all premiums with respect thereto covering all periods up to the Closing Date will have been paid on or prior to the Closing, shall otherwise be maintained by the applicable member of the Target Company Group in full force and effect as they apply to any matter, action or event relating to the Target Company Group occurring through the Closing Date, and no notice of cancellation, termination or reduction in coverage or disallowance of any claim has been received by any member of the Target Company Group with respect to any Target Company Group Insurance Policy. Except as disclosed on Section 4.8 of the Target Company Disclosure Letter, no insurer has denied or disputed coverage of any material claim under a Target Company Group Insurance Policy in the last twelve (12) months.

Section 4.9.   Financial Statements.

(a)   The Target Companies have made available to SPAC true, correct and complete copies of the audited combined balance sheets and statements of operations, statements of owners’ equity and statements of cash flows of the Target Company Group as of and for the years ended December 31, 2022 and December 31, 2021, together with the auditor’s report thereon (provided that such financial statements as of and for the year ended December 31, 2022 shall not be required to include a signed audit opinion, which signed audit opinion shall instead be delivered concurrently with the filing of the Registration Statement with the SEC) (the “Audited Financial Statements”). The Audited Financial Statements (including the notes thereto) (i) fairly present the financial position of the Target Company Group, as of the respective dates thereof and the combined results of operations, and changes in equity and cash flows of the Target Company Group for the respective periods indicated therein, (ii) were prepared in accordance with GAAP, applied on a consistent basis throughout the periods indicated, and (iii) were prepared from, and are in accordance with, the books and records of the Target Company Group.

(b)   Except as set forth on Section 4.9(b) of the Target Company Disclosure Letter, when delivered pursuant to Section 7.3, the Closing Company Financial Statements (i) will fairly present in all material respects the consolidated financial position of the Target Company Group, as of the respective dates thereof, and the consolidated results of operations, the consolidated changes in equity and the consolidated cash flows for the respective periods then ended (subject to normal year-end adjustments that, individually or in the aggregate, are not material in amount or kind and the absence of footnotes or inclusion of limited footnotes), (ii) will have been prepared in material conformity with GAAP applied on a consistent basis through the periods indicated (except as may be indicated in the notes thereto and for the absence of footnotes or the inclusion of limited footnotes), (iii) will have been prepared from, and will be in accordance in all material respects with, the books and records of the Target Company Group and (iv) when delivered by the Target Companies for inclusion in the Registration Statement for filing with the SEC following the date of this Agreement in accordance with Section 7.3, will comply in all material respects with the applicable provisions of the Exchange Act and the Securities Act and the applicable accounting requirements and other rules and regulations of the SEC applicable to a registrant, in each case, as in effect as of the respective dates thereof.

(c)   Neither the Target Companies nor, to the knowledge of the Target Companies, any independent auditor of the Target Companies has identified or been made aware of (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by the Target Company Group, (ii) any fraud, whether or not material, that involves the management or other employees who have a significant role in the preparation of financial statements or the internal accounting controls utilized by the Target Company Group or (iii) any claim or allegation in writing regarding any of the foregoing.

Section 4.10.   No Undisclosed Liabilities.   Except as set forth on Section 4.10 of the Target Company Disclosure Letter, there is no other liability, debt (including Indebtedness) or obligation of, or claim or judgement against, any member of the Target Company Group (whether direct or indirect, absolute or contingent, accrued or unaccrued, known or unknown, liquidated or unliquidated, or due or to become due), except for liabilities, debts, obligations, claims or judgments (a) reflected or reserved for on the Audited Financial Statements or disclosed in the notes thereto, (b) incurred or accrued since the date of the most recent balance sheet included in the Audited Financial Statements in the ordinary course of business of the Target Company Group (none of which relate to a breach of Contract, breach of warranty, tort, infringement, misappropriation, dilution or Action, or violation of, or non-compliance with, any applicable Law or Permit), (c) that will be discharged or paid off prior to or at the Closing, (d) incurred since the date of the most recent balance sheet included in the Audited Financial Statements pursuant to or in connection with the negotiation, execution and delivery of this Agreement, any Ancillary Agreement or the transactions contemplated hereby or thereby or (e) any other liabilities or obligations which are not, individually, or in the aggregate, material to the Target Company Group taken as a whole.

Section 4.11.   Litigation and Proceedings.   Except as set forth on Section 4.11 of the Target Company Disclosure Letter, (a) there is no, and in the last three (3) years there has been no, material Action or Governmental Order (including those brought or threatened by or before any Governmental Authority) pending or, to the knowledge of the Target Companies, threatened in writing against any member of the Target Company Group or any of the members, managers, directors, officers or employees of the members of the Target Company Group with regard to their actions as such, including any Action or Governmental Order that challenges or seeks to enjoin, alter or materially delay the transactions contemplated by this Agreement or any Ancillary Agreement and (b) there is no outstanding Governmental Order or Action imposed upon any member of the Target Company Group that is material to the Target Company Group taken as a whole.

Section 4.12.   Legal Compliance.   Except as set forth on Section 4.12 of the Target Company Disclosure Letter, each member of the Target Company Group is, and during the past three (3) years has been, in compliance in all material respects with all applicable Laws and Governmental Orders which are, in each case, applicable to their respective businesses, operations, assets and properties. During the past three (3) years, no member of the Target Company Group has received any notification from any Governmental Authority of a violation of any applicable Law or Governmental Order, or any investigation by a Governmental Authority for any actual or alleged violation of any applicable Law or Governmental Order, in each case, by any member of the Target Company Group, except as is not and would not reasonably be expected to be, individually or in the aggregate, material to the Target Company Group.

Section 4.13.   Contracts; No Defaults.

(a)   Section 4.13(a) of the Target Company Disclosure Letter contains a list of Contracts in effect as of the date hereof to which any member of the Target Company Group is, or following the Reorganization will be, a party to or by which any member of the Target Company Group, or any of their respective properties or assets, are, or following the Reorganization will be, bound, including, without limitation, all Contracts described in clauses (i) through (a)(xvii) below. True, correct and complete copies of the Contracts listed on Section 4.13(a) of the Target Company Disclosure Letter have previously been delivered to or made available to SPAC or its agents or representatives, together with all material amendments thereto.

(i)   Any Contract with any of Material Customer or Material Supplier;

(ii)   Any stockholder, partnership, investors’ rights, voting, right of first refusal and co-sale, or registration rights agreement, or other Contract with a holder of equity interests of any member of the Target Company Group relating to their ownership of such equity interests, other than any agreements with respect to Class B membership interests of Distressed Asset Portfolio IV, LLC;

(iii)   (A) Each Contract relating to Indebtedness of any member of the Target Company Group or the placing of a Lien (other than a Permitted Lien) on any material asset of any member of the Target Company Group in excess of $250,000, (B) each Contract requiring any member of the Target Company Group to guarantee the liabilities or obligations of any Person or pursuant to which any Person has guaranteed the liabilities or obligations of any member of the Target Company Group, in each case in excess of $250,000 and (C) each surety bond (or similar instrument) relating or pertaining to the Collection Requirements or Collection Authorizations and/or any Contracts related thereto;

(iv)   Any Contract for (A) the divestiture of any business, properties or assets of any member of the Target Company Group or (B) the acquisition by any member of the Target Company Group of any operating business, properties or assets, whether by merger, purchase, sale of equity or assets or otherwise, in each case, which contains continuing obligations or liabilities with respect to any member of the Target Company Group, except for such continuing obligations and liabilities which are customary in Contracts related to the Business;

(v)   Any Contract or group of related Contracts (other than non-continuing purchase orders) reasonably expected to result in future payments to or by any member of the Target Company Group in excess of $250,000 per annum, except for Contracts that are terminable on less than thirty (30) days’ notice without penalty;

(vi)   Any Contract under which any member of the Target Company Group is lessee of or holds or operates any tangible property, including real property, owned by any other Person, except for any lease or agreement under which the aggregate annual rental payments do not exceed $250,000;

(vii)   Each Contract involving the formation of a joint venture or partnership, profit-sharing, or other similar Contract, excluding (A) the respective Governing Documents of the members of the Target Company Group and (B) Contracts between the members of the Target Company Group;

(viii)   Any employment or consulting Contract with any current or former employee (to the extent of any ongoing liability) or individual service provider of any member of the Target Company Group that (A) provides annual base compensation in excess of $250,000 or (B) is not terminable at-will and without any liability to any member of the Target Company Group (other than standard employee confidentiality or non-disclosure agreements) or that cannot be terminated without the payment of severance or similar separation payments (except to the extent required by applicable Law);

(ix)   Any change in control, transaction bonus, retention bonus, stay and pay or similar agreements with any current or former (to the extent of any ongoing liability) employee or individual service provider of any member of the Target Company Group;

(x)   Contracts containing covenants prohibiting, limiting or purporting to limit (A) the ability of any member of the Target Company Group from operating or doing business in any location, market or line of business, (B) the Persons to whom any member of the Target Company Group may sell products or deliver services or (C) the Persons that any member of the Target Company Group may hire or solicit for hire;

(xi)   Any collective bargaining or other agreement or Contract between any member of the Target Company Group, on one hand, and any labor union, labor organization or other employee representative body, on the other hand (each, a “Labor Agreement”), covering any employee of the Target Company Group;

(xii)   Each Contract pursuant to which any member of the Target Company Group (A) grants to a third Person a license to any Target Company IP that is material to the Target Company Group, other than non-exclusive licenses granted to customers, distributors or service providers of the Target Company Group in the ordinary course of business, or (B) is granted by a third Person a license to any Intellectual Property material to the Target Company Group, other than click-wrap and shrink-wrap licenses and other licenses to Software that is generally commercially available to the public with license, maintenance, support, and other fees of less than $250,000 in the aggregate per year;

(xiii)   Each Contract which (A) contains any assignment or any covenant not to assert or enforce any Target Company IP, other than invention assignment and confidentiality agreements with employees and contractors on standard forms made available to SPAC and without any material deviations or exceptions, and (B) pursuant to which any Target Company IP is or was developed by, with or for any Target Company.

(xiv)   Each Contract requiring or providing for any capital expenditure by any member of the Target Company Group after December 31, 2022 in an amount in excess of $250,000;

(xv)   Any Contract that (A) grants to any third Person any “most favored nation rights,” any “take-or-pay rights,” any exclusivity rights or similar provisions, obligations or restrictions related to the business of the Target Company Group or (B) grants to any third Person price guarantees for a period greater than one (1) year from the date of this Agreement and requires aggregate future payments in excess of $250,000 in any calendar year;

(xvi)   Contracts granting to any Person (other than a member of the Target Company Group or ZB Partnership) (A) a right of first refusal, first offer or similar preferential right to purchase or acquire equity interests in any member of the Target Company Group or (B) the right to receive or earn milestones payments, royalties or other contingent payments based on any investigation, manufacture, research, testing, development, regulatory filings or approval, sale, distribution, commercial manufacture or other similar occurrences, developments, activities or events;

(xvii)   Any Contract involving any resolution, conciliation or settlement of any Action or any actual or threatened litigation, arbitration, claim or other dispute under which any member of the Target Company Group has any material ongoing obligations after the date of this Agreement; and

(xviii)   Any outstanding written commitment to enter into any Contract of the type described in subsections (i) through (xvii) of this Section 4.13(a).

(b)   Except for any Contract that will terminate upon the expiration of the stated term thereof prior to the anticipated Closing Date or as set forth on Section 4.13(b) of the Target Company Disclosure Letter, all of the Contracts listed, or required to be listed, on Section 4.13(a) of the Target Company Disclosure Letter (each, a “Material Contract”) are (i) in full force and effect in accordance with their respective terms with respect to the applicable member of the Target Company Group and (ii) represent the legal, valid and binding obligations of the member of Target Company Group party thereto and, to the knowledge of the Target Companies, represent the legal, valid and binding obligations of the counterparties thereto. Except, in each case, where the occurrence of such breach or default or failure to perform would not be material to the Target Company Group, taken as a whole, (x) the applicable member of the Target Company Group has performed in all respects all respective obligations required to be performed by them to date under the Material Contracts and neither any member of the Target Company Group nor, to the knowledge of the Target Companies, any other party thereto is in breach of or default under any such Contract, (y) during the last twelve (12) months, no member of the Target Company Group has received any written claim or written notice of termination or breach of or default under any such Contract and (z) to the knowledge of the Target Companies, no event has occurred which individually or together with other events, would reasonably be expected to result in a breach of or a default under any such Contract by any member of the Target Company Group or any other party thereto (in each case, with or without notice or lapse of time or both). No member of the Target Company Group has (A) given notice of its intent to materially modify, materially amend or otherwise materially alter the terms and conditions of any Material Contract or

(B) received any such written notice from any other party thereto, in each case other than in connection with the scheduled end or termination or other non-breach related expiration of such Contract.

Section 4.14.   Material Customers and Suppliers.   Section 4.14 of the Target Company Disclosure Letter sets forth a true, correct and complete list of the Target Company Group’s (a) (i) top third-party servicing and analytics clients, based on amounts paid to Target Company Group for services for the fiscal year ending December 31, 2022, and for the trailing three (3) month period ending March 31, 2023, showing the approximate total commissions paid to the Target Company Group by each such servicing client and (ii) top purchasers of receivables from Target Company Group, based on amounts paid to Target Company Group for receivables for the fiscal year ending December 31, 2022, and for the trailing three (3) month period ending March 31, 2023 (each such client or purchaser, a “Material Customer”) and (b) (i) the top ten (10) suppliers and vendors of goods and services to the Target Company Group based on amounts paid for goods or services for the fiscal year ending December 31, 2022, and for the trailing three (3) month period ending March 31, 2023, and the approximate total purchases by or commission paid by the Target Company Group from each such material supplier, during each such period and (ii) any sole source supplier of any good or services of the Target Company Group, other than any sole source supplier providing goods or services for which the Target Company Group can readily obtain a replacement supplier without a material increase in the cost of supply (each such supplier listed in the foregoing (i)-(ii), a “Material Supplier”). No such Material Customer or Material Supplier listed on Section 4.14 of the Target Company Disclosure Letter has (1) terminated or threatened to terminate its relationship with any member of the Target Company Group, (2) as of the date hereof, materially reduced its business with any member of the Target Company Group or adversely modified its relationship with any of member of the Target Company Group, (3) as of the date hereof, notified any member of the Target Company Group of its intention to take any such action and, to the knowledge of the Target Companies, no such Material Customer or Material Supplier is contemplating such action, or (4) to the knowledge of the Target Companies, has become insolvent or is subject to bankruptcy proceedings.

Section 4.15.   Target Company Group Benefit Plans.

(a)   Section 4.15(a) of the Target Company Disclosure Letter sets forth an accurate and complete list of each material Target Company Group Benefit Plan. With respect to each Target Company Group Benefit Plan, the Target Companies have made available to SPAC, to the extent applicable, true, complete and correct copies of (i) such Target Company Group Benefit Plan (or, if not written, a written summary of its material terms) and all plan documents and all amendments thereto, and (ii) the most recent determination, opinion or advisory letter, if any, issued by the IRS with respect to any such Target Company Group Benefit Plan and any pending request for such a determination letter.

(b)   (i) Each Target Company Group Benefit Plan has been established, funded, maintained, operated and administered in all material respects in accordance with its terms and in all material respects in compliance with all applicable Laws, including ERISA and the Code, (ii) all contributions or other payments required to be made with respect to any Target Company Group Benefit Plan by applicable Law or under the terms of any Target Company Group Benefit Plan and all premiums due or payable with respect to insurance policies funding any Target Company Group Benefit Plan have been timely made, as applicable and, if not yet due, properly accrued and (iii) each Target Company Group Benefit Plan which is intended to be qualified within the meaning of Section 401(a) of the Code has received a favorable determination, opinion or advisory letter from the IRS as to its qualification or may rely upon an opinion letter for a prototype plan or advisory letter for a volume submitter plan and, to the knowledge of the Target Companies, no fact exists or event has occurred that would reasonably be expected to adversely affect the qualified status of such Target Company Group Benefit Plan.

(c)   No Target Company Group Benefit Plan is, and none of the Target Companies nor any of their respective ERISA Affiliates sponsors, maintains or contributes, to, is required to contribute to, or has any actual or contingent liability or obligation under or with respect to, (i) a multiemployer plan (as defined in Section 4001(a)(3) of ERISA) or pension plan subject to Title IV of ERISA or subject to Section 412 and 430 of the Code or Section 302 of ERISA, (ii) a multiple employer plan as described in Section 413(c) of the Code, (iii) a “multiple employer welfare arrangement” (within the meaning of Section 3(40) of ERISA) or (iv) a “welfare benefit fund” within the meaning of Section 419 of the Code. No member of the Target

Company Group has any current or contingent liability or obligation as a consequence of being considered an ERISA Affiliate of any other Person.

(d)   There are no pending or, to the knowledge of the Target Companies, threatened actions, suits or claims (other than routine claims for benefits) by, on behalf of or against or relating to any Target Company Group Benefit Plan or the assets thereof, and no audit or other proceeding by or before a Governmental Authority is pending or, to the knowledge of the Target Companies, threatened with respect to any Target Company Group Benefit Plan or the assets thereof. The Target Companies and each of their respective ERISA Affiliates have complied in all material respects and are in compliance in all materials respects with the applicable requirements of Part 6 of Subtitle B of Title I of ERISA, Section 4980B of the Code (“COBRA”) and any similar state Law as well as the Affordable Care Act. No member of the Target Company Group has incurred (whether or not assessed) any Tax or penalty under Section 4980B, 4980D, 4980H, 6721 or 6722 of the Code, and no circumstances exist or events have occurred that could reasonably be expected to result in the imposition of any such Taxes or penalties.

(e)   No member of the Target Company Group nor, to the knowledge of the Target Companies, any trustee, administrator or other third-party fiduciary and/or party-in-interest of any Target Company Group Benefit Plan, has engaged in any breach of fiduciary responsibility or any non-exempt “prohibited transaction” (as such term is defined in Section 406 of ERISA or Section 4975 of the Code) to which Section 406 of ERISA or Section 4975 of the Code applies and which would reasonably be expected to subject any member of the Target Company Group to the Tax or penalty on prohibited transactions or breaches of duty imposed by Section 4975 of the Code or Section 502(i) of ERISA, except as could not reasonably be expected to result in any material liability to the Target Company Group.

(f)   No Target Company Group Benefit Plan provides, and no member of the Target Company Group has promised to provide, medical, surgical, hospitalization, death or similar benefits (whether or not insured) for employees (or the spouses or dependents thereof) of the Target Company Group for periods extending beyond their retirement or other termination of service, other than coverage mandated by COBRA (or any similar state Law) for which the recipient pays the full cost of coverage (except for employer subsidies or payments required under applicable Law), and no member of the Target Company Group has any obligation to provide such benefits.

(g)   Except as set forth on Section 4.15(g) of the Target Company Disclosure Letter, the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements will not, either alone or in combination with another event (such as termination of employment or other service following the consummation of the Transactions), (i) entitle any employee of the Target Company Group to any compensation or benefits, (ii) accelerate the time of payment, funding or vesting, or increase the amount of compensation due to any employee of the Target Company Group, (iii) entitle any employee of the Target Company Group to any severance pay or increase in severance pay or any other compensation, (iv) require the Target Companies to set aside any assets to fund any material benefits under any Target Company Group Benefit Plan, (v) otherwise give rise to any material liability under any Target Company Group Benefit Plan or (vi) limit or restrict the Target Company Group’s right to merge, materially amend, terminate or transfer the assets of any Target Company Group Benefit Plan on or following the Closing Date.

(h)   The consummation of the transactions contemplated by this Agreement and the Ancillary Agreements will not, either alone or in combination with another event, result in any “parachute payment” under Section 280G of the Code becoming payable to any employee of the Target Company Group. No Target Company Group Benefit Plan provides for a Tax gross-up, make whole or similar payment to any employee of the Target Company Group with respect to the Taxes imposed under Sections 409A or 4999 of the Code or any other Tax.

(i)   Each Target Company Group Benefit Plan that constitutes in any part a “nonqualified deferred compensation plan” (as defined under Section 409A(d)(1) of the Code) subject to Section 409A of the Code has been operated and administered in all material respects in operational compliance with, and is in all material respects in documentary compliance with, Section 409A of the Code, and no amount payable to any employee of the Target Company Group under any such Target Company Group Benefit Plan is or has been subject to the interest or additional Tax set forth under Section 409A(a)(1)(B) of the Code.

Section 4.16.   Labor Relations; Employees.

(a)   Except as set forth on Section 4.16(a) of the Target Company Disclosure Letter, (i) no member of the Target Company Group is or has in the past three (3) years been a party to or bound by any Labor Agreement covering employees of the Target Company Group, (ii) no Labor Agreement or similar agreement or arrangement covering employees of the Target Company Group is being negotiated by the Target Company Group, (iii) no labor union, labor organization, group of employees of the Target Company Group or any other employee representative body represents, has represented, or has, to the knowledge of the Target Companies, sought to represent any employees of the Target Company Group, and, to the knowledge of the Target Companies, in the past three (3) years there have been no organizing activities with respect to any employees of the Target Company Group and (iv) there are no representation or certification demands, proceedings or petitions seeking a representation proceeding with respect to employees of the Target Company Group pending or, to the knowledge of Target Companies, threatened to be brought or filed with the National Labor Relations Board or any other applicable labor relations authority, and there have been no such demands, proceedings or petitions with respect to any employees of the Target Company Group, as related to their employment or service with the Target Company Group, in the past three (3) years. In the past three (3) years, there has been no actual or, to the knowledge of the Target Companies, threatened strike, slowdown, work stoppage, labor organization activity, lockout, picketing, handbilling or other material labor dispute or similar activity involving employees of the Target Company Group against or affecting any member of the Target Company Group.

(b)   Each member of the Target Company Group has been for the past three (3) years in compliance, in all material respects, with all applicable Laws respecting labor, employment and employment practices including all Laws respecting terms and conditions of employment, health and safety, wages and hours, employee classification (with respect to both exempt vs. non-exempt status and employee vs. independent contractor status), immigration (including the completion of Forms I-9 for all employees of the Target Company Group and the proper confirmation of the Target Company Group’s employees’ employee visas), employment harassment, discrimination or retaliation, whistleblowing, disability rights or benefits, equal opportunity and equal pay, workers’ compensation, labor relations, employee leave issues, COVID-19, affirmative action, unemployment insurance and plant closures and layoffs (including the WARN Act), all as applicable.

(c)   In the past three (3) years, except as could not reasonably be expected to result in any material liability to the Target Company Group, taken as a whole, no member of the Target Company Group has received notice of and, to the knowledge of the Target Companies, there has been no threat of (i) any unfair labor practice charge or material complaint before the National Labor Relations Board or any other Governmental Authority or labor relations tribunal or authority against or affecting the Target Company Group by any employees of the Target Company Group, (ii) any labor complaints, grievances or arbitrations arising out of any Labor Agreement or any other labor complaints, grievances or arbitrations by or on behalf of employees of the Target Company Group against or negatively affecting the Target Company Group, (iii) any charge or complaint with respect to or relating to any member of the Target Company Group by or on behalf of any employees of the Target Company Group pending before the Equal Employment Opportunity Commission or any other Governmental Authority responsible for the prevention of unlawful employment practices, (iv) the intent of any Governmental Authority responsible for the enforcement of labor, employment, wages and hours of work, child labor, immigration or occupational safety and health Laws to conduct an investigation with respect to or relating to the Target Company Group (including employees of the Target Company Group) or that any such investigation is in progress or (v) any Action by or on behalf of any employees of the Target Company Group alleging breach of any express or implied contract of employment, any applicable Law governing employment or the termination thereof or other discriminatory, wrongful or tortious conduct in connection with the employment relationship.

(d)   The Target Company Group has fully and timely paid all wages, salaries, wage premiums, commissions, bonuses, severance and termination payments, fees, and other compensation that have come due and payable to employees of the Target Company Group under applicable Law or Contract; and each individual who is providing or within the past three (3) years has provided services to the Target Company Group and is or was in the past three (3) years classified and treated as an independent contractor, consultant, leased employee or other non-employee service provider is and has been in the past three (3) years properly classified and treated as such for all applicable purposes.

(e)   To the knowledge of the Target Companies, no employee of the Target Company Group is in material violation of any employment agreement, restrictive covenant or obligation, nondisclosure obligation or fiduciary duty owed (i) to any member of the Target Company Group or (ii) to any third party with respect to the right of any such individual to work for or provide services to the Target Company Group or the individual’s disclosure of Trade Secrets.

(f)   Except as set forth on Section 4.16(f) of the Target Company Disclosure Letter, to the knowledge of the Target Companies, no employee of the Target Company Group with annualized compensation at or above $150,000 intends to terminate his or her employment prior to the one (1) year anniversary of the Closing.

(g)   In the past three (3) years, with respect to the Target Company Group (including employees of the Target Company Group), no member of the Target Company Group has engaged in layoffs, facility closures or shutdowns, furloughs, reductions-in-force, employment terminations or other workforce actions sufficient to trigger application of the WARN Act. Except as set forth on Section 4.16(g) of the Target Company Disclosure Letter, no layoff, facility closure or shutdown, furlough, reduction-in-force, temporary layoff, material work schedule change or reduction in hours, or reduction in salary or wages, or other workforce changes affecting employees of the Target Company Group has occurred since March 1, 2020 or is currently contemplated, planned or announced.

(h)   In the past three (3) years, no allegations of discrimination, sexual harassment or sexual misconduct have been made, or, to the knowledge of the Target Companies, threatened to be made against or involving any employees of the Target Company Group. No member of the Target Company Group has entered into any settlement agreements resolving, in whole or in part, allegations of sex discrimination, sexual harassment or sexual misconduct by any employees of the Target Company Group.

(i)   There are a sufficient number of employees of the Target Company Group as of the date hereof to conduct the Target Company Group’s business on a stand-alone basis as of the date hereof.

Section 4.17.   Taxes.

(a)   All material Tax Returns required to be filed by the members of the Target Company Group have been timely filed (taking into account all valid extensions) and all such Tax Returns are true, correct and complete in all material respects.

(b)   All material Taxes required to be paid by the members of the Target Company Group have been duly paid.

(c)   There is no Tax audit, examination or other proceeding with respect to material Taxes of any member of the Target Company Group that is pending or has been threatened in writing.

(d)   Each member of the Target Company Group has complied in all material respects with all applicable Laws relating to the collection and withholding of material Taxes.

(e)   No member of the Target Company Group has waived any statute of limitations with respect to material Taxes of any member of the Target Company Group or agreed in writing to any extension of time with respect to the assessment or deficiency of any material Tax, which waiver or extension remains in effect (excluding extensions of time to file Tax Returns obtained in the ordinary course).

(f)   No member of the Target Company Group has received any written claim from a Governmental Authority in a jurisdiction in which it does not file a Tax Return stating that it is or may be subject to a Tax in such jurisdiction that would be covered by or the subject of such Tax Return, which claim has not been satisfied, withdrawn, or otherwise resolved.

(g)   No member of the Target Company Group has participated in a “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4 or any similar or analogous provision of state, local or non-United States law.

(h)   There are no Liens for material Taxes on any of the assets of the Target Company Group, other than statutory Liens for Taxes not yet due and payable.

(i)   There are no written assessments, deficiencies, adjustments or other claims with respect to material Taxes that have been asserted or assessed against any members of the Target Company Group that have not been paid or otherwise resolved.

(j)   No member of the Target Company Group has any material liability for the Taxes of any Person (other than any member of the Target Company Group) (i) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law) or (ii) as a transferee or successor, or by Contract (except for liabilities pursuant to commercial contracts not primarily relating to Taxes).

(k)   No member of the Target Company Group will be required to include any material amount in taxable income, exclude any material item of deduction or loss from taxable income, or make any adjustment under Section 481 of the Code (or any similar provision of state, local or non U.S. Law) for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) installment sale, intercompany transaction described in the Treasury Regulations under Section 1502 of the Code (or any similar provision of state, local or non-U.S. Law) or open transaction disposition, in each case, made by any member of the Target Company Group prior to the Closing, (ii) change in method of accounting of any member of the Target Company Group for a taxable period (or portion thereof) ending on or prior to the Closing Date made or required to be made prior to the Closing or (iii) “closing agreement” described in Section 7121 of the Code (or any similar provision of state, local or non-U.S. Law) executed by any member of the Target Company Group prior to the Closing.

(l)   No member of the Target Company Group (or any predecessor thereof) has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (or so much of Section 356 of the Code as relates to Section 355 of the Code) at any time in the last three (3) years.

(m)   Except for FRIC Holding, LLC, CCRF and Unifund Corporation, each member of the Target Company Group is and has since formation been treated as an entity disregarded as separate from its owner or a partnership for U.S. federal (and applicable state and local) Tax purposes.

(n)   [Reserved.]

(o)   At all times since its formation until December 28, 2023, FRIC Holding, LLC was a validly electing “S corporation” within the meaning of Sections 1361 and 1362 of the Code (and under all analogous state and local Tax Laws to the extent they recognize S corporation elections or status) and did not take any action to cause its status as an “S corporation” to terminate. No Governmental Authority has challenged or threatened to challenge the former status of FRIC Holding, LLC as an S corporation for federal income Tax purposes. FRIC Holding, LLC has no potential liability for any Tax under Section 1374 of the Code (or under any corresponding provisions of state, local or foreign Tax Law).

(p)   At all times since its formation until the day immediately prior to the Closing Date, CCRF was a validly electing “S corporation” within the meaning of Sections 1361 and 1362 of the Code (and under all analogous state and local Tax Laws to the extent they recognize S corporation elections or status) and did not take any action (excluding entering into this Agreement and consummating the CCRF Contribution and Exchange) to cause its status as an “S corporation” to terminate. No Governmental Authority has challenged or threatened to challenge the former status of CCRF as an S corporation for federal income Tax purposes. CCRF has no potential liability for any Tax under Section 1374 of the Code (or under any corresponding provisions of state, local or foreign Tax Law).

(q)   At all times since its formation until the day immediately prior to the Closing Date, Unifund Corporation was a validly electing “S corporation” within the meaning of Sections 1361 and 1362 of the Code (and under all analogous state and local Tax Laws to the extent they recognize S corporation elections or status) and did not take any action (excluding entering into this Agreement and consummating the CCRF Contribution and Exchange) to cause its status as an “S corporation” to terminate. No Governmental Authority has challenged or threatened to challenge the former status of Unifund Corporation as an S corporation for federal income Tax purposes. Unifund Corporation has no potential liability for any Tax under Section 1374 of the Code (or under any corresponding provisions of state, local or foreign Tax Law).

(r)   As of the date of this Agreement, no member of the Target Company Group has taken or agreed to take any action that would reasonably be expected to prevent or impede the New PubCo Exchanges and the Merger, taken together with other relevant transactions, from qualifying for the Intended Tax Treatment. To the knowledge of the Target Companies, the Reorganization will not result in the incurrence of any material Tax liability.

(s)   Neither of the Target Companies has any plan or intention to cause SPAC to engage in any transaction or make any election that would result in a liquidation of SPAC for U.S. federal income tax purposes. The Target Companies intend that any cash and cash equivalents remaining in the Trust Account after any redemptions of SPAC shares and the distributions contemplated by this Agreement shall be used in the Target Companies’ business.

Section 4.18.   Brokers’ Fees.   Except as set forth on Section 4.18 of the Target Company Disclosure Letter, no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other fee or commission, deferred or otherwise, in connection with the transactions contemplated by this Agreement or the Ancillary Agreement based upon arrangements made by any member of the Target Company Group or any of their Affiliates.

Section 4.19.   Licenses and Permits.   Section 4.19 of the Target Company Disclosure Letter contains a true, correct and complete list of (i) each material Permit held by the Target Company Group and (ii) all Collection Authorizations held by the Target Company Group, in each case, together with the name of the Governmental Authority issuing the same, the holder thereof, and associated registration numbers or identifiers (as applicable). The Target Company Group has, and following the Reorganization will have, all Permits necessary to operate the business of the Target Company Group in the manner in which it is now operated, except where the absence of such Permit would not, individually or in the aggregate, reasonably be expected to have a Target Company Material Adverse Effect. Each Permit is, and following the Reorganization will be, in full force and effect and none of the Permits will, assuming the related third party consent has been obtained or waived prior to the Closing Date, be terminated or become terminable as result of the transactions contemplated by this Agreement or the Ancillary Agreement (including, for the avoidance of doubt, the Reorganization), except, in each case, as would not reasonably be expected to, individually or in the aggregate, have a Target Company Material Adverse Effect. Except as would not have a Target Company Material Adverse Effect, no member of the Target Company Group (a) is in default or violation (and no event has occurred which, with notice or the lapse of time or both, would constitute a material default or violation) in any material respect of any term, condition or provision of any Permits to which it is a party, (b) is or has been in the past three (3) years the subject of any pending or threatened Action, or, to the knowledge of the Target Companies, any investigation, by a Governmental Authority seeking the revocation, suspension, termination, modification or impairment of any Permits or (c) has received any written notice in the past three (3) years that any Governmental Authority that has issued any Permit intends to cancel, terminate, or not renew any such Permit, except to the extent such Permit may be amended, replaced, or reissued as a result of and as necessary to reflect the transactions contemplated by this Agreement and the Ancillary Agreement (provided, that such amendment, replacement, or reissuance would not reasonably be expected to materially adversely affect the ability of New PubCo and the Target Company Group to conduct the Target Company Group’s business as currently conducted from and after the Closing).

Section 4.20.   Title to and Sufficiency of Assets.   The members of the Target Company Group have good and marketable title to, or, in the case of leased properties and assets, valid leasehold interests in, all of the material items of tangible personal property used or held for use in the business of the Target Company Group, free and clear of any and all Liens (other than Permitted Liens). The tangible assets owned or leased by the members of the Target Company Group constitute all of the tangible assets reasonably necessary for the continued conduct of the business of the Target Company Group after the Closing in the ordinary course of business consistent with past practice in all material respects.

Section 4.21.   Real Property.

(a)   Section 4.21(a) of the Target Company Disclosure Letter sets forth a true, correct and complete list as of the date of this Agreement of all Leased Real Property, including the address thereof, and all Real Property Leases pertaining to such Leased Real Property (including the respective dates and names of the parties to such Real Property Leases). Such Leased Real Property comprises all of the real property used or intended to be used in, or otherwise related to, the business of the Target Company Group. With respect to each Leased Real Property:

(i)   The members of the Target Company Group hold a good and valid leasehold estate in such Leased Real Property (or in the case of any datacenter colocation space, a good and valid license), free and clear of all Liens, except for Permitted Liens.

(ii)   The Target Companies have delivered to SPAC true, correct and complete copies of all leases, lease guaranties, subleases, licenses, agreements for the leasing, use or occupancy of, or otherwise granting a right in and to the Leased Real Property, including all amendments, renewals, terminations and modifications thereof, in effect as of the date of this Agreement (collectively, the “Real Property Leases”), and none of such Real Property Leases has been modified in any material respect except to the extent that such modifications have been disclosed by the copies delivered to SPAC.

(iii)   Each Real Property Lease is legal, valid, binding, enforceable and in full force and effect. As of the date of this Agreement, to the knowledge of the Target Companies, there are no material ongoing disputes with respect to such Real Property Leases. Neither the members of the Target Company Group is, nor to the knowledge of the Target Companies, any other party to any Real Property Lease is in material breach or default under such Real Property Lease, and no event has occurred or circumstance exists which, with the delivery of notice, the passage of time or both, would constitute such a material breach or default, or permit the termination, modification or acceleration of rent under such Real Property Lease. No security deposit or portion thereof deposited with respect to any Real Property Lease has been applied in respect of a breach or default thereunder which has not been replenished to the extent required under such Real Property Lease. No member of the Target Company Group has (A) subleased, licensed or otherwise granted any Person the right to use or occupy such Leased Real Property or any portion thereof or (B) collaterally assigned or granted any other security interest in such Leased Real Property or any interest therein. The improvements included in the Leased Real Property are in good condition and repair and sufficient for the operation of the Target Company Group’s business conducted thereon. Except as set forth on Section 4.21(a)(iii) of the Target Company Disclosure Letter, the acquisition of the Target Company Group pursuant to this Agreement does not require the consent of any counterparty to any Real Property Lease, will not result in a breach of or default under any Real Property Lease or otherwise cause any Real Property Lease to cease to be legal, valid, binding, enforceable and in full force and effect on identical terms following the Closing. None of the Target Companies owes, or will owe in the future, any brokerage. None of the Target Companies owes, or will owe in the future, any brokerage commissions or finder’s fees with respect to any Real Property Lease. No counterparty to any Real Property Lease is an affiliate of, and otherwise has any economic interest in, any member of the Target Company Group. There are no liens or encumbrances on the interest of any Target Company Group in any Real Property Lease.

(b)   No member of the Target Company Group owns real property.

Section 4.22.   Intellectual Property.

(a)   Section 4.22(a) of the Target Company Disclosure Letter sets forth a true, complete and accurate list of each item of Target Company IP that is registered or applied for with a Governmental Authority or internet domain name registrar (“Target Company Registered Intellectual Property”) and any material unregistered Marks, including, in each case, as applicable, the jurisdiction in which such item of Target Company Registered Intellectual Property has been registered or filed and the applicable application, registration, or serial or other similar identification number, if any. The Target Companies or a member of the Target Company Group is, and following the Reorganization will be, the sole and exclusive owner of all right, title, and interest in and to all Target Company IP, free and clear of all Liens (other than Permitted Liens). All Target Company IP is valid, subsisting, and, to the knowledge of the Target Companies, enforceable.

(b)   No Actions are pending, or to the knowledge of the Target Companies threatened, against any member of the Target Company Group, either (i) alleging the Target Company Group’s infringement, misappropriation, dilution or other violation of any Intellectual Property of any third Person or

(ii) challenging the ownership, use, validity or enforceability of any Target Company IP or Intellectual Property of the Target Company Group used in the operation of the Target Company Group’s business. To the knowledge of the Target Companies, no member of the Target Company Group is infringing, misappropriating, diluting or otherwise violating, nor during the last six (6) years has infringed, misappropriated, diluted, or otherwise violated any Intellectual Property of any Person.

(c)   Except as set forth on Section 4.22(c) of the Target Company Disclosure Letter, (i) to the knowledge of the Target Companies, no Person is infringing, misappropriating, diluting or otherwise violating any Target Company IP, and (ii) there is no material Action pending or threatened alleging infringement, misappropriation, dilution or other violation of any Target Company IP by any Person.

(d)   No Target Company accesses, uses, modifies, or links to, nor has accessed, used, modified, linked to, or created derivative works of any Public Software in a manner which would subject any Target Company IP to any obligations set forth in the license for such Public Software, that (i) require any Target Company IP to be licensed, sold, disclosed, distributed, hosted or otherwise made available, including in source code form and/or for the purpose of making derivative works, for any reason, or (ii) grant, or require any member of a Target Company Group to grant, the right to decompile, disassemble, reverse engineer or otherwise derive the source code or underlying structure of any Target Company IP.

(e)   The Target Company Group has implemented commercially reasonable measures to maintain and protect the confidentiality of the material Trade Secrets included in the Target Companies IP. The employees, representatives, consultants, contractors and agents of the Target Company Group who have access to Trade Secrets used in and necessary to the operation of the business of the Target Company Group are bound by written confidentiality agreements with respect to such Trade Secrets, or are otherwise legally obligated to maintain the confidentiality of such Trade Secrets. To the knowledge of the Target Companies, (i) no member of the Target Company Group has suffered any breaches or violations of any such confidentiality agreements or obligations, (ii) there has been no unauthorized access to or disclosure of any such Trade Secrets owned by a Target Company Group and (iii) no officer, employee, contractor, consultant or agent of any Target Company Group has misappropriated any Trade Secrets or other confidential information of any other third party in the course of the performance of her, his or its duties.

(f)   All current or past founders, employees, representatives and contractors of the members of the Target Company Group who contribute or have contributed to the creation or development of any material Target Company IP in the course of their employment or provision of services for the Target Company Group have executed written agreements pursuant to which such Persons have validly assigned to the applicable members of the Target Company Group all of such Person’s rights, title, and interest in and to such Intellectual Property that did not vest automatically in the relevant members of the Target Company Group by operation of Law.

(g)   The IT Systems used by the Target Company Group operate and perform in all material respects as required for the conduct of the businesses of the Target Company Group. To the knowledge of Target Companies, the IT Systems used by the Target Company Group do not contain any “time bombs,” “Trojan horses,” “back doors,” “trap doors,” worms, viruses, spyware, keylogger Software, or other faults or malicious code or damaging devices, or any other vulnerabilities (“Malicious Code”). Each member of a Target Company Group has taken commercially reasonable actions designed to protect the security of the IT Systems, including by implementing procedures designed to inhibit unauthorized access and the introduction of any Malicious Code.

Section 4.23.   Privacy and Cybersecurity.

(a)   The members of the Target Company Group or to the knowledge of the Target Companies, all vendors processors and other third parties Processing or otherwise with access to Personal Information collected and/or Processed by or for, and/or sharing Personal Information with, the Target Companies (collectively, “Data Partners”) are in material compliance with, and at all times during the past three (3) years the members of the Target Company Group have been, in compliance with, (i) all applicable Privacy Laws, (ii) the Target Company Group’s internal and external privacy policies, notices and/or statements applicable to the business of the Target Company Group and (iii) the contractual obligations applicable to the Target Company Group with respect to the business of the Target Company Group concerning privacy, data protection, cybersecurity, data security and the security of the Target Company Group’s information technology systems (collectively, “Privacy Requirements”). There are no Actions by any Person (including any Governmental Authority) pending to which any member of the Target Company Group is a named party or, to the knowledge of the Target Companies, threatened in writing against any member of the Target Company Group, alleging a violation of any Privacy Requirement and there have been no such Actions during the past three (3) years.

(b)   Except as set forth on Section 4.23(b) of the Target Company Disclosure Letter, during the past three (3) years preceding the date of this Agreement, (i) to the knowledge of the Target Companies, there have been no accidental, unlawful or unauthorized intrusions nor breaches of the security of the Target Companies’, or to the knowledge of the Target Companies, the Data Partner’s, IT Systems that have resulted in the unauthorized access, use, loss, disclosure, destruction, modification, corruption, compromise or encryption of any Personal Information contained or stored therein (a “Security Incident”), and (ii) there have been no disruptions in any IT Systems that have caused a material disruption in the operation of any member of the Target Company Group. The Target Company Group has implemented and requires its Data Partners to implement: (A) commercially reasonable measures designed to protect Personal Information and other confidential information in their possession, custody, or control against unauthorized access, use, modification, disclosure or other misuse, including through administrative, technical and physical safeguards and (B) commercially reasonable security controls and disaster recovery plans and procedures for the IT Systems within their control and used in the business of the Target Company Group, which are designed to protect the confidentiality, integrity and availability of such IT Systems and the data processed by such IT Systems.

(c)   During the past three (3) years, (i) the Target Company Group, nor to the knowledge of the Target Companies, any Data Partner, have not experienced any Security Incident, (ii) no member of the Target Company Group has received any written notice, inquiry, request, claim or complaint from any Person, or provided any written notice or been required to provide notice to any Person, with respect to any Security Incident or violation of the Privacy Requirements or (iii) been subject to any investigation or enforcement action by, any Governmental Authority or other Person.

Section 4.24.   Environmental Matters.

(a)   Each member of the Target Company Group is, and during the past three (3) years has been, in compliance in all material respects with all applicable Environmental Laws and all Permits required thereunder for the occupation of its facilities and the operation of its business.

(b)   To the knowledge of the Target Companies, there has been no release of Hazardous Materials in contravention of Environmental Laws with respect to the business or assets of any of the Target Companies or any real property currently or formerly owned, operated or leased by any of the Target Companies, including the Leased Real Property, and none of the Target Companies have received a written notice, order, directive, claim or demand from any Governmental Authority or other Person that any real property currently or formerly owned, operated or leased in connection with the business of such Target Company (including soils, groundwater, surface water, buildings and other structures located on any such real property), including the Leased Real Property, has been contaminated with any Hazardous Material that would reasonably be expected to give rise to material liability for such Target Company under any Environmental Laws.

(c)   No Action is pending or, to the knowledge of the Target Companies, threatened with respect to the Target Company Group’s material noncompliance with or material liability under Environmental Laws with respect to the operation or conduct of the Target Company Group’s business.

(d)   The Target Companies have made available to SPAC true, correct and complete copies of all material environmental, health or safety reports, assessments, audits and inspections in the possession of the Target Company Group.

(e)   No member of the Target Company Group has received any written communications or notices from or to any Governmental Authority or other Person concerning any material non-compliance of any member of the Target Company Group with, or liability of any member of the Target Company Group under, any Environmental Law.

Section 4.25.   Absence of Changes.   During the period beginning on December 31, 2022, and ending on the date of this Agreement, except as set forth on Section 4.25 of the Target Company Disclosure Letter, (a) there has not been any Target Company Material Adverse Effect and, in the case of the following clauses (b) and (c), except for actions taken in preparation for and in connection with this Agreement and the Ancillary Agreements, (b) the Target Company Group has conducted the business of the Target Company Group in the ordinary course of business in all material respects and (c) except as set forth on Section 4.25 of the Target Company Disclosure Letter, no member of the Target Company Group has taken any action or omitted to take an action which, if taken or omitted to be taken after the date of this Agreement until the Closing, would require the consent of SPAC pursuant to Section 7.1.

Section 4.26.   Anti-Corruption and Anti-Money Laundering Compliance.

(a)   For the past five (5) years, no member of the Target Company Group, nor any director, officer, employee, nor, to the knowledge of the Target Companies, any representative or agent acting on behalf of the Target Company Group (to the extent applicable or related to the operation or conduct of the Target Company Group’s business), has (i) violated any Anti-Bribery Laws or Anti-Money Laundering Laws, (ii) used any funds for any unlawful contribution, gift, entertainment, or other unlawful expense relating to political activity, (iii) made any unlawful payment to any official or employee of a Governmental Authority or (iv) offered or given anything of value to any official or employee of a Governmental Authority, any political party or official thereof, any candidate for political office, or any other Person, in any such case while knowing that all or a portion of such money or thing of value will be offered, given or promised, directly or indirectly, to any official or employee of a Governmental Authority or candidate for political office, in each case in violation of the Anti-Bribery Laws.

(b)   To the knowledge of the Target Companies, in the past five (5) years, there have been no internal investigations, third-party investigations (including by any Governmental Authority), prosecutions, voluntary disclosures, deficiency notices, allegations or internal or external audits concern possible violations of the Anti-Bribery Laws or Anti-Money Laundering Laws by any member of the Target Company Group or any director, officer, employee, representative or agent acting on behalf of the Target Company Group to the extent applicable or related to the operation or conduct of the Target Company Group’s business.

(c)   The Target Company Group maintains policies and procedures and adheres to systems of internal controls that, to the knowledge of the Target Companies, are reasonably adequate to ensure compliance with applicable Anti-Bribery Laws and Anti-Money Laundering Laws with respect to the Target Company Group’s business.

Section 4.27.   Sanctions and International Trade Compliance.

(a)   Each member of the Target Company Group is, and has been for the past five (5) years, in material compliance with all International Trade Laws and Sanctions Laws (to the extent applicable or related to the operation or conduct of the Target Company Group’s business). The Target Company Group has obtained all required licenses, consents, notices, waivers, approvals, orders, registrations, declarations or other authorizations from, and have made any material filings with, any applicable Governmental Authority for the import, export, re-export, deemed export, deemed re-export or transfer required under the International Trade Laws and Sanctions Laws (the “Export Approvals”), to the extent applicable or related to the operation or conduct of the Target Company Group’s business. There are no pending or, to the knowledge of the Target Companies, threatened Actions against any member of the Target Company Group (to the extent applicable or related to the operation or conduct of the Target Company Group’s business) that allege any material violation of International Trade Laws or Sanctions Laws or any Export Approvals.

(b)   No member of the Target Company Group nor any of their respective employees, directors or officers, or to the knowledge of the Target Companies, any Target Company Group member’s respective agents or representatives or other Persons acting on behalf of any member of the Target Company Group, (i) is, or has been during the past five (5) years, a Sanctioned Person, (ii) has transacted business directly or knowingly indirectly with any Sanctioned Person or in any Sanctioned Country, in violation of Sanctions Laws or (iii) violated any applicable Sanctions Laws or International Trade Laws.

(c)   The members of the Target Company Group have maintained policies and procedures and adhered to systems of internal controls that, to the knowledge of the Target Companies, are reasonably adequate to ensure compliance with applicable Sanctions Laws and International Trade Laws applicable to the Target Company Group’s business.

Section 4.28.   No Regulatory Impediments.   There are no facts or circumstances related to the identity, financial condition, jurisdiction of domicile or regulatory status of any member of the Target Company Group or any of their respective Affiliates that, to the knowledge of the Target Companies, would reasonably be expected to materially impair or delay the ability to obtain the consents, approvals, authorizations and waivers (or make the filings, notifications or notices) that are the subject of Section 11.1(e) (including, without limitation, the Collection Filings) or to execute or perform its or any member of the Target Company Group’s obligations under this Agreement or the Ancillary Agreements, including the consummation of the Transactions (including, for the avoidance of doubt, the Reorganization). As of the date of this Agreement, no member of the Target Company Group nor any of their respective Affiliates has received written notification or, to the knowledge of the Target Companies, oral notice or communication from any Governmental Authority that such Governmental Authority would oppose the Transactions or refuse to grant or issue its consent or approval, if required, with respect to the Transactions.

Section 4.29.   Information Supplied.   None of the information supplied or to be supplied by the Target Companies specifically in writing for inclusion in the Proxy Statement/Registration Statement will, as of the date on which the Proxy Statement/Registration Statement is declared effective and as of the date the Proxy Statement/Registration Statement (or any amendment thereto) is first mailed to the SPAC Stockholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

Section 4.30.   No Additional Representations or Warranties.   Except as provided in this Article 4 (as modified by the Target Company Disclosure Letter) or any Ancillary Agreement, neither any member of the Target Company Group, nor any of their respective directors, managers, officers, employees, direct or indirect equityholders, partners, members or representatives has made, or is making, any representation or warranty whatsoever (whether express or implied) to SPAC, the Sponsor or any of their respective Affiliates, and except with respect to such representations, no such Person shall be liable in respect of the accuracy or completeness of any information provided or made available to SPAC, the Sponsor or any of their respective Affiliates. Without limiting the foregoing, SPAC acknowledges that its advisors have made their own independent investigation of the members of the Target Company Group.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF SPAC

Except as set forth in (a) any SPAC SEC Filings filed or submitted on or prior to the date hereof (excluding (i) any disclosures in any risk factors section that do not constitute statements of fact, disclosures in any forward-looking statements, disclaimers and other disclosures that are generally cautionary, predictive or forward-looking in nature, and (ii) any exhibits or other documents appended thereto) (it being acknowledged that nothing disclosed in such SPAC SEC Filings will be deemed to modify or qualify the representations and warranties set forth in Section 5.1, Section 5.2, Section 5.13 or Section 5.16), or (b) the disclosure letter delivered by SPAC to the Target Companies on the date of this Agreement (the “SPAC Disclosure Letter”) (each section of which, subject to Section 13.9, qualifies the correspondingly numbered and lettered representations in this Article 5), SPAC represents and warrants to each Target Company as follows:

Section 5.1.   SPAC Organization.   SPAC has been duly incorporated and is validly existing and is in good standing under the Laws of the State of Delaware and has the requisite corporate power and authority to own, lease or operate all of its properties and assets and to carry on in all material respects its business as it is now being conducted, except where the failure to have such power would not prevent or materially delay the consummation of the transactions contemplated by this Agreement or the Ancillary Agreements to which SPAC is a party. The copies of the SPAC Governing Documents, as amended to the date of this Agreement and as previously delivered by SPAC to the Target Companies, are true, correct and complete. SPAC is duly qualified, licensed or registered and is in good standing as a foreign corporation or company in all jurisdictions in which its ownership of property or the character of its activities is such as to require it to be so qualified, licensed or registered, except where failure to be so qualified, licensed or registered would not reasonably be expected to have a SPAC Material Adverse Effect.

Section 5.2.   Due Authorization.

(a)   SPAC has all requisite corporate power and authority to (i) execute and deliver this Agreement and the documents contemplated hereby, and (ii) subject to the receipt of the SPAC Stockholder Approval, consummate the Transactions and perform all obligations to be performed by it hereunder and thereunder. The execution and delivery of this Agreement and the documents contemplated hereby and the consummation of the Transactions have been (A) duly and validly authorized and approved by the SPAC Board and (B) determined by the SPAC Board as advisable to SPAC and the SPAC Stockholders and recommended for approval by the SPAC Stockholders. No other corporate proceeding on the part of SPAC is necessary to authorize the execution and delivery of this Agreement and the documents contemplated hereby (other than the SPAC Stockholder Approval). This Agreement has been, and at or prior to the Closing, the other documents contemplated hereby will be, duly authorized, executed and delivered by SPAC, and (assuming due authorization, execution and delivery of this Agreement by the other Parties and of the other documents to which SPAC is a party contemplated hereby by the other parties thereto) this Agreement constitutes, and at or prior to the Closing, the other documents contemplated hereby will constitute, a legal, valid and binding obligation of SPAC, enforceable against SPAC in accordance with their respective terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.

(b)   The SPAC Stockholder Approval is the only vote of any of SPAC’s capital stock necessary in connection with the entry into or performance of this Agreement by SPAC, and the consummation of the Transactions, including the Closing.

Section 5.3.   No Conflict.   Subject to the receipt of the consents, clearances, approvals, authorizations and other requirements set forth in Section 5.8 and the SPAC Stockholder Approval, the execution and delivery of this Agreement by SPAC and the other documents contemplated hereby by SPAC and the consummation of the Transactions do not and will not (a) violate or conflict with any provision of, or result in any breach of or default under the Governing Documents of SPAC, (b) violate or conflict with any provision of, or result in the breach of, or default under any applicable Law or Governmental Order applicable to SPAC, (c) violate or conflict with any provision of, or result in the breach of, result in the loss of any right or benefit, or cause acceleration, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under any Contract to which SPAC is a party or by which SPAC may be bound, or terminate or result in the termination of any such Contract or (d) result in the creation of any Lien upon any of the properties or assets of SPAC (other than Permitted Liens), except, in the case of clauses (b) through (d), to the extent that the occurrence of the foregoing would not (i) have, or would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of SPAC to enter into and perform their obligations under this Agreement and (ii) be material to SPAC.

Section 5.4.   Subsidiaries.   SPAC has no Subsidiaries. Except for this Agreement, SPAC is not bound by any Contract, as of the date hereof or as may hereafter be in effect under which it may become obligated to make, any future investment in or capital contribution to any other entity. SPAC does not directly or indirectly own any equity or similar interest in or any interest convertible, exchangeable or exercisable for, any equity or similar interest in, any corporation, partnership, joint venture or other business, association or entity.

Section 5.5.   Litigation and Proceedings.   There are no pending or, to the knowledge of SPAC, threatened material Actions against or involving SPAC, its properties, directors, managers, officers or assets, that, if adversely decided or resolved, has been or would reasonably be expected to be, individually or in the aggregate, material to SPAC. There is no outstanding Governmental Order imposed upon SPAC, nor are any assets of SPAC’s businesses bound or subject to any Governmental Order the violation of which would, individually or in the aggregate, reasonably be expected to be material to SPAC. As of the date hereof, SPAC is in compliance in all material respects with all Laws applicable to SPAC.

Section 5.6.   SEC Filings.   SPAC has timely filed or furnished, as applicable, all statements, forms, reports and documents required to be filed or furnished by it with the SEC pursuant to the Exchange Act or the Securities Act since November 23, 2021 (collectively, as they have been amended since the time of their filing through the date hereof, including all exhibits and schedules and documents incorporated by reference therein, the “SPAC SEC Filings”). Each of the SPAC SEC Filings, as of the respective date of its filing (or if amended or superseded by a filing prior to the date of this Agreement or the Closing Date, then on the date of such filing), and as of the date of any amendment (or if amended or superseded by a filing prior to the date of this Agreement or the Closing Date, then on the date of such filing or the Closing Date), complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act, the Sarbanes-Oxley Act and the rules and regulations promulgated thereunder, as the case may be. As of the respective date of its filing (or if amended or superseded by a filing prior to the date of this Agreement or the Closing Date, then on the date of such filing), none of the SPAC SEC Filings contained any untrue statement of material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading. As of the date hereof, there are no outstanding or unresolved comments in comment letters received from the SEC with respect to the SPAC SEC Filings. To the knowledge of SPAC, none of the SPAC SEC Filings filed on or prior to the date hereof is subject to ongoing SEC review or investigation as of the date hereof.

Section 5.7.   Internal Controls; Listing; Financial Statements.

(a)   Except as not required in reliance on exemptions from various reporting requirements by virtue of SPAC’s status as an “emerging growth company” within the meaning of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (“JOBS Act”), SPAC has established and maintained disclosure controls and procedures (as defined in Rule 13a-15 and Rule 15d-15 under the Exchange Act) designed to ensure that material information relating to SPAC is made known to SPAC’s principal executive officer and its principal financial officer by others within SPAC, particularly during the periods in which the periodic reports required under the Exchange Act are being prepared and such disclosure controls and procedures are effective in timely alerting SPAC’s principal executive officer and principal financial officer to material information required to be included in SPAC’s periodic reports required under the Exchange Act and the rules promulgated thereunder. Since November 23, 2021, except as otherwise disclosed in the SPAC SEC Filings, SPAC has established and maintained a system of internal controls over financial reporting (as defined in Rule 13a-15 and Rule 15d-15 under the Exchange Act) sufficient to provide reasonable assurance regarding the reliability of SPAC’s financial reporting and the preparation of SPAC’s financial statements for external purposes in accordance with GAAP.

(b)   Since November 23, 2021, SPAC has complied in all material respects with the applicable listing and corporate governance rules and regulations of the NYSE or Nasdaq, as applicable. The SPAC Class A Common Stock are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the NYSE or Nasdaq, as applicable. There are no Actions pending or, to the knowledge of SPAC, threatened against SPAC by the NYSE or the SEC with respect to any intention by such Person to deregister the SPAC Class A Common Stock or prohibit or terminate the listing of the SPAC Class A Common Stock on the NYSE.

(c)   The financial statements of SPAC included in the SPAC SEC Filings, including all notes and schedules thereto (the “SPAC Financial Statements”), complied in all material respects when filed, or if amended prior to the date hereof or the Closing Date, as of the date of such amendment, with the applicable provisions of the Exchange Act and the Securities Act and the applicable accounting requirements and other rules and regulations of the SEC with respect thereto, were prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto, or in the case of the unaudited statements, as permitted by Regulation S-X of the SEC) and fairly present in all material respects in accordance with the applicable requirements of GAAP (except as may be indicated in the notes thereto, subject, in the case of the unaudited statements, to normal year-end audit adjustments that are not material) the financial position of SPAC, as at the respective dates thereof, and the results of operations and cash flows of SPAC, for the periods presented therein.

(d)   There are no outstanding loans or other extensions of credit made by SPAC to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of SPAC. SPAC has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

(e)   Except as otherwise disclosed in the SPAC SEC Filings, neither SPAC (including any employee thereof) nor SPAC’s independent auditors has identified or been made aware of (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by SPAC, (ii) any fraud, whether or not material, that involves SPAC’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by SPAC or (iii) any claim or allegation regarding any of the foregoing.

(f)   Each director, executive officer and applicable beneficial holder of the SPAC has filed with the SEC on a timely basis all statements required by Section 16(a) of the Exchange Act and the rules and regulations promulgated thereunder.

Section 5.8.   Governmental Authorities; Consents.   Assuming the truth and completeness of the representations and warranties of the Target Companies, New PubCo and Merger Sub contained in this Agreement, no consent, clearance, waiver, approval or authorization of, or designation, declaration or filing with, or notification to, any Governmental Authority or other Person is required on the part of SPAC with respect to SPAC’s execution or delivery of this Agreement or the consummation of the Transactions, except for (i) any applicable requirements of Antitrust Laws, (ii) the filing of the Registration Statement with the SEC and the SEC’s declaration of effectiveness of the Registration Statement, (iii) the filings, submissions and approvals contemplated by Section 10.8, (iv) the filing of the Certificate of Merger with, and the acceptance thereof for filing by, the Secretary of State of the State of Delaware in accordance with the DGCL, (v) any consents, approvals, authorizations, designations, declarations, waivers or filings, the absence of which would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of SPAC to perform or comply with on a timely basis any material obligation of SPAC under this Agreement or to consummate the Transactions, (vi) the receipt of the SPAC Stockholder Approval and (vii) as otherwise disclosed on Section 5.8 of the SPAC Disclosure Letter.

Section 5.9.   Trust Account.   As of the date of this Agreement, SPAC has at least $181,743,652 in a trust account (the “Trust Account”) maintained by American Stock Transfer & Trust Company, LLC, as trustee (the “Trustee”), such monies invested in United States government securities or money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act pursuant to the Investment Management Trust Agreement, dated as of November 23, 2021 (the “Trust Agreement”), by and between SPAC and the Trustee. There are no separate Contracts, side letters or other arrangements or understandings (whether written or unwritten, express or implied) that would cause the description of the Trust Agreement in SPAC SEC Filings to be inaccurate in any material respect or, to the knowledge of SPAC, that would entitle any Person (other than the SPAC Stockholders holding shares of SPAC Class A Common Stock in connection with any SPAC Share Redemption and any other amounts set forth on Section 5.9 of the SPAC Disclosure Letter) to any portion of the proceeds in the Trust Account. Prior to the Closing, none of the funds held in the Trust Account may be released except (i) to pay income and franchise Taxes from any interest income earned in the Trust Account and (ii) to redeem shares of SPAC Class A Common Stock in accordance with the provisions of the SPAC Governing Documents. There are no claims or proceedings pending or, to the knowledge of SPAC, threatened with respect to the Trust Account. SPAC has performed all material obligations required to be performed by it to date under, and is not in default, breach or delinquent in performance or any other respect (claimed or actual) in connection with, the Trust Agreement, and no event has occurred which, with due notice or lapse of time or both, would constitute such a default or breach thereunder. As of the Merger Effective Time, the obligations of SPAC to dissolve or liquidate pursuant to the SPAC Governing Documents shall terminate, and as of the Merger Effective Time, SPAC shall have no obligation whatsoever pursuant to the SPAC Governing Documents to dissolve and liquidate the assets of SPAC by reason of the consummation of the Transactions. To SPAC’s knowledge, as of the date hereof, following the Merger Effective Time, no SPAC Stockholder shall be entitled to receive any amount from the Trust Account except to the extent such SPAC Stockholder is exercising a SPAC Share Redemption. As of the date hereof, assuming the accuracy of the representations and warranties of the Target Companies contained herein and the compliance by the Target Companies with their obligations hereunder, SPAC does not have any reason to believe that any of the conditions to the use of funds in the Trust Account will not be satisfied or funds available in the Trust Account will not be available to SPAC on the Closing Date.

Section 5.10.   Investment Company Act; JOBS Act.   SPAC is not an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of an “investment company,” in each case within the meaning of the Investment Company Act. SPAC constitutes an “emerging growth company” within the meaning of the JOBS Act and a “smaller reporting company” (as defined in 17 CFR § 229.10(f)(1)).

Section 5.11.   Absence of Changes.   Since March 31, 2023, (a) there has not been any event or occurrence that has had, or would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of SPAC to enter into and perform its obligations under this Agreement and (b) except as set forth in Section 5.11 of the SPAC Disclosure Letter, SPAC has, in all material respects, conducted its business and operated its properties in the ordinary course of business consistent with past practice.

Section 5.12.   No Undisclosed Liabilities.   Except as set forth on Section 5.12 of the SPAC Disclosure Letter, as of the date of this Agreement, there is no other liability, debt (including Indebtedness) or obligation of, or claim or judgement against, SPAC (whether direct or indirect, absolute or contingent, accrued or unaccrued, known or unknown, liquidated or unliquidated, or due or to become due), except for liabilities, debts, obligations, claims or judgments (a) reflected or reserved for on SPAC’s financial statements in SPAC SEC Filings or disclosed in the notes thereto, (b) incurred or accrued since the date of the most recent balance sheet included in SPAC SEC Filings in the ordinary course of business, consistent with past practice, (c) that will be discharged or paid off prior to or at the Closing or (d) any other liabilities and obligations which are not, individually or in the aggregate, material to SPAC.

Section 5.13.   Capitalization of SPAC.

(a)   As of the date of this Agreement, the authorized capital stock of SPAC consists of (i) 100,000,000 shares of SPAC Class A Common Stock, 17,250,000 of which are issued and outstanding, (ii) 10,000,000 shares of SPAC Class B Common Stock, of which 4,312,500 shares are issued and outstanding, and (iii) 1,000,000 shares of preferred stock, of which no shares are issued and outstanding. The foregoing represents all of the issued and outstanding shares of capital stock of SPAC as of the date of this Agreement. All issued and outstanding shares of SPAC Common Stock (A) have been duly authorized and validly issued and are fully paid and nonassessable; (B) have been offered, sold and issued in compliance with applicable Law, including federal and state securities Laws, and all requirements set forth in (1) the SPAC Governing Documents and (2) any other applicable Contracts governing the issuance of such securities to which SPAC is a party or otherwise legally bound; (C) have not been issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of any applicable Law, the SPAC Governing Documents or any Contract to which SPAC is a party or otherwise legally bound; and (D) are free and clear of any Liens, other than restrictions on transfer arising under applicable securities Laws, and other than as set out in the SPAC Governing Documents.

(b)   Subject to the terms and conditions of the Warrant Agreements and, solely with respect to the SPAC Public Warrant Agreement, unless otherwise amended by the SPAC Public Warrant Amendment, each SPAC Warrant will be exercisable after giving effect to the Merger for one share of SPAC Common Stock at an exercise price of eleven Dollars fifty cents ($11.50) per share. As of the date of this Agreement, approximately 8,625,000 SPAC Public Warrants and 7,483,333 SPAC Private Placement Warrants are issued and outstanding. SPAC Warrants are not exercisable until the date that is thirty (30) days after the Closing Date. All outstanding SPAC Warrants (i) have been duly authorized and validly issued and constitute valid and binding obligations of SPAC, enforceable against SPAC in accordance with their terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity; (ii) have been offered, sold and issued in compliance with applicable Law, including federal and state securities Laws, and all requirements set forth in (A) the SPAC Governing Documents and (B) any other applicable Contracts governing the issuance of such securities; and (iii) are not subject to, nor have they been issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of any applicable Law, the SPAC Governing Documents or any Contract to which SPAC is a party or otherwise legally bound. Except for the SPAC Governing Documents and this Agreement and as contemplated by the SPAC Public Warrant Amendment, there are no outstanding Contracts of SPAC to repurchase, redeem or otherwise acquire any SPAC Common Stock.

(c)   Except as set forth in this Section 5.13 of the SPAC Disclosure Letter or as contemplated by this Agreement or the other documents contemplated hereby, SPAC has not granted any outstanding options, stock appreciation rights, warrants, rights or other securities convertible into or exchangeable or exercisable for shares of SPAC Common Stock, or any other commitments or agreements providing for the issuance of additional shares, the sale of treasury shares, for the repurchase or redemption of any shares of SPAC Common Stock or the value of which is determined by reference to shares of SPAC Common Stock, and there are no Contracts of any kind which may obligate SPAC to issue, purchase, redeem or otherwise acquire any shares of SPAC Common Stock.

Section 5.14.   Brokers’ Fees.   Except fees described on Section 5.14 of the SPAC Disclosure Letter, no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other fee or commission, deferred or otherwise, in connection with the Transactions or SPAC’s initial public offering based upon arrangements made by SPAC or any of its Affiliates.

Section 5.15.   Taxes.

(a)   All material Tax Returns required to be filed by SPAC have been timely filed (taking into account all valid extensions) and all such Tax Returns are true, correct and complete in all material respects.

(b)   All material Taxes required to be paid by SPAC have been duly paid.

(c)   No Tax audit, examination or other proceeding with respect to Taxes of SPAC is pending or has been threatened in writing in respect of material Taxes.

(d)   SPAC has complied in all material respects with all applicable Laws relating to the collection and withholding of material Taxes.

(e)   SPAC has not waived any statute of limitations with respect to material Taxes or agreed in writing to any extension of time with respect to the assessment or deficiency of any material Tax, which waiver or extension remains in effect (excluding extensions of time to file Tax Returns obtained in the ordinary course).

(f)   SPAC has not received written claim from a Governmental Authority in a jurisdiction in which it does not file Tax Returns stating that it is or may be subject to Tax in such jurisdiction, which claim has not been satisfied, withdrawn or otherwise resolved.

(g)   SPAC has not participated in any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4 or any similar or analogous provision of state, local or non-United States law.

(h)   There are no Liens for material Taxes on any of the assets of SPAC, other than statutory Liens for Taxes not yet due and payable.

(i)   There are no written assessments, deficiencies, adjustments or other claims with respect to material Taxes that have been asserted or assessed against SPAC that have not been paid or otherwise resolved.

(j)   SPAC is not subject to any Tax sharing, allocation or similar agreement (other than such Agreements that have been disclosed in public filings with respect to SPAC or that are customary commercial contracts entered into with persons who are not Affiliates or direct or indirect equity holders in the Sponsor).

(k)   SPAC does not have any material liability for the Taxes of any Person (other than SPAC) (i) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law) or (ii) as a transferee or successor, or by Contract (except for liabilities pursuant to commercial contracts not primarily relating to Taxes).

(l)   SPAC will not be required to include any material amount in taxable income, exclude any material item of deduction or loss from taxable income or make any adjustment under Section 481 of the Code (or any similar provision of state, local or non-U.S. Law) for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) installment sale, intercompany transaction described in the Treasury Regulations under Section 1502 of the Code (or any similar provision of state, local or non-U.S. Law) or open transaction disposition, in each case, made by SPAC prior to the Closing, (ii) change in method of accounting of SPAC for a taxable period (or portion thereof) ending on or prior to the Closing Date made or required to be made prior to the Closing or (iii) “closing agreement” described in Section 7121 of the Code (or any similar provision of state, local or non-U.S. Law) executed by SPAC prior to the Closing.

(m)   SPAC (or any predecessor thereof) has not constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (or so much of Section 356 of the Code as relates to Section 355 of the Code) at any time in the last three (3) years.

(n)   SPAC is and has since formation been treated as a corporation for U.S. federal (and applicable state and local) income Tax purposes.

(o)   As of the date of this Agreement, SPAC has not taken or agreed to take any action that would reasonably be expected to prevent or impede the New PubCo Exchanges and the Merger, taken together with other relevant transactions, from qualifying for the Intended Tax Treatment. To SPAC’s knowledge, the Reorganization will not result in the incurrence of any material Tax liability.

(p)   SPAC does not have any plan or intention to engage in any transaction or make any election that would result in a liquidation of SPAC for U.S. federal income tax purposes. SPAC intends that any cash remaining in the Trust Account after the redemptions of the SPAC shares and distributions contemplated by this Agreement shall be used in the Target Companies’ business.

Section 5.16.   Business Activities.

(a)   Since the date of its incorporation, SPAC has not conducted any business activities other than activities (i) related to SPAC’s initial public offering, (ii) directed toward the accomplishment of a Business Combination and (iii) related to the execution of this Agreement and the other Ancillary Agreements to which SPAC is a party, the performance of its obligations hereunder and thereunder and matters ancillary thereto. Except as set forth in the SPAC Governing Documents or as otherwise contemplated by this Agreement or the Ancillary Agreements and the Transactions, there is no agreement, commitment, or Governmental Order binding upon SPAC or to which SPAC is a party which has or would reasonably be expected to have the effect of prohibiting or impairing any business practice of SPAC or any acquisition of property by SPAC or the conduct of business by SPAC as currently conducted or as contemplated to be conducted as of the Closing, other than such effects, individually or in the aggregate, which have not been and would not reasonably be expected to be material to SPAC.

(b)   Except for the Transactions, SPAC does not own or have a right to acquire, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or other entity. Except for this Agreement and the Ancillary Agreements and the Transactions, SPAC has no material interests, rights, obligations or liabilities with respect to, and is not party to, bound by or has its assets or property subject to, in each case whether directly or indirectly, any Contract or transaction which is, or would reasonably be interpreted as constituting, a Business Combination.

(c)   As of the date hereof and except for this Agreement, the Ancillary Agreements and the other documents and the Transactions (including with respect to expenses and fees incurred in connection therewith), SPAC is not party to any Contract with any other Person that would require payments by SPAC or any of its Subsidiaries after the date hereof in excess of $250,000 in the aggregate with respect to any individual Contract, other than Working Capital Loans. As of the date hereof, the amount outstanding under any Working Capital Loans is set out in Section 5.16(c) of the SPAC Disclosure Letter.

Section 5.17.   NYSE Listing; Securities Registration.   The issued and outstanding shares of SPAC Class A Common Stock are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the NYSE under the symbol “MNTN.” On the date hereof, the issued and outstanding SPAC Public Warrants are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the NYSE under the symbol “MNTN.WS.” As of the date hereof, there is no Action pending, or to the knowledge of SPAC, threatened against SPAC by the NYSE or the SEC with respect to any intention by such entity to deregister any shares of SPAC Class A Common Stock or SPAC Public Warrants or to prohibit or terminate the listing of any shares of SPAC Class A Common Stock or SPAC Public Warrants on the NYSE. Neither SPAC nor any of its Affiliates has taken any action in an attempt to terminate the registration of the SPAC Class A Common Stock or SPAC Public Warrants under the Exchange Act except as contemplated by this Agreement and pursuant to the SPAC Public Warrant Amendment.

Section 5.18.   Registration Statement, Proxy Statement and Proxy Statement/Registration Statement.    On the effective date of the Registration Statement, the Registration Statement, and when first filed in accordance with Rule 424(b) and/or filed pursuant to Section 14A, the Proxy Statement and the Proxy Statement/Registration Statement (or any amendment or supplement thereto), shall comply in all material respects with the applicable requirements of the Securities Act and the Exchange Act. On the effective date of the Registration Statement, the Registration Statement will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. On the date of any filing pursuant to Rule 424(b) and/or Section 14A, the date the Proxy Statement/Registration Statement and the Proxy Statement, as applicable, is first mailed to the SPAC Stockholders and the Target Company Equityholders (including as a component of an information statement or other equityholder disclosure to the Target Company Equityholders in connection with the Transactions), as applicable, and at the time of the SPAC Special Stockholder Meeting, the Proxy Statement/Registration Statement and the Proxy Statement or the disclosure to the Target Company Equityholders, as applicable (together with any amendments or supplements thereto) will not include any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, however, that SPAC makes no representations or warranties as to (i) the information contained in or omitted from the Registration Statement, Proxy Statement or the Proxy Statement/Registration Statement in reliance upon and in conformity with information supplied by, or on behalf of, any member of the Target Company Group for inclusion in the Registration Statement, Proxy Statement or the Proxy Statement/Registration Statement and (ii) any projections or forecasts included in the Registration Statement, Proxy Statement or the Proxy Statement/Registration Statement.

Section 5.19.   No Outside Reliance.   Notwithstanding anything contained in this Article 5 or any other provision hereof, SPAC and any of its directors, managers, officers, employees, equityholders, partners, members or representatives, acknowledge and agree that SPAC has made its own investigation of the Target Company Group and that neither the Target Companies nor any of their respective Affiliates, agents or representatives is making any representation or warranty whatsoever, express or implied, beyond those expressly given by the Target Companies in Article 4 of this Agreement (as modified by the Target Company Disclosure Letter) and the Ancillary Agreements. Without limiting the generality of the foregoing, it is understood that any cost estimates, financial or other projections or other predictions that may be contained or referred to in the “data room,” as well as any information, documents or other materials (including any such materials contained in any “data room” (whether or not accessed by SPAC or its representatives) or reviewed by SPAC pursuant to the Confidentiality Agreement) or management presentations that have been or shall hereafter be provided to SPAC or any of its Affiliates, agents or representatives are not and will not be deemed to be representations or warranties of the Target Companies, and no representation or warranty is made as to the accuracy or completeness of any of the foregoing except as may be expressly set forth in Article 4 of this Agreement (as modified by the Target Company Disclosure Letter) or the Ancillary Agreements. Except as otherwise expressly set forth in this Agreement or the Ancillary Agreements, SPAC understands and agrees that the Target Company Group and its Business are furnished “as is”, “where is” and subject to and except as otherwise provided in the representations and warranties contained in Article 4 or the Ancillary Agreements, with all faults and without any other representation or warranty of any nature whatsoever.

Section 5.20.   Affiliate Transactions.   Except as set forth on Section 5.20 of the SPAC Disclosure Letter or as described in the SPAC SEC Filings, there are no transactions or Contracts, or series of related transactions or Contracts, between SPAC on the one hand, and (a) the Sponsor, (b) any Affiliate of SPAC or the Sponsor, (c) any officer, director or manager of SPAC, the Sponsor or any Affiliate of SPAC or the Sponsor, (d) any beneficial owner (as defined in Rule 13d-3 under the Exchange Act) of five percent (5%) or more of outstanding shares of SPAC Common Stock or the SPAC Warrants or (e) to the knowledge of SPAC, any of their respective “associates” or “immediate family” (as such terms are defined in Rule 12b-2 of the Exchange Act), on the other hand (each Person identified in any of the foregoing clauses (a) through (d), a “SPAC Related Party”), nor is any Indebtedness owed by or to SPAC, on the one hand, to or by any SPAC Related Party, on the other hand.

Section 5.21.   Employee Matters.

(a)   Neither SPAC nor any of its Subsidiaries sponsors, maintains, contributes to or is required to contribute to, or has any obligation or actual or contingent liability, or could reasonably be expected to have any obligation or actual or contingent liability, under, any SPAC Benefit Plan. For purposes of this Agreement, a “SPAC Benefit Plan” means a Benefit Plan (i) providing compensation or other benefits to any current or former officer, director, independent contractor or employee of SPAC or any of SPAC’s Subsidiaries that is maintained, sponsored or contributed to (or required to be contributed to) by SPAC or any of its Subsidiaries, or (ii) to which SPAC or any of its Subsidiaries has any liability (whether actual or contingent), but excluding in each case any statutory plan, program or arrangement that is maintained by any Governmental Authority.

(b)   The consummation of the Transactions will not, either alone or in combination with another event (such as termination of the service relationship following the consummation of the Transactions), (i) entitle any current or former employee, officer, director or independent contractor of SPAC or any of its Subsidiaries to any material compensation, benefits, or other similar compensatory payment under any SPAC Benefit Plan or (ii) accelerate the time of payment, funding or vesting, or increase the amount of compensation, benefits or other payments due to any such current or former employee, officer, director or independent contractor of SPAC or any of its Subsidiaries under any SPAC Benefit Plan.

Section 5.22.   No Additional Representations and Warranties.   Except as provided in this Article 5 (as modified by the SPAC Disclosure Letter) or any Ancillary Agreement, neither SPAC nor any of its Affiliates, nor any of their respective directors, managers, officers, employees, direct or indirect equityholders, partners, members or representatives has made, or is making, any representation or warranty whatsoever (whether express or implied) to the Target Companies nor any other Party, or any of their respective Affiliates, and no such Person shall be liable in respect of the accuracy or completeness of any information provided or made available to the Target Companies or any of their respective Affiliates. Without limiting the foregoing, the Target Companies acknowledge that their advisors have made their own independent investigation of SPAC and its Subsidiaries.

ARTICLE 6

REPRESENTATIONS AND WARRANTIES OF NEW PUBCO AND MERGER SUB

Each of New PubCo and Merger Sub hereby represents and warrants to SPAC as follows:

Section 6.1.   Corporate Organization.   Each of New PubCo and Merger Sub is a company duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power and authority to own, lease and operate its properties and to carry on in all material respects its business as it is now being conducted, except where the failure to have such power or authority would not prevent or materially delay the consummation of the Transactions or the Ancillary Agreements to which New PubCo or Merger Sub is or will be a party, as applicable. Each of New PubCo and Merger Sub is duly licensed or qualified and in good standing as a foreign corporation or company in all jurisdictions in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified, except where failure to be so licensed or qualified would not, individually or in the aggregate, prevent or materially delay the consummation of any of the Transactions or otherwise prevent New PubCo or Merger Sub, as applicable, from performing its obligations under this Agreement and any Ancillary Agreement to which it is a party.

Section 6.2.   Governing Documents.   Each of New PubCo and Merger Sub has heretofore furnished to SPAC complete and correct copies of the Governing Documents of New PubCo and Merger Sub. Each of the Governing Documents of New PubCo and Merger Sub is in full force and effect, and neither New PubCo nor Merger Sub is in violation of any of the provisions of their respective Governing Documents.

Section 6.3.   Capitalization.

(a)   As of the date of this Agreement, the authorized capital stock of New PubCo consists of 1,000 shares of common stock of New PubCo, par value $0.0001 per share. The issued and outstanding shares of capital stock of New PubCo (i) have been duly authorized, validly issued and are fully paid and nonassessable, (ii) have been offered, sold and issued in compliance with applicable Law, including applicable securities Laws, and all requirements set forth in (A) the New PubCo Governing Documents as then in effect and (B) any other applicable Contracts governing the issuance of such securities to which New PubCo is a party or otherwise legally bound, (iii) have not been issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of any applicable Law, the New PubCo Governing Documents as then in effect or any Contract to which New PubCo is a party or otherwise legally bound and (iv) are free and clear of any Liens, other than restrictions on transfer arising under applicable securities Laws, and other than as set out in the New PubCo Governing Documents.

(b)   As of the date hereof and as of immediately prior to the Merger Effective Time, the authorized capital stock of Merger Sub consists of 1,000 shares of Merger Sub Common Stock.

(c)   The shares constituting the Merger Consideration being delivered by New PubCo hereunder will be, when so delivered, duly authorized, validly issued, fully paid and nonassessable, and each such share or other security shall be issued free and clear of preemptive rights and all Liens, other than transfer restrictions under applicable securities Laws and the New PubCo Governing Documents. New PubCo Common Stock constituting the Merger Consideration being delivered by New PubCo hereunder will be issued in compliance with all applicable securities Laws and other applicable Laws and will not be subject to or give rise to any preemptive rights or rights of first refusal.

(d)   Except as contemplated by this Agreement and the Ancillary Agreements, (i) there are no options, warrants, preemptive rights, calls, convertible securities, conversion rights or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of New PubCo or obligating New PubCo to issue or sell any shares in the capital of, or other equity interests in, New PubCo, (ii) New PubCo is not a party to, or otherwise legally bound by, and New PubCo has not granted, any equity appreciation rights, participations, phantom equity or similar rights and (iii) there are no voting trusts, voting agreements, proxies, shareholder agreements or other similar agreements with respect to the voting or transfer of the New PubCo Common Stock or any of the equity interests or other securities of New PubCo. As of the date hereof, except for Merger Sub, New PubCo does not own any equity interests in any other Person. As of the date hereof, Merger Sub does not own any equity interests in any other Person.

Section 6.4.   Authority Relative to This Agreement.   Each Acquisition Entity has all necessary power and authority to execute and deliver this Agreement and each Ancillary Agreement to which it is or will be a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby on the terms and subject to the conditions set forth herein. The execution and delivery of this Agreement and such Ancillary Agreements by each of New PubCo and Merger Sub have been duly authorized by all necessary corporate action, and no other corporate proceedings on the part of New PubCo or Merger Sub are necessary to authorize the execution and delivery by each of New PubCo or Merger Sub of this Agreement and such Ancillary Agreements or the consummation by each of New PubCo or Merger Sub of the transactions contemplated hereby or thereby. Each of this Agreement and each such Ancillary Agreement, as applicable, has been duly and validly executed and delivered by New PubCo and Merger Sub and, assuming due authorization, execution and delivery by the other parties thereto, constitutes a legal, valid and binding obligation of New PubCo or Merger Sub, as applicable, enforceable against New PubCo or Merger Sub, as applicable, in accordance with its terms, subject to applicable bankruptcy, insolvency and other similar Laws affecting the enforceability of creditors’ rights generally, general equitable principles and the discretion of courts in granting equitable remedies.

Section 6.5.   No Conflict; Required Filings and Consents.

(a)   The execution and delivery by each of New PubCo and Merger Sub of this Agreement and each Ancillary Agreement to which it is or will be a party does not, and the performance of this Agreement and each such Ancillary Agreement by New PubCo and Merger Sub will not, (i) conflict with or violate the New PubCo Governing Documents or the Governing Documents of Merger Sub, (ii) assuming that all consents, clearances, approvals, authorizations and other actions described in this Section 6.5 have been obtained and all filings and obligations described in this Section 6.5 have been made, conflict with or violate any Law, rule, regulation, order, judgment or decree applicable to New PubCo or Merger Sub or by which any of their respective property or assets is bound or (iii) result in any breach of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any property or asset of New PubCo or Merger Sub pursuant to any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which New PubCo or Merger Sub is a party or by which New PubCo or Merger Sub or any of their respective property or assets is bound, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not have, or would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of New PubCo or Merger Sub to enter into and perform their obligations under this Agreement.

(b)   The execution and delivery by New PubCo and Merger Sub of this Agreement and each Ancillary Agreement to which it is or will be a party does not, and the performance of this Agreement and each such Ancillary Agreement by New PubCo or Merger Sub, as applicable, will not, require any consent, clearance, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except (i) for applicable requirements, if any, of the Exchange Act, “Blue Sky” Laws and state takeover laws, and applicable requirements, if any, of Antitrust Laws, and the filing and recordation of the Certificate of Merger with the Secretary of State of the State of Delaware, as the case may be and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, prevent or materially delay consummation of any of the Transactions or otherwise prevent New PubCo or Merger Sub from performing their respective material obligations under this Agreement and each such Ancillary Agreement.

Section 6.6.   Compliance.   None of New PubCo or Merger Sub is or has been in material conflict with, or in default, breach or violation of, any Law applicable to New PubCo or Merger Sub or by which any property or asset of New PubCo or Merger Sub is bound, or any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which New PubCo or Merger Sub is a party or by which New PubCo or Merger Sub or any property or asset of New PubCo or Merger Sub is bound and each of New PubCo and Merger Sub is in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Authority necessary for New PubCo and Merger Sub to own, lease and operate their respective properties or to carry on in all material respects their respective businesses as they are now being conducted.

Section 6.7.   Board Approval; Vote Required.

(a)   The New PubCo Board has (i) determined that this Agreement and the Transactions are fair to and in the best interests of New PubCo and SPAC (as the sole stockholder of New PubCo) and (ii) approved this Agreement, the Ancillary Agreements to which New PubCo is or will be a party and the transactions contemplated hereby and thereby and declared their advisability.

(b)   The Merger Sub Board has (i) determined that this Agreement and the Transactions are fair to and in the best interests of Merger Sub and New PubCo (as the sole stockholder of Merger Sub), (ii) approved this Agreement and the Transactions and declared their advisability and (iii) recommended that New PubCo (as the sole stockholder of Merger Sub) approve and adopt this Agreement and approve the Transactions and directed that this Agreement and the Transactions be submitted for consideration by New PubCo (as the sole stockholder of Merger Sub).

(c)   On or prior to the date of this Agreement, New PubCo, as the sole stockholder of Merger Sub, has approved and adopted this Agreement and each Ancillary Agreement to which Merger Sub is, or is contemplated to be, a party and has approved the Transactions, and no other vote or consent of the holders of any class or series of capital stock of Merger Sub is necessary to approve this Agreement, any Ancillary Agreement or any of the Transactions.

Section 6.8.   No Prior Operations of New PubCo or Merger Sub; Post-Closing Operations.   Each of New PubCo and Merger Sub was formed for the sole purposes of entering into this Agreement and the Ancillary Agreements to which it is, or is contemplated to be, a party and engaging in the Transactions. Since the date of its incorporation, except as contemplated by this Agreement and the Ancillary Agreements, none of New PubCo or Merger Sub has engaged in any business or activities whatsoever or incurred any liabilities, except in connection with this Agreement or the Ancillary Agreements or in furtherance of the

Transactions contemplated hereby and thereby. Except as contemplated by this Agreement and the Ancillary Agreements, none of New PubCo or Merger Sub has any employees or liabilities under any Benefit Plan of any type, character, nature or description.

Section 6.9.   No Indebtedness.   Except in connection with this Agreement or the Ancillary Agreements or in furtherance of the Transactions contemplated hereby and thereby, none of New PubCo or Merger Sub has incurred or assumed any Indebtedness.

Section 6.10.   Brokers’ Fees.   No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of New PubCo or Merger Sub.

Section 6.11.   Information Supplied.   None of the information relating to New PubCo or Merger Sub supplied by New PubCo or Merger Sub specifically in writing for inclusion in the Proxy Statement/Registration Statement will, as of the date on which the Registration Statement is declared effective and as of the date the Proxy Statement/Prospectus (or any amendment thereto) is first mailed to the SPAC Stockholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading; provided, however, that New PubCo and Merger Sub make no representation with respect to any forward-looking statements supplied by or on behalf of New PubCo or Merger Sub for inclusion in, or relating to information to be included in, the Proxy Statement/Registration Statement.

Section 6.12.   Taxes.

(a)   None of New PubCo or Merger Sub has any plan or intention to cause SPAC to engage in any transaction or make any election that would result in a liquidation of SPAC for U.S. federal income tax purposes.

(b)   New PubCo intends that any cash remaining in the Trust Account after the distributions contemplated by this Agreement shall be used in the Target Companies’ business.

(c)   To each of New PubCo and Merger Sub’s knowledge, the Reorganization will not result in the incurrence of any material Tax liability.

Section 6.13.   No Additional Representations or Warranties.   Except as provided in this Article 6 or any Ancillary Agreement, none of New PubCo or Merger Sub, nor any of their respective Affiliates, nor any of their respective directors, managers, officers, employees, direct or indirect equityholders, partners, members or representatives has made, or is making, any representation or warranty whatsoever (whether express or implied) to SPAC nor any other Party, or any of their respective Affiliates, and no such Person shall be liable in respect of the accuracy or completeness of any information provided or made available to SPAC or any of their respective Affiliates. Without limiting the foregoing, SPAC acknowledges that its advisors have made their own independent investigation of New PubCo and Merger Sub.

ARTICLE 7

COVENANTS OF THE TARGET COMPANIES

Section 7.1.   Conduct of Business.

(a)   From the date of this Agreement through the earlier of the Closing or valid termination of this Agreement pursuant to Article 12 (the “Interim Period”), the Target Companies shall, and shall cause their respective Subsidiaries to, except for any Permitted Action or as set forth on Section 7.1 of the Target Company Disclosure Letter or as otherwise explicitly contemplated by this Agreement or the Reorganization, required by Law or as consented to by SPAC in writing (which consent shall not be unreasonably conditioned, withheld, delayed or denied), commercially reasonable efforts to conduct and operate the Business in the ordinary course, including using commercially reasonable efforts to (i) preserve intact the Business and their respective business organizations, (ii) preserve the possession, control and condition of their respective assets, (iii) maintain the services of their respective managers, directors, officers, employees and consultants and (iv) maintain their respective existing business relationships, including the relationships with financial institutions, customers, vendors, suppliers and Governmental Authorities.

(b)   Without limiting the generality of the foregoing, except as set forth on Section 7.1 of the Target Company Disclosure Letter or as consented to by SPAC in writing (which consent shall not be unreasonably conditioned, withheld, delayed or denied), the Target Companies shall not, and shall cause their respective Subsidiaries not to (except as otherwise contemplated by this Agreement or the Reorganization or required by Law or in connection with any Permitted Action):

(i)   change, amend, modify or supplement the Governing Documents of any member of the Target Company Group;

(ii)   make, declare, set aside or pay any dividend or distribution (whether in cash, equity or property or any combination thereof) to the Target Company Equityholders or make any other dividends for distributions in respect of any Equity Interests of a member of the Target Company Group;

(iii)   (A) split, combine, reclassify or otherwise amend any terms of any Equity Interests of the Target Companies or their respective Subsidiaries or (B) directly or indirectly purchase, repurchase, redeem or otherwise acquire any Equity Interests of the Target Companies or their respective Subsidiaries;

(iv)   (A) amend, modify or terminate any Material Contract (excluding, any expiration or automatic extension or renewal of any such Material Contract pursuant to its terms) except in the ordinary course of business, (B) waive any material benefit or right under any Material Contract, (C) enter into any Contract that would constitute a Material Contract if it had been entered into prior to the date hereof except in the ordinary course of business (but shall in no event include a Contract that would be disclosed against clause (x) or (xv) of Section 4.13(a) if such Contract had been entered into prior to the date hereof; provided further, that any Contract that would be disclosed against clause (viii) or (ix) of Section 4.13(a) shall be subject to Section 7.1(b)(vii), if applicable) or (D) consummate any other transaction or make (or agree to make) any other payments that, if reflected in a Contract and existing on the date hereof, would survive the termination of any intercompany arrangements;

(v)   sell, assign, transfer, license, sublicense, convey, lease, covenant not to assert, pledge or otherwise encumber or subject to any Lien, abandon, cancel, let lapse, or otherwise dispose of any material tangible assets or properties of the Target Company Group, or any other material tangible assets or properties related to or arising out of the Business except for (A) the sale of inventory in the ordinary course of business consistent with past practice, (B) dispositions of obsolete or worthless equipment or (C) transactions among the members of the Target Company Group;

(vi)   acquire any ownership interest in any real property; enter into any new Real Property Lease; renew, extend, terminate or amend any existing Real Property Lease; or cause or allow a material default under any Real Property Lease;

(vii)   except as required by applicable Law or the existing terms of any Target Company Group Benefit Plans set forth on Section 4.15(a) of the Target Company Disclosure Letter, (A) grant any severance, retention, change in control or termination or similar pay, except for payments made in the ordinary course of business and that are not in excess of $2,000,000 in the aggregate with respect to the Interim Period, (B) terminate, adopt, enter into or materially amend or grant any new awards under any Target Company Group Benefit Plan or any plan, policy, practice, program, agreement or other arrangement that would be deemed a Target Company Group Benefit Plan if in effect as of the date hereof, (C) terminate, adopt, enter into or materially amend any other Target Company Group Benefit Plan to the extent such action would reasonably be expected to result in a material increase in cost to the Business, (D) materially increase or materially decrease the cash compensation or cash bonus opportunity of any employee, officer, director or other individual service provider, except such increases to any such individuals who are not directors or officers of any member of the Target Company Group, (E) accelerate the time of payment, vesting or funding of any compensation or benefit payable to any employee, officer, director or other individual service provider or (F) grant any equity or equity-based awards outside of the ordinary course of business consistent with past practice pursuant to the Target Company Group Benefit Plan;

(viii)   (A) hire or engage any new employee or independent contractor if such new employee or independent contractor will receive annual base compensation in excess of $1,000,000 or (B) terminate the employment or engagement, other than for cause (or due to death) of, furlough or temporarily lay off, any employee or independent contractor with an annual base compensation in excess of $300,000;

(ix)   implement any layoffs, plant closings, reductions in force, furloughs, temporary layoffs, salary or wage reductions or work schedule changes that could implicate the WARN Act;

(x)   (A) merge, consolidate, combine or amalgamate any member of the Target Company Group with any Person or otherwise permit or cause any member of the Target Company Group acquired or purchased by any other Person (whether by merger, consolidating with, purchase of equity securities or assets or otherwise), (B) permit or cause any member of the Target Company Group to purchase or otherwise acquire (whether by merging or consolidating with, purchasing any Equity Interest in or assets of, or by any other manner) any corporation, partnership, association or other business entity or organization or division thereof, or any material amount of assets or (C) make any loans, advances or capital contributions to, or guarantees for the benefit of, or any investments in, any Person by a member of the Target Company Group;

(xi)   incur, create or assume any Indebtedness, except for Indebtedness to be repaid in full prior to the Closing;

(xii)   take, or fail to take, any action if such action, or failure to take such action, would reasonably be expected to prevent, impair or impede the Intended Tax Treatment;

(xiii)   (A) make or change any material election in respect of Taxes, (B) amend, modify or otherwise change in a manner inconsistent with past practice any filed material Tax Return in any material respect, (C) adopt or change any material accounting method in respect of Taxes, (D) enter into any closing agreement within the meaning of Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. law) or enter into any Tax sharing agreement, (E) settle or consent to any material claim or assessment in respect of Taxes, (F) surrender or voluntarily allow to expire any right to claim a refund of material Taxes, (G) file any Tax Return of any member of the Target Company Group in a manner that is materially inconsistent with the past practices or (H) consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of material Taxes or in respect of any material Tax attribute (other than an extension in the ordinary course of not more than seven (7) months), in each case, if such action would be reasonably expected to have an adverse effect on the Target Companies, New PubCo, SPAC or any of their Subsidiaries after the Closing Date;

(xiv)   authorize for issuance, issue, sell, transfer, subject to a Lien, dispose or deliver any (A) Equity Interests in any member of the Target Company Group (including securities exercisable for or convertible into Equity Interest of any member of the Target Company Group), (B) any options, warrants, rights of conversion or other rights, agreements, arrangements or commitments obligating any member of the Target Company Group to issue, deliver or sell any equity interests in any member of the Target Company Group (including securities exercisable for or convertible into equity of any member of the Target Company Group), or (C) Equity Interests in any member of the Target Company Group;

(xv)   adopt a plan of, or otherwise enter into or effect a, complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of the Target Companies or their respective Subsidiaries (other than the Transactions);

(xvi)   waive, release, settle, compromise or otherwise resolve any inquiry, Action (including any Action relating to this Agreement or the Transactions), or enter into any Governmental Order, in each case, other than settlements or compromises of any Action that (A) (1) involves the payment of monetary damages less than $1,000,000 (individually or in the aggregate) and (2) does not impose, or by its terms will not impose at any point in the future, any material, non-monetary obligations on the Business or any member of the Target Company Group (or New PubCo or any of its Affiliates following Closing), with the exception of the closing of consumer accounts or other non-monetary obligations, in each case in connection with the settlement of an Action and in the ordinary course of business consistent with past practice; or (B) would result in paying, discharging or satisfying any liabilities or obligations of a member of the Target Company Group, unless such amount has been reserved in the Audited Financial Statements, as applicable;

(xvii)   sell, assign, transfer, abandon, permit to lapse, license, covenant not to assert, or otherwise dispose of any material Target Company IP (other than non-exclusive licenses of Target Company IP granted in the ordinary course of business consistent with past practice);

(xviii)   disclose or agree to disclose to any Person (other than SPAC or any of its representatives) any Trade Secret or any other material confidential or proprietary information, know-how or process of the Target Companies or any of their respective Subsidiaries other than in the ordinary course of business consistent with past practice or in connection with any research or strategic partnership;

(xix)   negotiate, modify, enter into or extend any Labor Agreement or recognize or certify any labor union, labor organization, or group of employees of the Target Companies or any of their respective Subsidiaries as the bargaining representative for any employees of the Target Companies or any of their respective Subsidiaries, in each case, other than as required by applicable Law;

(xx)   make or commit to make capital expenditures in excess of $1,000,000 in the aggregate;

(xxi)   (A) limit the right of any member of the Target Company Group to engage in any line of business or in any geographic area, to develop, market or sell products or services, or to compete with any Person or (B) grant any exclusive or similar rights to any Person;

(xxii)   enter into any new line of business;

(xxiii)   make any change in financial accounting methods, principles or practices, except insofar as may have been required by a change in GAAP or applicable Law;

(xxiv)   fail to maintain books, accounts and records of the Target Companies or any of their respective Subsidiaries in all material respects in the ordinary course consistent with past practice;

(xxv)   cease conducting the Business, in any material respect in substantially the manner currently conducted as of the date of this Agreement;

(xxvi)   fail to maintain the material assets of the Business in substantially the same condition as of the date of this Agreement, ordinary wear and tear excepted;

(xxvii)   fail to keep in force insurance policies or replacement or revised policies providing insurance coverage with respect to the assets, operations and activities of the Target Company Group in such amount and scope of coverage as are currently in effect;

(xxviii)   fail to maintain in full force and effect (or continue to pursue pending applications for) any Permits required to continue to operate its business in the ordinary course; and

(xxix)   authorize, commit or enter into any Contract to do any action prohibited under this Section 7.1(b).

Section 7.2.   Access and Information.   During the Interim Period, the Target Companies shall, and shall cause their respective Subsidiaries and representatives to, afford to SPAC and its accountants, counsel and other representatives reasonable access, during normal business hours and with reasonable advance notice, in such a manner as to not materially interfere with the ordinary course of business of the Target Company Group, and solely for purposes in furtherance of the transactions contemplated by this Agreement and the Ancillary Agreements, to all of their respective properties (other than for purposes of performing any testing, sampling or other invasive analysis of any properties, facilities or equipment of the Target Companies or any of their respective Subsidiaries, which would require the prior consent of either Target Company), books (including, but not limited to, Tax Returns and work papers of, and correspondence with, the Target Company Group’s independent auditors, in each case to the extent relating to the Business), Contracts, commitments, records and appropriate officers and employees of the Target Company Group, and shall furnish such representatives with all financial and operating data and other information concerning the Business, to the extent then available, as such representatives may reasonably request, except, in each case, to the extent that the Target Companies reasonably determine that providing such access or data or information would (a) unreasonably disrupt the normal operations of the Target Company Group, (b) violate any contractual, fiduciary or legal duty or obligation to which any member of the Target Company Group is subject (provided, that, to the extent possible, the Parties shall cooperate in good faith to permit disclosure of such information in a manner that complies with such duty or obligation), (c) result in the loss of the ability of any member of the Target Company Group to assert successfully or seek the application of attorney-client privilege or the work-product doctrine or (d) result in the disclosure of information reasonably pertinent to any Action in which any member of the Target Company Group or any of their respective Affiliates, on the one hand, and SPAC or any of its Affiliates, on the other hand, are adverse parties. During the Interim Period, the Target Companies shall as promptly as practicable provide to SPAC any notices of default or other violations received from any counterparty to a Real Property Lease. All information obtained by SPAC or their respective representatives pursuant to this Section 7.2 shall be subject to the Confidentiality Agreement.

Section 7.3.   Preparation and Delivery of Additional Company Financial Statements.

(a)   As promptly as reasonably practicable after the execution of this Agreement, the Target Companies shall deliver to SPAC true, correct and complete copies of (i) the audited combined balance sheets and statements of operations, statements of owners’ equity and statements of cash flows of the Target Company Group as of and for the years ended December 31, 2022 and December 31, 2021, together with the auditor’s report thereon and a signed audit opinion, in each case, which comply with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act applicable to a registrant (collectively, the “PCAOB Financial Statements”); provided, that upon delivery of such PCAOB Financial Statements, such financial statements shall be deemed “Closing Company Financial Statements” for the purposes of this Agreement and the provisions set forth in Section 7.3(c) shall be deemed to apply to such PCAOB Financial Statements with the same force and effect as if made as of the date of this Agreement, (ii) all selected financial data of the Target Companies required by Item 301 of Regulation S-K, as necessary for inclusion in the Proxy Statement/Registration Statement and the Current Report on Form 8-K pursuant to the Exchange Act in connection with the transactions contemplated by this Agreement; and (iii) management’s discussion and analysis of financial condition and results of operations prepared in accordance with Item 303 of Regulation S-K of the SEC as necessary for inclusion in the Proxy Statement/Registration Statement and the Current Report on Form 8-K pursuant to the Exchange Act in connection with the transactions contemplated by this Agreement (including pro forma financial information).

(b)   The Target Companies shall deliver to SPAC, as promptly as reasonably practicable following any “staleness” date (as determined in accordance with the applicable rules and regulations of the SEC) applicable to the financial statements that are required by the applicable accounting requirements and other rules and regulations of the SEC to be included in the Registration Statement (including pro forma financial information) that occurs prior to the Closing Date, any financial statements of the Business (other than the Audited Financial Statements) that are required by the applicable accounting requirements and other rules and regulations of the SEC to be included in the Registration Statement (including pro forma financial information) (such audited or unaudited financial statements, the “Closing Company Financial Statements”).

(c)   The Closing Company Financial Statements (i) will be prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except, in the case of any audited financial statements, as may be specifically indicated in the notes thereto and subject, in the case of any unaudited financial statements, to normal year-end audit adjustments (none of which is expected to be individually or in the aggregate material) and the absence of notes thereto), (ii) will fairly present, in all material respects, the financial position, results of operations and comprehensive loss, shareholders’ deficit and cash flows of the Business as of the dates thereof and for the periods indicated therein (subject, in the case of any unaudited financial statements, to normal year-end audit adjustments (none of which is expected to be individually or in the aggregate material)), (iii) in the case of any audited financial statements, will be audited in accordance with the standards of the PCAOB and will contain an unqualified report of the Target Companies’ auditors and (iv) will comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act in effect as of the respective dates of delivery (including Regulation S-X or Regulation S-K, as applicable).

(d)   The Target Companies shall use its reasonable best efforts (i) to assist New PubCo and SPAC in causing to be prepared in a timely manner any other financial information or statements (including customary pro forma financial statements) that are required to be included in the Proxy Statement/Registration Statement and any other filings to be made by New PubCo or SPAC with the SEC in connection with the transactions contemplated by this Agreement and (ii) to obtain the consents of its auditors with respect thereto as may be required by applicable Law or requested by the SEC.

Section 7.4.   Shareholder Litigation.   In the event that any litigation related to this Agreement, any Ancillary Agreement or the Transactions is brought, or, to the knowledge of any Target Company, is threatened in writing, against any member of the Target Company Group or any board of directors or managers or other similar governing body of a member of the Target Company Group by any their respective equityholders prior to the Closing, the Target Companies shall promptly notify SPAC of any such litigation and keep SPAC reasonably informed with respect to the status thereof. The Target Companies shall provide SPAC the opportunity to participate in (subject to customary joint defense agreement), but not control, the defense of any such litigation and shall give due consideration to SPAC’s advice with respect to such litigation and solely to the extent such litigation is reasonably likely to result in material liability or injunctive relief applicable to New PubCo or SPAC following the Closing, shall not settle or agree to settle any such litigation without the prior written consent of SPAC, such consent not to be unreasonably withheld, conditioned, delayed or denied.

Section 7.5.   [Reserved]

Section 7.6.   Reorganization.   The Target Companies shall use reasonable best efforts, and shall use reasonable best efforts to cause the Target Company Equityholders, to cause the Reorganization to be completed prior to the Closing, without the incurrence of any material Tax liability, in accordance with, and pursuant to, the terms of this Agreement and in form and substance reasonably satisfactory to SPAC. The Target Companies shall, reasonably in advance of the completion of the Reorganization, provide drafts of all documentation relating to the Reorganization to SPAC for SPAC’s review, comment and approval (not to be unreasonably withheld, conditioned or delayed).

Section 7.7.   Consenting Target Company Equityholder Approvals.   As promptly as practicable after the Registration Statement becomes effective and in any event within forty-eight (48) hours following thereof (the “Target Company Equityholder Approval Deadline”), each Target Company shall deliver to SPAC the Requisite Target Company Equityholder Approval in the form of an irrevocable written consent (each, a “Target Company Equityholder Written Consent”) in accordance with the Holder Support Agreement.

Section 7.8.   No Solicitation by the Target Companies.

(a)   From the date hereof until the Closing Date or, if earlier, the termination of this Agreement in accordance with Article 12, none of the Target Companies shall, and the Target Companies shall cause their respective Subsidiaries not to, and the Target Companies shall instruct and use their reasonable best efforts to cause their respective representatives, not to, directly or indirectly: (a) initiate, solicit or engage in any negotiations with any Person with respect to, or provide any non-public information or data concerning the Target Companies or any of their respective Subsidiaries to any Person relating to, an Acquisition Transaction or afford to any Person access to the business, properties, assets or personnel of the Target Companies or any of their respective Subsidiaries in connection with an Acquisition Transaction, (b) execute or enter into any acquisition agreement, merger agreement or similar definitive agreement, or any letter of intent, memorandum of understanding or agreement in principle, or any other arrangement or agreement relating to an Acquisition Transaction, (c) grant any waiver, amendment or release under any confidentiality agreement or the anti-takeover laws of any state, (d) otherwise knowingly encourage or facilitate any such inquiries, proposals, discussions or negotiations or any effort or attempt by any Person to make an Acquisition Transaction or (e) agree or otherwise commit to enter into or engage in any of the foregoing. Each Target Company also agrees that immediately following the execution of this Agreement it shall, and shall cause each of its Subsidiaries and shall instruct and use its reasonable best efforts to cause its and their respective representatives to, cease any solicitations, discussions or negotiations with any Person (other than the parties and their respective representatives) conducted heretofore in connection with an Acquisition Transaction or any inquiry or request for information that would reasonably be expected to lead to, or result in, an Acquisition Transaction.

(b)   Notwithstanding anything to the contrary contained in this Section 7.8, if at any time prior to (but not after) SPAC obtaining the SPAC Stockholder Approval, (i) the Target Companies receive a bona fide written Competing Proposal that has not resulted from a material breach of this Section 7.8 and (ii) the Target Company Equityholders determine in good faith, after consultation with their outside counsel, that such Competing Proposal constitutes or could reasonably be expected to lead to a Superior Proposal, then the Target Companies may, subject to compliance with this Section 7.8, (A) furnish information with respect to the Target Companies and any of their respective Subsidiaries to the person making such Competing Proposal and its representatives and (B) participate in discussions or negotiations with the person making such Competing Proposal and its representatives regarding such Competing Proposal; provided, however, that the Target Companies (1) will not, and will not permit or authorize their respective Subsidiaries or any representative of the Target Companies or their respective Subsidiaries to, disclose any information to such person without first entering into an Acceptable Confidentiality Agreement with such person and (2) will promptly (and in any event within 72 hours thereafter) provide or make available to SPAC any material information concerning the Target Companies or any Subsidiary of the Target Companies provided or made available to such other person (or its representatives) that was not previously provided or made available to SPAC.

Section 7.9.   Indemnification and Insurance.

(a)   From and after the Merger Effective Time, New PubCo and the Target Companies shall jointly and severally indemnify and hold harmless each present and former director and officer of SPAC, the Target Companies and each of their respective Subsidiaries, Substantial Shareholders, and any person alleged to be a Substantial Shareholder of any of the foregoing, including in connection with any Action (collectively, “Indemnified Substantial Shareholders”) (the Indemnified Substantial Shareholders, together with each other Person identified in this sentence prior to the Substantial Shareholders, collectively, the “D&O Indemnified Parties”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any Action, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Merger Effective Time, whether asserted or claimed prior to, at or after the Merger Effective Time, to the fullest extent that the Target Companies, SPAC or their respective Subsidiaries, as the case may be, would have been permitted under applicable Law and its respective certificate of incorporation, certificate of formation, bylaws, limited liability company agreement or other organizational documents in effect on the date of this Agreement to indemnify such D&O Indemnified Parties (including the advancing of expenses as incurred to the fullest extent permitted under applicable Law), which, in the case of Indemnified Substantial Shareholders shall include the indemnification (including the advancing of expenses as incurred to the fullest extent permitted under applicable Law) available to directors and officers of the applicable entities referred to in this sentence (the “Applicable Entities”), as if such Indemnified Substantial Shareholders were at any point in time directors or officers of the Applicable Entities even if such Indemnified Substantial Shareholders never were directors or officers of any of the Applicable Entities. New PubCo shall assume, and be liable for, each of the covenants in this Section 7.9.

(b)   For a period of six (6) years from the Merger Effective Time, New PubCo shall maintain in effect directors’ and officers’ liability insurance covering those Persons who are currently covered by SPAC’s, the Target Companies’, New PubCo’s, Merger Sub’s or their respective Subsidiaries’ directors’ and officers’ liability insurance policies (true, correct and complete copies of which have been heretofore made available to the Target Companies or their respective agents or representatives) on terms not less favorable in the aggregate than the terms of such current insurance coverage, except that in no event shall New PubCo be required to pay an annual premium for such insurance in excess of 200% of the aggregate annual premium payable by such Persons for such insurance policy for the year ended December 31, 2021; provided, however, that (i) if the premium for such insurance would exceed such amount or such coverage is not otherwise available, then New PubCo shall purchase and maintain the maximum coverage available for 200% of the aggregate annual premium payable by such Persons for such insurance policy for the year ended December 31, 2021, (ii) New PubCo may cause coverage to be extended under the current directors’ and officers’ liability insurance by obtaining a six (6) year “tail” policy containing terms not materially less favorable than the terms of such current insurance coverage with respect to claims existing or occurring at or prior to the Merger Effective Time and (iii) if any claim is asserted or made within such six (6) year period, any insurance required to be maintained under this Section 7.9 shall be continued in respect of such claim until the final disposition thereof.

(c)   Notwithstanding anything contained in this Agreement to the contrary, this Section 7.9 shall survive the consummation of the Merger indefinitely and shall be binding, jointly and severally, on New PubCo and all successors and assigns of New PubCo. In the event that New PubCo or any of its successors or assigns consolidates with or merges into any other Person and shall not be the continuing or Surviving Company or entity of such consolidation or merger or transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, New PubCo shall ensure that proper provision shall be made so that the successors and assigns of New PubCo shall succeed to the obligations set forth in this Section 7.9.

(d)   On or prior to the Closing Date, New PubCo shall enter into customary indemnification agreements reasonably satisfactory to each of the Target Companies and SPAC with each Person who shall be a director or officer of New PubCo immediately following the Closing, which indemnification agreements shall continue to be effective following the Closing.

ARTICLE 8

COVENANTS OF SPAC

Section 8.1.   Trust Account.   Upon satisfaction or, to the extent permitted by applicable Law, waiver of the conditions set forth in Article 11, as of the Merger Effective Time, the obligations of SPAC to dissolve or liquidate within a specified time period as contained in the SPAC Charter will be terminated and SPAC shall have no obligation whatsoever to dissolve and liquidate the assets of SPAC by reason of the consummation of the Merger or otherwise, and, other than in connection with the SPAC Share Redemption, no SPAC Stockholders shall be entitled to receive any amount from the Trust Account. At least 48 hours prior to the Merger Effective Time, SPAC shall provide notice thereof to the Trustee in accordance with the Trust Agreement and shall deliver any other documents, opinions or notices required to be delivered to the Trustee pursuant to the Trust Agreement, and shall take all such other actions as are reasonably necessary, to cause the Trustee to, at the Closing, (a) pay as and when due all amounts, if any, payable to the holders of SPAC Class A Common Stock pursuant to any SPAC Share Redemption and (b) immediately thereafter, pay all remaining amounts then available in the Trust Account to SPAC in accordance with the Trust Agreement (to be used for the purposes set forth in this Agreement in connection with the Transactions and for working capital and other general corporate purposes of the business following the Closing) and thereafter the Trust Account and the Trust Agreement shall terminate.

Section 8.2.   No Solicitation by SPAC.   From the date hereof until the Closing Date or, if earlier, the termination of this Agreement in accordance with Article 12, SPAC shall not, and shall cause its Subsidiaries not to, and SPAC shall instruct its and their representatives, not to, directly or indirectly (a) make any proposal or offer that constitutes a Business Combination Proposal, (b) initiate, encourage, facilitate or participate in any discussions or negotiations with any Person with respect to a Business Combination Proposal or (c) enter into any acquisition agreement, business combination, merger agreement or similar definitive agreement, or any letter of intent, memorandum of understanding or agreement in principle, or any other agreement or understanding relating to a Business Combination Proposal, in each case, other than to or with the Target Companies and their respective representatives. From and after the date hereof, SPAC shall, and shall instruct its officers and directors to, and SPAC shall instruct and cause its representatives, its Subsidiaries and their respective representatives to, immediately cease and terminate all discussions and negotiations with any Persons that may be ongoing with respect to a Business Combination Proposal (other than the Target Companies and their respective representatives).

Section 8.3.   SPAC Conduct of Business.   During the Interim Period, SPAC shall, except as otherwise explicitly contemplated by this Agreement or the Ancillary Agreements, required by Law or as consented to by the Target Companies in writing (which consent shall not be unreasonably conditioned, withheld, delayed or denied), use commercially reasonable efforts to conduct and operate its business in the ordinary course and consistent with past practice in all material respects. Notwithstanding anything to the contrary in this Section 8.3, nothing in this Agreement shall prohibit or restrict SPAC from extending, in accordance with the SPAC Governing Documents and the Prospectus, the deadline by which it must complete its initial Business Combination (each, an “Extension”). Without limiting the generality of the foregoing, except as consented to by the Target Companies in writing (which consent shall not be unreasonably conditioned, withheld, delayed or denied), SPAC shall not, except as otherwise contemplated by this Agreement or the Ancillary Agreements or as required by Law:

(i)   change, modify or amend the Trust Agreement, the Warrant Agreements or the SPAC Governing Documents, or seek any approval from the SPAC Stockholders with respect to any such change, modification or amendment in a manner that is adverse to the Target Companies;

(ii)   except as contemplated by the SPAC Public Warrant Amendment, (A) make or declare any dividend or distribution to the SPAC Stockholders or make any other distributions in respect of any of SPAC Common Stock or other share capital or equity interests of SPAC, (B) split, combine, reclassify or otherwise amend any terms of any SPAC Common Stock or other share capital or equity interests in SPAC, or (C) directly or indirectly directly or indirectly purchase, repurchase, redeem or otherwise acquire any Equity Interests of SPAC, other than a redemption of shares of SPAC Class A Common Stock made as part of the SPAC Share Redemptions or required by the SPAC Governing Documents in order to consummate the transactions contemplated hereby;

(iii)   take, or fail to take, any action if such action, or failure to take such action, would reasonably be expected to prevent, impair or impede the Intended Tax Treatment;

(iv)   (A) make or change any material election in respect of Taxes, (B) amend, modify or otherwise change any filed material Tax Return in any material respect, (C) adopt or change any material accounting method in respect of Taxes, (D) enter into any closing agreement within the meaning of Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. law) or enter into any Tax sharing agreement, (E) settle or consent to any material claim or assessment in respect of Taxes, (F) surrender or voluntarily allow to expire any right to claim a refund of material Taxes, (G) file any Tax Return in a manner that is inconsistent with the past practices of SPAC or (H) consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of material Taxes or in respect of any material Tax attribute (other than an extension in the ordinary course of not more than seven (7) months) in each case, if such action would be reasonably expected to have an adverse effect on New PubCo, SPAC, the Target Companies or any of their respective Subsidiaries after the Closing Date;

(v)   except pursuant to the SPAC Public Warrant Amendment, enter into, renew or amend in any material respect any transaction or Contract with any SPAC Related Party;

(vi)   incur, guarantee or otherwise become liable for (whether directly, contingently or otherwise) any Indebtedness or otherwise knowingly and purposefully incur, guarantee or otherwise become liable for (whether directly, contingently or otherwise) any other material liabilities, debts or obligations, other than fees and expenses incurred in connection with the Transactions or in support of the ordinary course operations of SPAC (which, for the avoidance of doubt, shall include any Indebtedness in respect of any Working Capital Loan incurred in the ordinary course of business not to exceed $6,500,000 in the aggregate);

(vii)   (A) issue any SPAC Securities or other equity interests in SPAC (including securities exercisable for or convertible into SPAC Securities), (B) grant any options, warrants or other equity-based awards with respect to SPAC Securities or other equity interests in SPAC or (C) amend, modify or waive any of the material terms or rights set forth in any SPAC Warrant or the Warrant Agreements, including any amendment, modification or reduction of the warrant price set forth therein, in each case, except as required by the SPAC Governing Documents in order to consummate the Transactions (other than pursuant to the SPAC Public Warrant Amendment);

(viii)   except as contemplated by Section 10.6(a) of this Agreement, (A) enter into, adopt or amend any SPAC Benefit Plan, or enter into any employment contract or Labor Agreement or (B) hire any employee or any other individual to provide services to SPAC or its Subsidiaries following Closing; and

(ix)   enter into any agreement to do any action prohibited under this Section 8.3.

Section 8.4.   Inspection.   SPAC shall provide to the Target Companies and their accountants, counsel or other representatives reasonable access during the Interim Period, during normal business hours and with reasonable advance notice, in such a manner as to not materially interfere with the ordinary course of business of SPAC, and solely for purposes in furtherance of the Transactions, to all of SPAC’s books (including, but not limited to, Tax Returns and work papers of, and correspondence with, SPAC’s independent auditors), Contracts, commitments, records and appropriate officers and employees of SPAC, and shall furnish such representatives with all financial and operating data and other information concerning the affairs of SPAC, to the extent then available, as such representatives may reasonably request, except, in each case, to the extent that SPAC reasonably determines that providing such access or data or information would (a) unreasonably disrupt the normal operations of SPAC, (b) violate any contractual, fiduciary or legal duty or obligation to which SPAC is subject (provided, that, to the extent possible, the Parties shall cooperate in good faith to permit disclosure of such information in a manner that complies with such duty or obligation), (c) result in the loss of the ability of SPAC to assert successfully or seek the application of attorney-client privilege or the work-product doctrine or (d) result in the disclosure of information reasonably pertinent to any Action in which SPAC or any of its Affiliates, on the one hand, and the members of the Target Company Group or any of their respective Affiliates, on the other hand, are adverse parties.

Section 8.5.   SPAC Public Filings.   From the date hereof through the Merger Effective Time, SPAC will (except if, in the case of any reports to be filed or furnished in connection with the Transactions, a Target Company’s breach of its applicable covenants, agreements and obligations hereunder would result in SPAC’s inability to make such filings) use commercially reasonable efforts to keep current and timely file all reports required to be filed or furnished with the SEC and otherwise comply in all material respects with its reporting obligations under applicable Laws.

Section 8.6.   Shareholder Litigation.   In the event that any litigation related to this Agreement, any Ancillary Agreement or the Transactions is brought, or, to the knowledge of SPAC, threatened in writing, against SPAC or the SPAC Board by any of the SPAC Stockholders prior to the Closing, SPAC shall promptly notify the Target Companies of any such litigation and keep the Target Companies reasonably informed with respect to the status thereof. SPAC shall provide the Target Companies the opportunity to participate in (subject to a customary joint defense agreement), but not control, the defense of any such litigation, shall give due consideration to the Target Companies’ advice with respect to such litigation and shall not settle or agree to settle any such litigation without the prior written consent of the Target Companies, such consent not to be unreasonably withheld, conditioned, delayed or denied.

ARTICLE 9

COVENANTS OF NEW PUBCO AND MERGER SUB

Section 9.1.   New PubCo and Merger Sub Conduct of Business.   During the Interim Period, except as set forth on Section 9.1 of the SPAC Disclosure Letter or as consented to by SPAC in writing (which consent shall not be unreasonably conditioned, withheld, delayed or denied), each of New PubCo and Merger Sub shall not, except as otherwise contemplated by this Agreement or the Ancillary Agreements, explicitly contemplated in connection with the Transactions, required by Law or in connection with any Permitted Action:

(a)   engage in any business or activity of any sort whatsoever other than in connection with the Merger, the Contributions and Exchanges and the other Transactions;

(b)   amend or otherwise change its Governing Documents except as otherwise required to consummate the Transactions, including as contemplated by this Agreement;

(c)   declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock;

(d)   reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of the New PubCo Common Stock except as otherwise required to consummate the Transactions;

(e)   issue, sell, pledge, dispose of, grant or encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of, any shares of any class of capital stock or other securities of New PubCo or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including, without limitation, any phantom interest), of New PubCo or Merger Sub, except as otherwise required under the terms of this Agreement or the Sponsor Support Agreement to consummated the Transactions;

(f)   liquidate, dissolve, reorganize or otherwise wind up the business and operations of New PubCo or Merger Sub;

(g)   acquire or hold any equity securities or rights thereto in any other Person, other than New PubCo and Merger Sub, in each case, in accordance with the applicable provisions set forth in Article 2 and Article 3;

(h)   take, or fail to take, any action if such action, or failure to take such action, would reasonably be expected to prevent, impair or impede the Intended Tax Treatment;

(i)   make any material Tax election; or

(j)   enter into any agreement or otherwise make a binding commitment to do any of the actions prohibited by this Section 9.1.

ARTICLE 10

JOINT COVENANTS

Section 10.1.   Filings with Governmental Authorities.

(a)   In connection with the Transactions, to the extent required under any Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition or creation or strengthening of a dominant position through merger or acquisition (“Antitrust Laws”), each Party agrees to promptly substantially comply with and take reasonably necessary and appropriate actions with respect to Antitrust Laws. Each of the Parties shall substantially comply with any Antitrust Information or Document Requests.

(b)   Each of the Parties shall exercise its reasonable best efforts to prevent the entry, in any Action brought by an Antitrust Authority or any other Person, of any Governmental Order which would prohibit, make unlawful or materially delay the consummation of the Transactions. Notwithstanding anything in this Agreement to the contrary, in no event shall the Parties or their Affiliates be required to (and no Party shall, or shall permit its Affiliates to, without the other Parties’ prior written consent) take any action requiring (A) proposing, negotiating, committing to or effecting, by consent decree, hold separate order or otherwise, the sale, divestiture or disposition of any businesses, product lines, assets or capital stock or other interests of any Party or its Affiliates; (B) agreeing to license on a non-exclusive basis any portion of the business of any Party or its Affiliates; or (C) contesting and resisting (including through litigation) any Action that is instituted (or threatened to be instituted) challenging any of the Transactions as in violation of any Antitrust Law, or committing to have vacated, lifted, reversed or overturned any Governmental Order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents, limits or restricts consummation of the Transactions or (D) proposing, negotiating, committing to or effecting any other remedy, commitment or condition of any kind. Furthermore, nothing contained in this Agreement shall obligate any Party to commit to seek prior approval from any Governmental Authority of any future transaction.

(c)   The Parties shall cooperate in good faith with Governmental Authorities and use reasonable best efforts to complete lawfully the Transactions as soon as practicable (but in any event prior to the Agreement End Date) and use reasonable best efforts to avoid, prevent, eliminate or remove the actual or threatened commencement of any proceeding or Action in any forum by or on behalf of any Governmental Authority or the issuance of any Governmental Order that would delay, enjoin, prevent, restrain or otherwise prohibit the consummation of the Contributions and Exchanges, the Merger or any of the other Transactions.

(d)   With respect to any filings with, or requests, inquiries, Actions or other proceedings by or from, any Governmental Authority, each of the Parties shall use reasonable best efforts to obtain any necessary clearance, approval, consent or Governmental Authorization (including, without limitation, the Collection Filings) under Laws prescribed or enforceable by any Governmental Authority applicable to the Transactions and to resolve any objections as may be asserted by any Governmental Authority with respect to the Transactions. To the extent not prohibited by Law, the Target Companies shall promptly furnish to SPAC, and SPAC shall promptly furnish to the Target Companies, copies of any substantive notices or written communications received by such Party or any of its Affiliates from any third party or any Governmental Authority with respect to the Transactions, and each Party shall permit counsel to the other Parties an opportunity to review in advance, and each Party shall consider in good faith the views of such counsel in connection with, any proposed substantive written communications by such Party and/or its Affiliates to any Governmental Authority concerning the Transactions; provided, that none of the Parties shall extend any waiting period or comparable period under any Antitrust Law or enter into any timing agreement with any Governmental Authority without the written consent of the other Parties, not to be unreasonably withheld. To the extent not prohibited by Law, the Target Companies agree to provide SPAC and its counsel, and SPAC agrees to provide the Target Companies and their outside counsel, the opportunity, on reasonable advance notice, to participate in any substantive meetings or discussions, either in person or by telephone, between such Party and/or any of its Affiliates, agents or advisors, on the one hand, and any Governmental Authority, on the other hand, concerning or in connection with the Transactions.

Section 10.2.   Preparation of Proxy Statement/Registration Statement; Stockholders’ Meeting and Approvals.

(a)   Registration Statement and Prospectus.   As promptly as practicable after the execution of this Agreement, SPAC, New PubCo and the Target Companies shall jointly prepare, and New PubCo shall file (or confidentially submit) with the SEC, the Registration Statement, including a preliminary Proxy Statement (the “Proxy Statement/Registration Statement”), in connection with the registration under the Securities Act of the New PubCo Common Stock and New PubCo Public Warrants, and the SPAC Common Stock and the SPAC Warrants (but excluding the SPAC Public Warrants if the SPAC Public Warrant Amendment Proposal has been adopted and approved by the SPAC Stockholders at the SPAC Special Stockholder Meeting), to be issued in the Merger or otherwise in connection with the Transactions (collectively, the “Registration Statement Securities”). As promptly as practicable after the effectiveness of the Registration Statement, SPAC shall prepare and file with the SEC a proxy statement to be filed with the SEC as part of the Registration Statement and sent to the SPAC Stockholders relating to the SPAC Special Stockholder Meeting (such proxy statement, together with any amendments or supplements thereto, the “Proxy Statement”). Each of the Parties shall use its reasonable best efforts to cause the Proxy Statement/Registration Statement to comply with the rules and regulations promulgated by the SEC, to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing and to keep the Registration Statement effective as long as is necessary to consummate the Transactions. SPAC also agrees to use its reasonable best efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the Transactions, and the Target Companies shall furnish all information concerning the Target Companies, their Subsidiaries and any of their respective members or shareholders as may be reasonably requested in connection with any such action. Each of the Parties agrees to furnish to the other Parties all information concerning itself, its Affiliates and its and their respective officers, directors, managers, shareholders and other equityholders and information regarding such other matters as may be reasonably necessary or advisable or as may be reasonably requested in connection with the Proxy Statement/Registration Statement, a Current Report on Form 8-K pursuant to the Exchange Act in connection with the Transactions or any other statement, filing, notice or application made by or on behalf of New PubCo, SPAC, the Target Companies or their respective Subsidiaries to any Governmental Authority or other regulatory or self-regulatory authority of competent jurisdiction (including the NYSE or Nasdaq, as applicable) in connection with the Contributions and Exchanges, the Merger and the other Transactions (the “Offer Documents”). SPAC will cause the Proxy Statement/Registration Statement to be mailed to the SPAC Stockholders in accordance with applicable Law and the rules and regulations of the SEC as promptly as reasonably practicable after the Registration Statement is declared effective under the Securities Act.

(i)   Each of New PubCo, the Target Companies and SPAC will advise the other such Parties, reasonably promptly after New PubCo, the Target Companies or SPAC, as applicable, receives notice thereof, of the time when the Proxy Statement/Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of SPAC Common Stock or New PubCo Common Stock for offering or sale in any jurisdiction, of the initiation or written threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Proxy Statement/Registration Statement or for additional information. Any amendments, modification or supplements to the Proxy Statement/Registration Statement and any Offer Document shall be jointly prepared by New PubCo, SPAC and the Target Companies and filed with the SEC. Each Party shall provide the other Parties and their respective counsel with (A) any comments or other communications, whether written or oral, that such Party or its counsel may receive from time to time from the SEC or its staff with respect to the Proxy Statement/Registration Statement or Offer Documents as promptly as reasonably practicable after receipt of such comments or other communications and (B) a reasonable opportunity to participate in the response to such comments and to provide comments on such response (to which reasonable and good faith consideration shall be given), including by participating with the other Party or its counsel in any discussions or meetings with the SEC.

(ii)   Each of New PubCo, SPAC and the Target Companies shall ensure that none of the information supplied by or on its behalf for inclusion or incorporation by reference in (A) the Registration Statement will, at the time the Registration Statement is filed (or confidentially submitted) with the SEC, at each time at which it is amended and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, not misleading or (B) the Proxy Statement will, at the date it is first mailed to the SPAC Stockholders and at the time of the SPAC Special Stockholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

(iii)   Not in limitation, but in furtherance of the immediately preceding clause (ii), if SPAC, the Target Companies or New PubCo discovers, at any time prior to the Merger Effective Time, any information relating to SPAC, the Target Companies or New PubCo or any of their respective Affiliates, directors or officers which should be set forth in an amendment or supplement to either the Registration Statement or the Proxy Statement/Prospectus, so that either such document would not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, the Party that discovers such information shall promptly notify the other Parties thereof and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by Law, disseminated to the SPAC Stockholders.

(b)   SPAC Stockholder Approval.   SPAC shall, in accordance with applicable Law and the rules of the NYSE or Nasdaq, as applicable, (i) as promptly as practicable after the Registration Statement is declared effective under the Securities Act, (A) cause the Proxy Statement to be disseminated to the SPAC Stockholders and the holders of the SPAC Public Warrants, in each case, in compliance with applicable Law and the rules of the NYSE or Nasdaq, as applicable, (B) duly (1) give notice of and (2) convene and hold a special meeting of the SPAC Stockholders (the “SPAC Special Stockholder Meeting”) and a meeting of the holders of SPAC Public Warrants (the “SPAC Public Warrantholder Meeting”), in each case, in accordance with the SPAC Governing Documents and the rules of the NYSE or Nasdaq, as applicable, for a date no later than thirty (30) Business Days following the date the Registration Statement is declared effective under the Securities Act and (C) solicit proxies from the holders of SPAC Common Stock to vote in favor of each of the Transaction Proposals and the holders of the SPAC Public Warrants to vote in favor of the SPAC Public Warrant Amendment Proposal, and (ii) provide the SPAC Stockholders with the opportunity to elect to effect a SPAC Share Redemption. SPAC shall, through the SPAC Board (or a committee thereof), (A) recommend to the SPAC Stockholders the (1) adoption and approval of this Agreement and the Transactions, including the Merger, in accordance with applicable Law and exchange rules and regulations, (2) adoption and approval of any other proposals as the SEC (or staff member thereof) may indicate are necessary in its comments to the Registration Statement or correspondence related thereto, (3) adoption and approval of any other proposals as reasonably agreed by SPAC and the Target Companies to be necessary or appropriate in connection with the Transactions and (4) adjournment of the SPAC Special Stockholder Meeting, if necessary, to permit further solicitation of proxies because there are not sufficient votes to approve and adopt any of the foregoing (such proposals in (A)(1) through (A)(4), together, the “Transaction Proposals”) and (B) recommend to the holders of the SPAC Public Warrants (1) the adoption and approval of an amendment to the SPAC Public Warrant Agreement to provide that, effective immediately prior to the Merger Effective Time, each SPAC Public Warrant will only be convertible or exchangeable into (or otherwise only represent a right to receive) $0.50 per SPAC Public Warrant, and each holder of SPAC Public Warrants shall receive a cash payment of $0.50 for each SPAC Public Warrant held by such holder payable promptly following the Closing (the “SPAC Public Warrant Amendment”), and after giving effect to the SPAC

Public Warrant Amendment, the SPAC Public Warrants will no longer be convertible into or exercisable for any shares of New PubCo or shares of SPAC, and (2) any other matters necessary or advisable to effect the SPAC Public Warrant Amendment (such proposals in (B)(1) and (B)(2), together, the “SPAC Public Warrant Amendment Proposal”), and include such recommendations in the Proxy Statement. SPAC Board shall not withdraw, amend, qualify or modify its recommendation to the SPAC Stockholders that they vote in favor of the Transaction Proposals or to the holders of the SPAC Public Warrants that they vote in favor of the SPAC Public Warrant Amendment Proposal (together with any withdrawal, amendment, qualification or modification of its recommendation to the SPAC Stockholders described in the Recitals hereto, a “Modification in Recommendation”); provided, however, that nothing in this Agreement shall prevent the SPAC Board from approving the termination of this Agreement in accordance with its terms or otherwise exercising any other remedies hereunder. SPAC agrees to establish a record date for, duly call, give notice of, convene and hold the SPAC Special Stockholder Meeting and the SPAC Public Warrantholder Meeting and submit for approval the Transaction Proposals and the SPAC Public Warrant Amendment Proposal and that if the SPAC Stockholder Approval shall not have been obtained at any such SPAC Special Stockholder Meeting, then SPAC shall promptly continue to take all such necessary actions, including the actions required by this Section 10.2(b), and, subject to the following sentence, hold additional SPAC Special Stockholder Meetings until the SPAC Stockholder Approval has been obtained. SPAC may only adjourn the SPAC Special Stockholder Meeting (i) to solicit additional proxies for the purpose of obtaining the SPAC Stockholder Approval, (ii) for the absence of a quorum or (iii) to allow reasonable additional time for the filing or mailing of any supplemental or amended disclosure that SPAC has determined in good faith after consultation with outside legal counsel is required under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by the SPAC Stockholders prior to the SPAC Special Stockholder Meeting; provided, that, without the consent of the Target Companies, the SPAC Special Stockholder Meeting (x) may not be adjourned to a date that is more than fifteen (15) days after the date for which such SPAC Special Stockholder Meeting was originally scheduled (excluding any adjournments required by applicable Law) and (y) shall not be held later than five (5) Business Days prior to the Agreement End Date. SPAC agrees that it shall provide the holders of SPAC Class A Common Stock the opportunity to elect redemption of such SPAC Class A Common Stock in connection with the SPAC Special Stockholder Meeting.

Section 10.3.   Tax Matters.

(a)   Intended Tax Treatment.

(i)   The Parties agree that, for U.S. federal (and, as applicable, state and local) income tax purposes, it is intended that the New PubCo Exchanges and the Merger, taken together with other relevant transactions, be treated as a transaction described in Section 351 of the Code. Each of the Parties agrees that it will not, and will not permit or cause any of their respective Subsidiaries or Affiliates to, take or cause to be taken, or fail to take or cause to fail to take, any action, if such action or failure to act could reasonably be expected to cause the New PubCo Exchanges and the Merger, taken together with other relevant transactions, to fail to qualify for the Intended Tax Treatment. To the greatest extent permitted under Law, the Parties will prepare and file all Tax Returns consistent with the Intended Tax Treatment and will not take any inconsistent position on any Tax Return; provided,however, that no Party shall be unreasonably impeded in its ability and discretion to (A) negotiate, compromise and/or settle any Tax audit, claim or similar proceedings in connection with the Intended Tax Treatment or (B) take the position on any Tax Return that there is an alternative basis for the qualification of the Merger as a tax-deferred transaction (so long as such position is not inconsistent with the Intended Tax Treatment).

(ii)   Each of the Parties agrees to use commercially reasonable efforts to promptly notify all other Parties of any challenge to the Intended Tax Treatment by any Governmental Authority or if such party becomes aware of any non-public fact or circumstance that would reasonably be likely to prevent or impede the New PubCo Exchanges and the Merger, taken together with the other relevant transactions, from qualifying for the Intended Tax Treatment. The Parties shall reasonably cooperate in good faith with each other and their respective counsel (or other tax advisors) to document and support the Intended Tax Treatment. Further, each of the Parties shall (and shall cause its Affiliates to) cooperate fully, as and to the extent reasonably requested by another Party, in connection with the filing of relevant Tax

Returns, and any audit or tax proceeding. Such cooperation may include the retention and (upon the other Party’s request) the provision (with the right to make copies) of records and information reasonably relevant to any tax proceeding or audit, making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.

(b)   The Parties shall reasonably cooperate with each other and their respective tax counsel to document and support the Intended Tax Treatment by taking the actions described in Section 10.3(b) of the Target Company Disclosure Letter.

(c)   Tax Forms.

(i)   On the Closing Date, SPAC shall provide New PubCo with a certification satisfying the requirements of Treasury Regulations Sections 1.897-2(h) and 1.1445-2(c)(3), that SPAC is classified for U.S. federal income Tax purposes as a “domestic corporation” and SPAC is not, nor has it been within the period described in Section 897(c)(1)(A)(ii) of the Code, a “United States real property holding corporation” as defined in Section 897(c)(2) of the Code and an accompanying notice to the Internal Revenue Service satisfying the requirements of Treasury Regulations Section 1.897-2(h)(2); provided, however, that if SPAC fails to deliver any such certificate, the Transactions shall nonetheless be able to close and New PubCo shall be entitled to withhold from any consideration paid pursuant to this Agreement the amount required to be withheld under Section 1445 of the Code.

(ii)   At the Closing, each Target Company Equityholder shall provide a properly completed and duly executed IRS Form W-9; provided, however, that if any Target Company Equityholder fails to provided such certificate, the Transactions shall nonetheless be able to close and New PubCo shall be entitled to withhold from any consideration paid pursuant to this Agreement any amounts required by Law.

(d)   Transfer Taxes.   All transfer, documentary, sales, use, real property, stamp duty, stamp duty reserve tax, registration and other similar Taxes, fees and costs (including any associated penalties and interest) incurred in connection with this Agreement that are payable by SPAC, New PubCo, Merger Sub, the Target Companies or their respective Subsidiaries (“Transfer Taxes”) shall be borne by New PubCo and paid when due. Each of the Parties shall (i) cooperate to obtain any additional confirmations from any relevant Governmental Authority in relation to Transfer Taxes that they consider (acting reasonably) to be necessary in connection with the Transactions and (ii) cooperate and file, at the expense of New PubCo, all necessary Tax Returns with respect to all such Transfer Taxes.

(e)   With respect to any audit, examination, claim or other Action with respect to Tax matters (“Tax Proceeding”) of any member of the Target Company Group treated as a partnership for U.S. federal income tax purposes for any taxable period (or portion of any taxable period) ending on or prior to the Closing Date and such Tax Proceeding is governed under subchapter C of Chapter 63 of the Code, as amended by the Bipartisan Budget Act of 2015 (or any similar provision of state, local or non-U.S. Law), the Parties agree that: (i) no election shall be made under Section 6226 of the Code (or any similar provision of state, local or non-U.S. Law) with respect to any such Tax Proceeding; and (ii) the member of the Target Company Group that is subject to such Tax Proceeding shall bear all liability resulting therefrom in accordance with Section 6225 (or any similar provision of state, local or non-U.S. law).

(f)   None of the Target Companies, SPAC, New PubCo or any of their respective Affiliates will take any action, engage in any Transaction that would result in the liquidation of SPAC for U.S. federal income tax purposes in the tax year including the Closing Date and the two (2) subsequent calendar years.

(g)   The parties hereto agree that all items of income, gain, loss, deduction, or credit attributable for the taxable year of any member of the Target Company Group treated as a partnership for U.S. federal income tax purposes that includes the Closing Date shall be allocated based on a closing of such member’s books as of the Closing Date pursuant to Section 706 of the Code and the Treasury Regulations promulgated thereunder.

Section 10.4.   Tax Reimbursement.   On or before the First Tax Reimbursement Date, New PubCo will make or cause to be made a cash payment to ZB Partnership equal to the First Tax Reimbursement Amount. On or before the Second Tax Reimbursement Date, New PubCo will make or cause to be made a cash payment to ZB Partnership equal to the Second Tax Reimbursement Amount. In the event that the New PubCo Board determines in good faith that the payment of the full amount of the First Tax Reimbursement Amount (such shortfall, the “First Sponsor Backstop Amount”) or the Second Tax Reimbursement Amount (such shortfall, the “Second Sponsor Backstop Amount”), as applicable, in cash, would adversely affect New PubCo’s ability to: (i) pay its obligations when due; (ii) conduct its business in accordance with its business plan; or (iii) comply with the covenants included in the Target Companies’ senior credit facility and other material contracts and indebtedness, Sponsor shall transfer the First Sponsor Backstop Amount or the Second Sponsor Backstop Amount, as applicable, to ZB Partnership. No later than twenty (20) Business Days prior to the applicable Tax Reimbursement Date, ZB Partnership shall provide to New PubCo and Sponsor reasonably detailed documentation reasonably acceptable in form and substance (taking into account the availability of information on the date the tax liabilities are calculated) to New PubCo and Sponsor supporting the income tax liabilities of the members of ZB Partnership to which the applicable Tax Reimbursement Amount relates. If required to pay a Sponsor Backstop Amount, Sponsor shall determine, in its sole discretion, whether to pay such amount in cash or in shares of New PubCo Common Stock, which for purposes of this Section 10.4 shall be deemed to be valued at a price per share of $10.00. If ZB Partnership, New PubCo and Sponsor are unable to resolve any dispute with respect to the calculation of a Tax Reimbursement Amount or Sponsor Backstop Amount (not including, for the avoidance of doubt, any dispute with respect to whether the ZB Partnership acted in good faith in its determination of a Tax Reimbursement Amount or timely delivered the information required under this Section 10.4), such dispute shall be promptly resolved by a nationally recognized accounting firm mutually acceptable to ZB Partnership, New PubCo and Sponsor, the costs of which shall be borne by New PubCo and Sponsor. Such accounting firm’s resolution of any such dispute shall be binding on the Parties. New PubCo hereby agrees to use commercially reasonable efforts to ensure that at least $4,200,000 of cash will remain in one or more bank accounts of New PubCo or under New PubCo’s control to make the payments specified in this Section 10.4.

Section 10.5.   Section 16 Matters.   Prior to the Merger Effective Time, each of New PubCo and SPAC shall take all such steps as may be required (to the extent permitted under applicable Law) to cause any acquisitions or dispositions of equity securities of New PubCo or equity securities of SPAC, as applicable (including, in each case, securities deliverable upon exercise, vesting or settlement of any derivative securities), that occurs or is deemed to occur by reason of the Transactions by each individual who is or may become subject to the reporting requirements of Section 16(a) of the Exchange Act in connection with the Transactions to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 10.6.   Commercially Reasonable Efforts; Further Assurances.

(a)   Subject to the terms and conditions set forth in this Agreement (including Section 10.1, which shall control with respect to matters relating to Antitrust Laws and approvals of other Governmental Authorities), and to applicable Laws, as soon as practicable after the date of this Agreement and, in any event, prior to the Closing, the Parties shall cooperate and use their respective commercially reasonable efforts to take, or cause to be taken, all appropriate action (including executing and delivering and documents, certificates, instruments and other papers that are necessary for the consummation of the Transactions), and do, or cause to be done, and assist and cooperate with the other Parties in doing, all things necessary, proper or advisable on their part under this Agreement, the Ancillary Agreements and applicable Laws to consummate and make effective, in the most expeditious manner practicable, the Transactions, including, but not limited to, (i) implementing the Reorganization and (ii) preparing and filing as soon as practicable all documentation to effect all necessary notices, reports and other filings.

(b)   Without limiting any covenant contained in Article 7 through this Article 10, New PubCo, SPAC, Merger Sub and the Target Companies shall each, and each shall cause their respective Subsidiaries to, use commercially reasonable efforts to (i) obtain all material consents and approvals of third parties that any of the Parties or any of their respective Affiliates are required to obtain in order to consummate the transactions contemplated by this Agreement and the Ancillary Agreements and (ii) take such other action as may be reasonably necessary or as another Parties may reasonably request to satisfy the conditions of Article 11 or otherwise to comply with this Agreement and to consummate the Transactions as soon as practicable.

Section 10.7.   Employee Matters.

(a)   Prior to the Closing Date, the Parties shall cooperate in good faith to design and implement one or more equity and/or incentive compensation plans or arrangements covering (i) all employees who are, as of the date hereof, participants under the Target Companies’ existing Unifund CCR, LLC Long-Term Incentive Plan (the “Long-Term Incentive Plan”) and (ii) certain other key employees and service providers of the Target Companies who, in each case, continue to provide services following the Closing Date, intended to replace and/or supplement the Long-Term Incentive Plan , with any such new plans or arrangements to be effective subject to the occurrence of the Merger Effective Time.

(b)   Notwithstanding anything herein to the contrary, each of the Parties acknowledges and agrees that all provisions contained in this Section 10.7 are included for the sole benefit of SPAC, New PubCo and the Target Companies and shall not create or confer any claims, benefits or rights (including as a third-party beneficiary) on any other Person. Nothing in this Agreement, whether express or implied, (i) shall be construed to establish, amend, or modify any employee benefit plan, program, agreement or arrangement, (ii) shall limit the right of SPAC, New PubCo, the Target Companies or their respective Affiliates to amend, terminate or otherwise modify any Target Company Group Benefit Plan or other Benefit Plan following the Closing Date or (iii) shall create or confer upon any Person who is not a Party (including any equityholder, any director, manager, officer, employee or independent contractor, or any participant in any Target Company Group Benefit Plan or other Benefit Plan (or any dependent or beneficiary thereof)), any right to continued or resumed employment or recall, any right to compensation or benefits, or any particular term of employment, engagement or service.

Section 10.8.   Securities Listing.

(a)   From the date of this Agreement through the Closing, SPAC shall use reasonable best efforts to ensure SPAC remains listed as a public company on, and for shares of SPAC Common Stock and SPAC Warrants (but excluding the SPAC Public Warrants if the SPAC Public Warrant Amendment Proposal has been adopted and approved at the SPAC Public Warrantholder Meeting) to be listed on, the NYSE or Nasdaq, as applicable.

(b)   As promptly as reasonably practicable after the date of this Agreement, and in any event prior to the Closing Date, New PubCo shall (i) apply for, and New PubCo and the Target Companies shall use their respective reasonable best efforts to cause, the New PubCo Common Stock and New PubCo Public Warrants issuable in the Merger and the New PubCo Common Stock that will become issuable upon the exercise of the New PubCo Public Warrants to be approved for, listing on the Listing Exchange and accepted for clearance by the Depository Trust Company, subject to official notice of issuance, and (ii) satisfy any applicable initial and continuing listing requirements of the Listing Exchange.

Section 10.9.   Confidentiality.   From the date of this Agreement until Closing, each Party shall be bound by and comply with the provisions set forth in the Confidentiality Agreement as if such provisions were set forth herein (but disregarding any provision of the Confidentiality Agreement that would cause the provisions thereof to terminate, expire or otherwise cease to have binding effect prior to the Closing), and such provisions are hereby incorporated herein by reference; provided, that, effective as of and subject to the consummation of the Closing, the Confidentiality Agreement shall terminate and be of no further force and effect (other than the terms that expressly survive the termination of the Confidentiality Agreement as set forth therein) without any further action of any of the parties thereto. Each Party hereby agrees, that until Closing, except in connection with or support of the transactions contemplated by this Agreement, while any of them are in possession of such material nonpublic information, none of such Persons shall, directly or indirectly (through its Affiliates or otherwise), acquire, offer or propose to acquire, agree to acquire, sell or transfer or offer or propose to sell or transfer any securities of SPAC, communicate such information to any other Person or cause or encourage any Person to do any of the foregoing in violation of such US federal securities Laws and other applicable foreign and domestic Laws.

Section 10.10.   Termination of Certain Agreements.   The Target Companies hereby agree that, effective at the Closing, any equityholders, voting or similar agreements among any member of the Target Company Group, on the one hand, and any of its equityholders, on the other hand (other than such agreements solely between or among the members of the Target Company Group) shall automatically, and without any further action by any of the Parties, terminate in full and become null and void and of no further force and effect with no liability whatsoever for the Parties.

Section 10.11.   Cooperation.   Prior to the Closing, each of SPAC, the Target Companies and New PubCo shall, and each of them shall cause their respective Subsidiaries (as applicable) and their officers, directors, managers, employees, consultants, counsel, accounts, agents and other representatives to, reasonably cooperate in a timely manner in connection with any financing arrangement the parties mutually agree to seek in connection with the transactions contemplated by this Agreement (it being understood and agreed that the consummation of any such financing by New PubCo, the Target Companies or SPAC shall be subject to the parties’ mutual agreement), including (if mutually agreed by the parties) (a) by providing such information and assistance as the other parties may reasonably request, (b) granting such access to the other parties and its representatives as may be reasonably necessary for their due diligence, and (c) participating in a reasonable number of meetings, presentations, road shows, drafting sessions and due diligence sessions with respect to such financing arrangements (including facilitating direct contact between senior management and other representatives of New PubCo, the Target Companies, SPAC and their respective Subsidiaries at reasonable times and locations upon reasonable advance notice). All such cooperation, assistance and access shall be granted during normal business hours upon reasonable advance notice and shall be granted under conditions that shall not unreasonably interfere with the business and operations of New PubCo, the Target Companies, SPAC, or their respective auditors.

Section 10.12.   SPAC Extension.   Unless the Closing has occurred or this Agreement shall have otherwise been terminated in accordance with the provisions set forth in Section 12.1, (i) prior to August 28, 2023, Sponsor shall make the deposits into the Trust Account necessary to extend the deadline by which SPAC must complete its initial business combination (the “SPAC Business Combination Deadline”) to August 28, 2023 in accordance with the terms set forth in the SPAC Governing Documents and (ii) from and after August 28, 2023, SPAC and Sponsor shall use their respective reasonable best efforts to take the appropriate actions, including filing a proxy statement, amending the SPAC Governing Documents and obtaining the necessary approval from the SPAC Stockholders, to extend the SPAC Business Combination Deadline until the Agreement End Date or another date mutually agreed in writing between SPAC and the Target Companies.

ARTICLE 11

CONDITIONS TO OBLIGATIONS

Section 11.1.   Conditions to Obligations of the Parties.   The respective obligations of each Party to consummate, or cause to be consummated, the Transactions are subject to the satisfaction (or, to the extent permitted by applicable Law, written waiver by each such Party), as of the Closing, of the following conditions:

(a)   the SPAC Stockholder Approval shall have been obtained;

(b)   the Requisite Target Company Equityholder Approval shall have been obtained;

(c)   the Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no Action seeking such a stop order shall have been initiated by the SEC and remain pending;

(d)   any commitment to, or agreement (including any timing agreement) with, any Governmental Authority to delay the consummation of, or not to consummate before a certain date, the Transactions, shall have expired or been terminated;

(e)   each of the Permits, Governmental Authorizations (including, without limitation, the Collection Filings) and other third party consents or approvals set forth on Section 4.5 of the Target Company Disclosure Letter shall have been obtained, procured or made, as applicable;

(f)   there shall not be in force any Governmental Order (whether temporary, preliminary or permanent) or Law enacted, issued, promulgated, enforced or entered restraining, enjoining or otherwise prohibiting or making illegal the consummation of the Transactions issued by any Governmental Authority with jurisdiction over the applicable Parties with respect to the Transactions; and

(g)   the Reorganization shall have been consummated in all material respects in accordance with the terms and conditions of this Agreement and the Reorganization Steps.

Section 11.2.   Conditions to Obligations of SPAC.   The respective obligations of SPAC to consummate, or cause to be consummated, the Transactions are subject to the satisfaction, as of the Closing, of the following additional conditions, any one or more of which may, to the extent permitted by applicable Law, be waived in writing solely by such Parties:

(a)   each of the representations and warranties of the Target Companies contained in (i) the first and second sentences of Section 4.1 (Organization), Section 4.3 (Due Authorization), Section 4.18 (Brokers’ Fees) and Section 4.25 (Absence of Changes) shall be true and correct in all material respects (disregarding any qualifications and exceptions contained therein relating to materiality, material adverse effect and Target Company Material Adverse Effect or any similar qualification or exception), in each case as of the Closing Date, except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct in all material respects at and as of such earlier date (disregarding any qualifications and exceptions contained therein relating to materiality, material adverse effect and Target Company Material Adverse Effect or any similar qualification or exception), (ii) Section 4.6 (Capitalization of the Target Companies) shall be true and correct in all but de minimis respects (disregarding any qualifications and exceptions contained therein relating to materiality, material adverse effect and Target Company Material Adverse Effect or any similar qualification or exception), in each case, as of the Closing Date, except with respect to such representations and warranties which speak only as to an earlier date, which representations and warranties shall be true and correct in all but de minimis respects at and as of such earlier date (disregarding any qualifications and exceptions contained therein relating to materiality, material adverse effect and Target Company Material Adverse Effect or any similar qualification or exception), and (iii) this Agreement other than the representations and warranties made pursuant to the first and second sentences of Section 4.1 (Organization), Section 4.3 (Due Authorization), Section 4.6 (Capitalization of the Target Companies) Section 4.18 (Brokers’ Fees) and Section 4.25 (Absence of Changes) shall be true and correct (disregarding any qualifications and exceptions contained therein relating to materiality, material adverse effect and Target Company Material Adverse Effect or any similar qualification or exception) as of the Closing Date, except with respect to such representations and warranties which speak only as to an earlier date, which representations and warranties shall be true and correct (disregarding any qualifications and exceptions contained therein relating to materiality, material adverse effect and Target Company Material Adverse Effect or any similar qualification or exception), in each case, at and as of such earlier date, except, in each case, where the failure of such representations and warranties to be true and correct does not constitute a Target Company Material Adverse Effect;

(b)   each of the representations and warranties of New PubCo and Merger Sub contained in (i) Section 6.1 (Corporate Organization), Section 6.3 (Capitalization), Section 6.4 (Authority Relative to this Agreement) and Section 6.10 (Brokers’ Fees) shall be true and correct in all material respects, in each case as of the Closing Date, except with respect to such representations and warranties which speak only as to an earlier date, which representations and warranties shall be true and correct in all material respects at and as of such earlier date, and (ii) each of the representations and warranties of New PubCo and Merger Sub contained in this Agreement other than the representations and warranties made pursuant to the Section 6.1 (Corporate Organization), Section 6.3 (Capitalization), Section 6.4 (Authority Relative to this Agreement) and Section 6.10 (Brokers’ Fees) shall be true and correct (disregarding any qualifications and exceptions contained therein relating to materiality, material adverse effect or any similar qualification or exception) as of the Closing Date, except with respect to such representations and warranties which speak only as to an earlier date, which representations and warranties shall be true and correct (disregarding any qualifications and exceptions contained therein relating to materiality, material adverse effect or any similar qualification or exception) at and as of such earlier date, except, in each case, where the failure of such representations and warranties to be so true and correct would not, individually or in the aggregate, prevent or materially delay consummation of any of the Transactions or otherwise prevent New PubCo or Merger Sub, as applicable, from performing its obligations under this Agreement or any Ancillary Agreement to which it is, or is contemplated to be, a party;

(c)   each of the covenants and agreements of the Target Companies to be performed or complied with as of or prior to the Closing shall have been performed or complied with in all material respects;

(d)   each of the covenants of New PubCo and Merger Sub to be performed as of or prior to the Closing shall have been performed in all material respects;

(e)   there shall not have occurred a Target Company Material Adverse Effect since the date of this Agreement, the material adverse effects of which are continuing and uncured;

(f)   the Target Companies shall have delivered their respective Target Company Equityholder Written Consents constituting the Requisite Target Company Equityholder Approval on or prior to the Target Company Equityholder Approval Deadline; and

(g)   each Target Company shall have delivered to SPAC the closing deliverables set forth in Section 2.5(a).

Section 11.3.   Conditions to the Obligations of the Target Companies, New PubCo and Merger Sub.   The respective obligations of Holdings, USV, New PubCo and Merger Sub to consummate, or cause to be consummated, the Transactions are subject to the satisfaction, as of the Closing, of the following additional conditions, any one or more of which may, to the extent permitted by applicable Law, be waived in writing solely by such Parties:

(a)   the representations and warranties of SPAC contained in (i) the first and second sentences of Section 5.1 (SPAC Organization) and Section 5.2 (Due Authorization), shall be true and correct in all respects (disregarding any qualifications and exceptions contained therein relating to materiality, material adverse effect and SPAC Material Adverse Effect or any similar qualification or exception), in each case as of the Closing Date, except with respect to such representations and warranties which speak only as to an earlier date, which representations and warranties shall be true and correct in all material respects at and as of such earlier date (disregarding any qualifications and exceptions contained therein relating to materiality, material adverse effect and material adverse effect and SPAC Material Adverse Effect or any similar qualification or exception), (ii) Section 5.13 (Capitalization of SPAC) shall be true and correct in all but de minimis respects (disregarding any qualifications and exceptions contained therein relating to materiality, material adverse effect and SPAC Material Adverse Effect or any similar qualification or exception), in each case, as of the Closing Date, except with respect to such representations and warranties which speak only as to an earlier date, which representations and warranties shall be true and correct in all but de minimis respects at and as of such earlier date (disregarding any qualifications and exceptions contained therein relating to materiality, material adverse effect and SPAC Material Adverse Effect or any similar qualification or exception), (iii) Section 5.11 (Absence of Changes) shall be true and correct in all respects (disregarding any qualifications and exceptions contained therein relating to materiality, material adverse effect and SPAC Material Adverse Effect or any similar qualification or exception) as of the Closing Date, except with respect to such representations and warranties which speak only as to an earlier date, which representations and warranties shall be true and correct in all respects (disregarding any qualifications and exceptions contained therein relating to materiality, material adverse effect and SPAC Material Adverse Effect or any similar qualification or exception), and (iv) this Agreement other than the representations and warranties made pursuant to the first and second sentences of Section 5.1 (SPAC Organization), Section 5.2 (Due Authorization), Section 5.11 (Absence of Changes) and Section 5.13 (Capitalization of SPAC) shall be true and correct (disregarding any qualifications and exceptions contained therein relating to materiality, material adverse effect and SPAC Material Adverse Effect or any similar qualification or exception), in each case, as of the Closing Date, except with respect to such representations and warranties which speak only as to an earlier date, which representations and warranties shall be true and correct (disregarding any qualifications and exceptions contained therein relating to materiality, material adverse effect and SPAC Material Adverse Effect or any similar qualification or exception) at and as of such earlier date, except, in each case, where the failure of such representations and warranties to be true and correct does not constitute a SPAC Material Adverse Effect;

(b)   each of the covenants and agreements of SPAC to be performed or complied with as of or prior to the Closing shall have been performed or complied with in all material respects;

(c)   the amount of Available Cash shall be no less than forty million Dollars ($40,000,000);

(d)   the New PubCo Common Stock to be listed pursuant to this Agreement shall have been approved for listing on the Listing Exchange, subject to official notice thereof;

(e)   at or prior to the Closing, the directors and officers of SPAC not listed on Section 2.7(a) of the Target Company Disclosure Letter shall have resigned or otherwise removed, effective as of or prior to the Closing;

(f)   SPAC shall have delivered to the Target Companies the closing deliverables set forth in Section 2.5(b); and

(g)   at the Closing, the Target Company Equityholders shall receive at least a majority of the New PubCo Common Stock.

Section 11.4.   Frustration of Conditions.   No Party may rely on the failure of any condition set forth in this Article 11 to be satisfied if such Party’s breach of any of its covenants, agreements, representations or warranties of this Agreement is the primary cause of such failure.

ARTICLE 12

TERMINATION/EFFECTIVENESS

Section 12.1.   Termination.   This Agreement may be terminated and the Transactions abandoned at any time prior to the Closing:

(a)   by written consent of the Target Companies and SPAC;

(b)   by the Target Companies or SPAC by written notice to the other of such Parties if any Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Governmental Order or other Law which has become final and non-appealable and remains in effect and has the effect of making consummation of the Transactions illegal or otherwise permanently preventing or prohibiting consummation of the Transactions; provided, that the Governmental Authority issuing such Governmental Order or Law has jurisdiction over the applicable Parties with respect to the Transactions; and provided further, that the right to terminate this Agreement pursuant to this Section 12.1(b) shall not be available to the Target Companies or SPAC if such Party’s breach of any of its obligations under this Agreement is the primary cause of the existence or occurrence of any fact or circumstance but for the existence or occurrence of which the consummation of the Transactions would not be illegal or otherwise permanently prevented or prohibited;

(c)   by the Target Companies or SPAC by written notice to the other of such Parties if the SPAC Stockholder Approval shall not have been obtained by reason of the failure to obtain the required vote at the SPAC Special Stockholder Meeting duly convened therefor or at any adjournment thereof at which the SPAC Stockholders have duly voted and the SPAC Stockholder Approval was not obtained; provided, that the right to terminate this Agreement pursuant to this Section 12.1(c) shall not be available to SPAC unless SPAC has complied in all material respects with its obligations pursuant to Section 10.2(b);

(d)   by the Target Companies by written notice to SPAC if there has been a Modification in Recommendation to the extent such Modification in Recommendation is not withdrawn within ten (10) Business Days of such notice;

(e)   by SPAC by written notice to the Target Companies if either Target Company has not delivered its Target Company Equityholder Written Consents constituting the Requisite Target Company Equityholder Approval on or prior to the Target Company Equityholder Approval Deadline;

(f)   by SPAC by written notice to the Target Companies if (i) there has been any breach of any representation, warranty, covenant or agreement on the part of either Target Company set forth in this Agreement, in each case, such that the conditions specified in Section 11.2(a), Section 11.2(b) or Section 11.2(e), as applicable, would not be satisfied at the Closing (a “Terminating Target Company Breach”), except that, if such Terminating Target Company Breach is curable by the Target Companies then, for a period ending on the earlier to occur of (i) thirty (30) days after receipt by either Target Company of notice from SPAC of such breach and (ii) the third (3rd) Business Day prior to the Agreement End Date (the “Target Company Cure Period”), such termination shall not be effective, and such termination shall become effective only if the Terminating Target Company Breach is not cured within the Target Company Cure Period, or (ii) the Closing has not occurred on or before August 28, 2023 (which shall be extended automatically until the last date for SPAC to consummate a business combination (which shall in no event be later than December 31, 2023) following any extension of the SPAC Business Combination Deadline obtained by SPAC pursuant to Section 10.12) (such date, the “Agreement End Date”); provided, that SPAC shall not have the right to terminate this Agreement pursuant to clause (i) of this Section 12.1(f) if SPAC is then in breach of any of its covenants, agreements, representations or warranties contained in this Agreement which breach would cause any condition set forth in Section 11.3(a), Section 11.3(b) or Section 11.3(c), as applicable, not to be satisfied;

(g)   by the Target Companies by written notice to SPAC if (i) there has been any breach of any representation, warranty, covenant or agreement on the part of SPAC set forth in this Agreement, in each case, such that the conditions specified in Section 11.3(a), Section 11.3(b) or Section 11.3(c), as applicable, would not be satisfied at the Closing (a “Terminating SPAC Breach”), except that, if any such Terminating SPAC Breach is curable, then, for a period ending on the earlier to occur of (i) thirty (30) days after receipt by SPAC of notice from either Target Company of such breach and (ii) the third (3rd) Business Day prior to the Agreement End Date (the “SPAC Cure Period”), such termination shall not be effective, and such termination shall become effective only if the Terminating SPAC Breach is not cured within the SPAC Cure Period, or (ii) the Closing has not occurred on or before the Agreement End Date; provided, that none of the Target Companies shall have the right to terminate this Agreement pursuant to clause (i) of this Section 12.1(g) if any Target Company is then in breach of any of its covenants, agreements, representations or warranties contained in this Agreement which breach would cause any condition set forth in Section 11.2(a), Section 11.2(b) or Section 11.2(e), as applicable, not to be satisfied;

(h)   by the Target Companies by written notice to SPAC if SPAC shall not have been extended by Sponsor in accordance with the terms of the SPAC Governing Documents on or prior to the May 28, 2023, August 28, 2023 or any other applicable extension date prior to or on the Agreement End Date; or

(i)   prior to receipt by SPAC of the SPAC Stockholder Approval, by the Target Companies by written notice to SPAC at any time in their sole and absolute discretion.

Section 12.2.   Effect of Termination.   In the event of the termination of this Agreement pursuant to Section 12.1, this Agreement shall forthwith become void and have no effect, without any liability on the part of any Party or any of its Affiliates, officers, directors, shareholders or equityholders, other than liability of the Parties, as the case may be, for actual fraud or any willful and material breach of this Agreement prior to the termination of this Agreement, except that the provisions of Section 1.2, this Section 12.2, Article 13 and (to the extent related to the foregoing) Section 1.1 and the provisions of the Confidentiality Agreement shall survive any termination of this Agreement.

Section 12.3.   Termination Fee.   If this Agreement is terminated by the Target Companies pursuant to Section 12.1(i) and any member of the Target Company Group consummates an Acquisition Transaction, in each case, within twelve (12) months from the date of such termination of this Agreement, then the Target Companies shall pay to the Sponsor the Target Company Termination Fee by wire transfer in immediately available funds to an account specified in writing by the Sponsor. The Parties hereby acknowledge and agree that (x) payment of the Target Company Termination Fee is hereby subordinated in right and time of payment to indefeasible repayment in full in cash of the Permitted Indebtedness and any refinancing, extension and replacement thereof and (y) neither this sentence nor the substance hereof may be amended or otherwise modified without the prior consent of the holders of the Permitted Indebtedness and such holders are deemed to be third-party beneficiaries of this sentence.

ARTICLE 13

MISCELLANEOUS

Section 13.1.   Trust Account Waiver.   Each of the Target Companies, New PubCo and Merger Sub acknowledges that SPAC is a blank check company with the powers and privileges to effect a Business Combination. Each of the Target Companies, New PubCo and Merger Sub further acknowledges that, as described in SPAC’s final prospectus dated November 23, 2021 (the “Prospectus”) available at www.sec.gov, substantially all of SPAC’s assets consist of the cash proceeds of SPAC’s initial public offering and private placements of its securities and substantially all of those proceeds have been deposited in the Trust Account. Each of the Target Companies, New PubCo and Merger Sub acknowledges that, except with respect to interest earned on the funds held in the Trust Account that may be released to SPAC to pay its franchise Tax, income Tax and similar obligations, the Trust Agreement provides that cash in the Trust Account may be disbursed only (a) if SPAC completes the transactions which constitute a Business Combination, then to those Persons and in such amounts as described in the Prospectus, (b) if SPAC fails to complete a Business Combination within the allotted time period and liquidates, subject to the terms of the Trust Agreement, to SPAC in limited amounts to permit SPAC to pay the costs and expenses of its liquidation and dissolution, and then to SPAC’s public shareholders and (c) if SPAC holds a shareholder vote to amend the SPAC Governing Documents to modify the substance or timing of the obligation to redeem 100% of its public shares of SPAC Common Stock if SPAC fails to complete a Business Combination within the allotted time period, then for the redemption of any SPAC Common Stock properly tendered in connection with such vote. For and in consideration of SPAC entering into this Agreement, the receipt and sufficiency of which are hereby acknowledged, the Target Companies, New PubCo and Merger Sub each hereby irrevocably waive any right, title, interest or claim of any kind they have or may have in the future in or to any monies in the Trust Account and agree not to seek recourse against the Trust Account or any funds distributed therefrom as a result of, or arising out of, this Agreement and any negotiations, Contracts or agreements with SPAC; provided, that (x) nothing herein shall serve to limit or prohibit the Target Companies’ or New PubCo’s right to pursue a claim against SPAC for legal relief against monies or other assets held outside the Trust Account, for specific performance or other equitable relief in connection with the consummation of the transactions (including a claim for SPAC to specifically perform its obligations under this Agreement and cause the disbursement of the balance of the cash remaining in the Trust Account (after giving effect to SPAC Share Redemptions) to the Target Companies in accordance with the terms of this Agreement and the Trust Agreement) so long as such claim would not affect SPAC’s ability to fulfill its obligation to effectuate SPAC Share Redemptions, or for fraud and (y) nothing herein shall serve to limit or prohibit any claims that the Target Companies or New PubCo may have in the future against SPAC’s assets or funds that are not held in the Trust Account (including any funds that have been released from the Trust Account and any assets that have been purchased or acquired with any such funds).

Section 13.2.   Waiver.   Any Party may, at any time prior to the Closing, (a) extend the time for the performance of the obligations or acts of the other Parties, (b) waive any inaccuracies in the representations and warranties (of another Party) that are contained in this Agreement or (c) waive compliance by the other Parties with any of the agreements or conditions contained in this Agreement, but such extension or waiver shall be valid only if set forth in an instrument in writing signed by the Party granting such extension or waiver.

Section 13.3.   Notices.   All notices and other communications among the Parties shall be in writing and shall be deemed to have been duly given (w) when delivered in person, (x) when delivered after posting in the United States mail having been sent registered or certified mail, return receipt requested, postage prepaid, (y) when delivered by FedEx or another nationally recognized overnight delivery service or (z) when delivered by email (unless an “undeliverable” or similar message is received with respect to each email address provided in this Section 13.3 for the applicable Party); provided, that any such notice or other communication delivered in the manner described in clause (w), (x) or (y) shall also be delivered by email no later than twenty-four (24) hours after being delivered in the manner described therein, as applicable, in each case, addressed as follows:

(a)   If to SPAC, New PubCo or Merger Sub prior to the Closing, or to SPAC after the Merger Effective Time, to:

Everest Consolidator Acquisition Corporation
4041 MacArthur Blvd
Newport Beach, CA 92660
Attention:	Adam Dooley, Chairman & CEO
Email:	adooley@belayinvest.com

with copies to (which shall not constitute notice):

Latham & Watkins LLP
811 Main St., Suite 3700
Houston, TX 77002
Attention:	Ryan J. Maierson
Senet S. Bishoff
Email:	ryan.maierson@lw.com
senet.bischoff@lw.com

(b)   If to the Target Companies prior to the Closing, or to the Target Companies, the Surviving Company or New PubCo after the Merger Effective Time, to:

Unifund Holdings, LLC
10625 Techwoods Circle
Cincinnati, OH 45242
Attention:	Trudy Craig, Vice President, General Counsel
Email:	trudy.craig@unifund.com

with copies to (which shall not constitute notice):

Taft Stettinius & Hollister LLP
1800 Walnut Street, Suite 1800
Cincinnati, OH 45202
Attention:	Arthur McMahon, III
Email:	amcmahon@taftlaw.com

or to such other address(es) or email address(es) as the Parties may from time to time designate in writing. Copies delivered solely to outside counsel shall not constitute notice.

Section 13.4.   Assignment.   No Party shall assign, delegate or transfer this Agreement or any part hereof without the prior written consent of the other Parties, and any such attempted assignment, delegation or transfer without such prior written consent shall be void. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the Parties and their respective permitted successors and assigns.

Section 13.5.   Rights of Third Parties.   Nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any Person, other than the Parties and their respective permitted successors and assigns, any right or remedies under or by reason of this Agreement; provided, however, that the D&O Indemnified Parties are intended third-party beneficiaries of, and may enforce, Section 7.9, Jay Zises and Selig Zises are intended third-party beneficiaries of, and may enforce, Section 10.4, ZB Partnership and Rosenberg are intended third-party beneficiaries of, and may enforce, Section 13.6 and the Non-Recourse Persons are intended third-party beneficiaries of, and may enforce, Section 13.16.

Section 13.6.   Expenses.   Except as otherwise set forth in this Agreement, including in Section 12.1(i), all expenses incurred in connection with this Agreement and the Transactions shall be paid by SPAC and the Sponsor, jointly and severally; provided, if this Agreement is terminated in accordance with its terms as a direct result of the Target Companies’ willful failure to consummate the Transactions in breach of the terms of this Agreement following the satisfaction by SPAC, New PubCo and their respective Subsidiaries and Affiliates of all of their respective obligations and conditions hereunder and all applicable Ancillary Agreements, the Target Companies shall pay, or cause to be paid, all Target Company Transaction Expenses, not to be duplicative of the Target Company Termination Fee, and SPAC shall pay, or cause to be paid, all SPAC Transaction Expenses; provided further, that, if the Merger and the other Transactions shall be consummated, the Surviving Company shall pay or cause to be paid all Outstanding Target Company Transaction Expenses and all Outstanding SPAC Transaction Expenses in accordance with Section 2.5(c).

Section 13.7.   Governing Law.   This Agreement, and all claims or causes of action based upon, arising out of, or related to this Agreement or the Transactions, shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to principles or rules of conflict of Laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction.

Section 13.8.   Headings; Counterparts.   The headings in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Section 13.9.   Target Company and SPAC Disclosure Letters.   The Target Company Disclosure Letter and SPAC Disclosure Letter (including, in each case, any section thereof) referenced herein are a part of this Agreement as if fully set forth herein. Any disclosure set forth in a section or subsection of a Disclosure Letter shall be deemed to be (as applicable) an exception to, or a disclosure for purposes of, the representations and warranties set forth in Article 4 through Article 6, as the case may be, contained in, or other provisions of, the correspondingly numbered (and, if applicable, lettered) Section or subsection of this Agreement and each other representation or warranty set forth in Article 4 through Article 6, as applicable that contain a reference to the Disclosure Letter, of this Agreement to which the relevance of such disclosure is reasonable apparent. Certain information set forth in the Disclosure Letters with respect to Article 4 through Article 6, as applicable, is included solely for informational purposes and may not be required to be disclosed pursuant to this Agreement. The disclosure of any information shall not be deemed to constitute an acknowledgment that such information is required to be disclosed in connection with the representations and warranties made in this Agreement, nor shall such information be deemed to establish a standard of materiality.

Section 13.10.   Entire Agreement.   (a) This Agreement (together with the Target Company Disclosure Letter and SPAC Disclosure Letter and the Exhibits hereto), (b) the Ancillary Agreements and (c) that certain Mutual Confidentiality Agreement, dated as of October 13, 2022, between SPAC and Unifund CCR, LLC, an Ohio limited liability company (as amended from time to time in accordance with its terms, the “Confidentiality Agreement”), constitute the entire agreement among the Parties relating to the Transactions or any other matter contemplated hereby and supersede any other agreements, whether written or oral, that may have been made or entered into by or among any of the Parties or any of their respective Subsidiaries relating to the Transactions. No representations, warranties, covenants, understandings, agreements, oral or otherwise, relating to the Transactions or any other matter contemplated hereby exist between the Parties or any of their respective Affiliates except as expressly set forth in this Agreement and the Ancillary Agreements.

Section 13.11.   Amendments.   This Agreement may be amended or modified in whole or in part, only by an agreement in writing which makes reference to this Agreement and has been duly authorized, executed and delivered by each of the Parties. Any purported amendment by any Party or Parties effected in a manner which does not comply with this Section 13.11 shall be null and void, ab initio.

Section 13.12.   Publicity.

(a)   All press releases or other public communications relating to the Transactions made by or on behalf of any Party or any of its Affiliates or any director, officer, employee or representative of any of the foregoing, and the method of the release for publication thereof, shall prior to the Closing be subject to the prior mutual approval of SPAC and the Target Companies, which approval shall not be unreasonably withheld by either such Party; provided, that no Party shall be required to obtain consent pursuant to this Section 13.12 to the extent any proposed release or statement is substantially equivalent to the information that has previously been made public with the mutual approval of SPAC and the Target Companies in accordance with this. Disclosures resulting from the Parties’ efforts to obtain any consents or approvals pursuant to Antitrust Laws and to make any related filing shall be deemed not to violate this Section 13.12(a).

(b)   The restriction in Section 13.12(a) shall not apply to the extent the public announcement is required by applicable securities Law, any Governmental Authority or stock exchange rule; provided, however, that in such an event, the Party making the announcement (or whose Affiliate or director, officer, employee or representative, or whose Affiliate’s director, officer, employee or representative is making the announcement) shall use its commercially reasonable efforts to consult with SPAC or the Target Companies, as applicable, in advance as to its form, content and timing.

Section 13.13.   Severability.   If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The Parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the Parties.

Section 13.14.   Jurisdiction; Waiver of Jury Trial.

(a)   To the fullest extent permitted by applicable Law, any proceeding or Action based upon, arising out of or related to this Agreement or the Transactions must be brought in the Court of Chancery of the State of Delaware (or, to the extent such court does not have subject matter jurisdiction, the Superior Court of the State of Delaware), or, if it has or can acquire jurisdiction, in the United States District Court for the District of Delaware, and each of the Parties irrevocably (i) submits to the exclusive jurisdiction of each such court in any such proceeding or Action, (ii) waives any objection it may now or hereafter have to personal jurisdiction, venue or convenience of forum, (iii) agrees that all claims in respect of such proceeding or Action shall be heard and determined only in any such court and (iv) agrees not to bring any proceeding or Action arising out of or relating to this Agreement or the Transactions in any other court. Nothing herein contained shall be deemed to affect the right of any Party to serve process in any manner permitted by Law or to commence Actions or otherwise proceed against any other Party in any other jurisdiction, in each case, to enforce judgments obtained in any Action, suit or proceeding brought pursuant to this Section 13.14.

(b)   EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR WITH RESPECT TO THE TRANSACTIONS CONTEMPLATED HEREBY IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH PARTY HEREBY IRREVOCABLY, UNCONDITIONALLY AND VOLUNTARILY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION, SUIT OR PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 13.15.   Enforcement.   Except as otherwise expressly provided herein, any and all remedies provided herein will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon the Parties, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy. The Parties agree that the rights of each Party to consummate the Transactions are special, unique and of extraordinary character and immediate and irreparable harm or damage would be caused for which money damages would not be an adequate remedy in the event that any of the provisions of this Agreement were not performed or complied with in accordance with their specific terms or were otherwise breached. It is accordingly agreed that each of the Parties shall be entitled to equitable remedies against another Party for its breach or threatened breach of this Agreement, including an injunction or injunctions to prevent breaches of this Agreement and to specific enforcement of the terms and provisions of this Agreement, in addition to any other remedy to which such Party is entitled at law or in equity. In the event that any Action shall be brought in equity to enforce the provisions of this Agreement, no Party shall allege, and each Party hereby waives the defense, that money damages would adequate or there is an adequate remedy at law, and each Party agrees to waive any requirement for the securing or posting of any bond in connection therewith or to prove the inadequacy of money damages or another remedy at law.

Section 13.16.   Non-Recourse.   Except in the case of claims against a Person in respect of such Person’s actual fraud:

(a)   solely with respect to the Target Companies, New PubCo, SPAC and Merger Sub, this Agreement may only be enforced against, and any claim or cause of action based upon, arising out of, or related to this Agreement or the Transactions may only be brought against, the Target Companies, New PubCo, SPAC, Merger Sub and Sponsor as named parties hereto; and

(b)   except to the extent a party hereto (and then only to the extent of the specific obligations undertaken by such Party herein), (i) no past, present or future director, manager, officer, employee, incorporator, member, partner, direct or indirect equityholder, Affiliate, agent, attorney, advisor or representative or Affiliate of New PubCo, the Target Companies, SPAC, Merger Sub or Sponsor, (ii) no past, present or future director, officer, employee, incorporator, member, partner, direct or indirect equityholder, shareholder, Affiliate, agent, attorney, advisor or representative or Affiliate of any of the foregoing and (iii) no successor, heir or representative of any of the foregoing (the Persons identified in the foregoing clauses (i) through (iii), collectively, the “Non-Recourse Persons”) shall have any liability (whether in Contract, tort, equity or otherwise) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of any one or more of the Target Companies, New PubCo, SPAC, Merger Sub and Sponsor under this Agreement for any claim based on, arising out of, or related to this Agreement or the Transactions.

Section 13.17.   Non-Survival of Representations, Warranties and Covenants.   Except in the case of claims against a Person in respect of such Person’s actual fraud, none of the representations, warranties, covenants, obligations or other agreements in this Agreement or in any certificate, statement or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, obligations, agreements and other provisions, shall survive the Closing, and each shall terminate and expire upon the occurrence of the Merger (and there shall be no liability after the Closing in respect thereof), except for (a) those covenants and agreements contained herein that by their terms expressly apply in whole or in part after the Closing, and then there shall be liability therefor only with respect to any breaches occurring after the Closing and (b) this Article 13.

Section 13.18.   Conflicts and Privilege.

(a)   New PubCo, SPAC and the Target Companies, on behalf of their respective successors and assigns (including, after the Closing, the Surviving Company), hereby agree that, in the event a dispute with respect to this Agreement or the Transactions arises after the Closing between or among (i) the Sponsor, the Surviving Company, shareholders or holders of other equity interests of SPAC or the Sponsor, and/or any of their respective directors, members, partners, officers, employees or Affiliates (other than the Surviving Company) (collectively, the “SPAC Group”), on the one hand, and (ii) New PubCo, Merger Sub, the Target Companies and/or any other member of the Target Company Group (as defined below), on the other hand, any legal counsel, including Latham & Watkins LLP (“Latham”), that represented SPAC and/or the Sponsor prior to the Closing may represent the Sponsor and/or any other member of SPAC Group, in such dispute even though the interests of such Persons may be directly adverse to the Surviving Company or New PubCo, and even though such counsel may have represented SPAC in a matter substantially related to such dispute, or may be handling ongoing matters for the Surviving Company and/or the Sponsor. New PubCo, SPAC and the Target Companies, on behalf of their respective successors and assigns, further agree that, as to all legally privileged communications prior to the Closing (made in connection with the negotiation, preparation, execution, delivery and performance under, or any dispute or Action arising out of or relating to, this Agreement, any Ancillary Agreements or the Transactions) between or among SPAC, the Sponsor and/or any other member of SPAC Group, on the one hand, and Latham, on the other hand, the attorney/client privilege and the expectation of client confidence shall survive the Merger and belong to Sponsor after the Closing, and shall not pass to or be claimed or controlled by the Surviving Company. Notwithstanding the foregoing, any privileged communications or information shared by the Target Companies prior to the Closing with SPAC or the Sponsor under a common interest agreement shall remain the privileged communications or information of the Target Companies and shall not be used by the SPAC Group against the Target Company Group, as subsequently defined, in connection with any dispute among the Parties.

(b)   SPAC, New PubCo and the Target Companies, on behalf of their respective successors and assigns (including, after the Closing, the Surviving Company), hereby agree that, in the event a dispute with respect to this Agreement or the Transactions arises after the Closing between or among (i) the shareholders or holders of other equity interests of the Target Companies, New PubCo, the Surviving Company and/or any of their respective directors, members, partners, officers, employees or Affiliates, on the one hand, and (ii) any member of SPAC Group, on the other hand, any legal counsel, including Taft Stettinius & Hollister LLP (“Taft”) that represented the Target Companies prior to the Closing may represent any member of the Target Company Group in such dispute even though the interests of such Persons may be directly adverse to SPAC Group, and even though such counsel may have represented SPAC and/or the Target Companies in a matter substantially related to such dispute, or may be handling ongoing matters for the Surviving

Company, and further agree that, as to all legally privileged communications prior to the Closing (made in connection with the negotiation, preparation, execution, delivery and performance under, or any dispute or Action arising out of or relating to, this Agreement, any Ancillary Agreements or the Transactions) between or among the Target Companies and/or any member of the Target Company Group, on the one hand, and Taft, on the other hand, the attorney/client privilege and the expectation of client confidence shall survive the Merger and belong to the Target Company Group after the Closing, and shall not pass to or be claimed or controlled by the Surviving Company. Notwithstanding the foregoing, any privileged communications or information shared by SPAC prior to the Closing with the Target Companies under a common interest agreement shall remain the privileged communications or information of SPAC, and controlled by Sponsor, and shall not be used by the Target Company Group against the SPAC Group in connection with any dispute among the Parties.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the Parties have hereunto caused this Agreement to be duly executed as of the date first above written.

SPAC:

EVEREST CONSOLIDATOR
ACQUISITION CORPORATION

By:	/s/ Adam Dooley
	Name:	Adam Dooley
	Title:	Chief Executive Officer

[Signature Page to Business Combination Agreement]

New PubCo:

UNIFUND FINANCIAL TECHNOLOGIES, INC.

By:	/s/ David G. Rosenberg
	Name:	David G. Rosenberg
	Title:	President

[Signature Page to Business Combination Agreement]

Merger Sub:

UNIFUND MERGER SUB INC.

By:	/s/ David G. Rosenberg
	Name:	David G. Rosenberg
	Title:	President

[Signature Page to Business Combination Agreement]

Holdings:

UNIFUND HOLDINGS, LLC

By:	/s/ David G. Rosenberg
	Name:	David G. Rosenberg
	Title:	President

[Signature Page to Business Combination Agreement]

CCRF:

CREDIT CARD RECEIVABLES FUND INCORPORATED.

By:	/s/ David G. Rosenberg
	Name:	David G. Rosenberg
	Title:	President

[Signature Page to Business Combination Agreement]

USV:

USV, LLC

By:	/s/ David G. Rosenberg
	Name:	David G. Rosenberg
	Title:	President

[Signature Page to Business Combination Agreement]

Solely for the purposes of Sections 10.4, 10.12, 12.3, 13.6 and 13.16,

SPONSOR:

EVEREST CONSOLIDATOR SPONSOR, LLC

By: Belay Associates, LLC, its Managing Member

By:	/s/Adam Dooley
	Name:	Adam Dooley
	Title:	Manager

[Signature Page to Business Combination Agreement]

Exhibit A

Reorganization Steps

[Attached]

Exhibit B

Form of Registration Rights and Lock-up Agreement

[Attached]

Exhibit C

Form of Amended and Restated Certificate of Incorporation of New PubCo

[Attached]

Exhibit D

Form of Amended and Restated Bylaws of New PubCo

[Attached]

Annex I

Target Company Group Prior to the Reorganization

[Attached]